   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1998.


                                            REGISTRATION STATEMENT NO. 333-39813
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                B&G FOODS, INC.

             (Exact Name of Registrant as specified in its charter)

            DELAWARE                            2035                           13-3916496
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                            ------------------------

                             426 EAGLE ROCK AVENUE
                               ROSELAND, NJ 07068
                                 (201) 228 2500
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                         ------------------------------

                   SEE TABLE OF ADDITIONAL REGISTRANTS BELOW
                            ------------------------

                                DAVID L. WENNER
                             426 EAGLE ROCK AVENUE
                               ROSELAND, NJ 07068
                                 (201) 228 2500
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                         ------------------------------

                                With a copy to:
                             GLYNDWR P. LOBO, ESQ.
                             DECHERT PRICE & RHOADS
                              30 ROCKEFELLER PLAZA
                               NEW YORK, NY 10112
                                 (212) 698-3500
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General
                  Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
             TITLE OF EACH CLASS OF                   AMOUNT TO BE          OFFERING           AGGREGATE          REGISTRATION
           SECURITIES TO BE REGISTERED                 REGISTERED        PRICE PER UNIT      OFFERING PRICE          FEE(1)
           9 5/8% Senior Subordinated
                 Notes due 2007                       $120,000,000            100%          $120,000,000(2)        $36,364(3)
              Subsidiary Guarantees                   $120,000,000             --                  --                  --

(1) Calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

(2) Estimated solely for purposes of calculating the registration fee.

(3) Previously paid.
                         ------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                B&G FOODS, INC.
                        TABLE OF ADDITIONAL REGISTRANTS

                                                               PRIMARY STANDARD          IRS
                                                                  INDUSTRIAL          EMPLOYER
                                               STATE OF         CLASSIFICATION      IDENTIFICATION  REGISTRATION
NAME                                         INCORPORATION       CODE NUMBER             NO.        STATEMENT NO.
-------------------------------------------  -------------  ----------------------  -------------  ---------------
BGH Holdings, Inc. ........................    Delaware              6719            36-3867424     333-39813-04
Bloch & Guggenheimer, Inc. ................    Delaware              2035            11-2704725     333-39813-05
Burns & Ricker, Inc. ......................    Delaware              2052            22-2780678     333-39813-07
Trappey's Fine Foods, Inc. ................    Delaware        2099, 2035, 2033      22-2934591     333-39813-02
Roseland Distribution Company..............    Delaware              4225            22-3213725     333-39813-08
RWBV Acquisition Corp. ....................    Delaware              2099            22-3518822     333-39813-10

    The address, including zip code, and telephone number, including area code, of the principal offices of the additional registrants listed above (the "Additional Registrants") is: 426 Eagle Rock Avenue, Roseland, NJ 07068; the telephone number at that address is (201) 228-2500.

    Effective January 3, 1998, BRH Holdings, Inc. (Registration No. 333-3813-06), JEM Brands, Inc. (Registration No. 333-39813-03), Roseland Manufacturing, Inc. (Registration No. 333-39813-09), and RWBV Brands Company (Registration No. 333-39813-01) merged with and into certain of the other Additional Registrants and their separate corporate existence ceased to exist as of such date.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 4, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                               OFFER TO EXCHANGE
                   9 5/8% SENIOR SUBORDINATED NOTES DUE 2007
                              FOR ALL OUTSTANDING
                   9 5/8% SENIOR SUBORDINATED NOTES DUE 2007
                                       OF
                                B&G FOODS, INC.
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
              NEW YORK CITY TIME, ON       , 1998, UNLESS EXTENDED
                             ---------------------

    THE NOTES (AS DEFINED) ARE AND WILL BE SUBORDINATE TO ALL OF THE CURRENT AND FUTURE SENIOR DEBT (AS DEFINED) OF THE COMPANY AND WILL BE EFFECTIVELY SUBORDINATE TO ALL OF THE INDEBTEDNESS OF THE GUARANTORS (AS DEFINED). NEITHER THE COMPANY NOR ANY GUARANTOR HAS ISSUED, AND DOES NOT HAVE ANY CURRENT FIRM ARRANGEMENTS TO ISSUE, ANY SIGNIFICANT ADDITIONAL INDEBTEDNESS TO WHICH THE NOTES WOULD BE SENIOR.

    B&G FOODS, INC., A DELAWARE CORPORATION ("B&G" OR THE "COMPANY"), HEREBY OFFERS TO EXCHANGE AN AGGREGATE PRINCIPAL AMOUNT OF UP TO $120,000,000 OF ITS
9 5/8% SENIOR SUBORDINATED NOTES DUE 2007 (THE "NEW NOTES") FOR A LIKE PRINCIPAL AMOUNT OF ITS 9 5/8% SENIOR SUBORDINATED NOTES DUE 2007 (THE "EXISTING NOTES") OUTSTANDING ON THE DATE HEREOF UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS PROSPECTUS AND IN THE ACCOMPANYING LETTER OF TRANSMITTAL (THE "LETTER OF TRANSMITTAL" AND, TOGETHER WITH THIS PROSPECTUS, THE "EXCHANGE OFFER"). THE NEW NOTES AND THE EXISTING NOTES ARE HEREINAFTER COLLECTIVELY REFERRED TO AS THE "NOTES." THE TERMS OF THE NEW NOTES ARE IDENTICAL IN ALL MATERIAL RESPECTS TO THOSE OF THE EXISTING NOTES, EXCEPT THAT (I) THE EXCHANGE WILL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND HENCE THE NEW NOTES WILL NOT BEAR LEGENDS RESTRICTING THE TRANSFER THEREOF, AND (II) HOLDERS OF THE NEW NOTES WILL NOT BE ENTITLED TO CERTAIN RIGHTS OF HOLDERS OF THE EXISTING NOTES UNDER THE REGISTRATION RIGHTS AGREEMENT (AS DEFINED), WHICH RIGHTS WILL TERMINATE UPON THE CONSUMMATION OF THE EXCHANGE OFFER. THE NEW NOTES WILL BE ISSUED PURSUANT TO, AND WILL BE ENTITLED TO THE BENEFITS OF, THE INDENTURE (AS DEFINED) GOVERNING THE EXISTING NOTES.

    THE NEW NOTES WILL BEAR INTEREST FROM AND INCLUDING THE DATE OF CONSUMMATION OF THE EXCHANGE OFFER. INTEREST ON THE NEW NOTES WILL BE PAYABLE SEMI-ANNUALLY ON FEBRUARY 1 AND AUGUST 1 OF EACH YEAR, COMMENCING FEBRUARY 1, 1998. ADDITIONALLY, INTEREST ON THE NEW NOTES WILL ACCRUE FROM THE LAST INTEREST PAYMENT DATE ON WHICH INTEREST WAS PAID ON THE EXISTING NOTES SURRENDERED IN EXCHANGE THEREFOR OR, IF NO INTEREST HAS BEEN PAID ON THE EXISTING NOTES, FROM THE DATE OF ORIGINAL ISSUE OF THE EXISTING NOTES. HOLDERS WHOSE EXISTING NOTES ARE ACCEPTED FOR EXCHANGE WILL BE DEEMED TO HAVE WAIVED THE RIGHT TO RECEIVE ANY INTEREST ACCRUED ON THE EXISTING NOTES.

    THE NOTES WILL MATURE ON AUGUST 1, 2007. THE NOTES WILL BE REDEEMABLE AT THE OPTION OF THE COMPANY, IN WHOLE OR IN PART, ON OR AFTER AUGUST 1, 2002, OR EARLIER AT THE OPTION OF THE COMPANY UPON A CHANGE OF CONTROL (AS DEFINED) AT THE REDEMPTION PRICES SET FORTH HEREIN, PLUS ACCRUED AND UNPAID INTEREST, IF ANY, TO THE DATE OF REDEMPTION. IN ADDITION, AT ANY TIME PRIOR TO AUGUST 1, 2000, THE COMPANY, MAY, IN ITS DISCRETION, REDEEM UP TO 35% OF THE ORIGINAL AGGREGATE PRINCIPAL AMOUNT OF THE NOTES AT A REDEMPTION PRICE EQUAL TO 109.625% OF THE PRINCIPAL AMOUNT THEREOF, PLUS ACCRUED AND UNPAID INTEREST AND LIQUIDATED DAMAGES (AS DEFINED), IF ANY, TO THE DATE OF REDEMPTION, WITH THE NET PROCEEDS OF ONE OR MORE PUBLIC EQUITY OFFERINGS (AS DEFINED); PROVIDED THAT AT LEAST 65% OF THE ORIGINAL AGGREGATE PRINCIPAL AMOUNT OF THE NOTES REMAINS OUTSTANDING IMMEDIATELY AFTER EACH SUCH REDEMPTION.


    THE INDENTURE PROVIDES CERTAIN PROTECTIONS TO HOLDERS OF NOTES UPON A CHANGE OF CONTROL. UPON THE OCCURRENCE OF A CHANGE OF CONTROL, (I) THE COMPANY WILL HAVE THE OPTION, AT ANY TIME ON OR PRIOR TO AUGUST 1, 2002, TO REDEEM THE NOTES, IN WHOLE BUT NOT IN PART, AT A REDEMPTION PRICE EQUAL TO 100% OF THE PRINCIPAL AMOUNT THEREOF PLUS THE APPLICABLE PREMIUM (AS DEFINED), PLUS ACCRUED AND UNPAID INTEREST AND LIQUIDATED DAMAGES, IF ANY, TO THE DATE OF REDEMPTION AND (II) IF THE COMPANY DOES NOT SO REDEEM THE NOTES OR IF SUCH CHANGE OF CONTROL OCCURS AFTER AUGUST 1, 2002, THE COMPANY WILL BE REQUIRED TO MAKE AN OFFER TO REPURCHASE THE NOTES AT A PRICE EQUAL TO 101% OF THE PRINCIPAL AMOUNT THEREOF, TOGETHER WITH ACCRUED AND UNPAID INTEREST AND LIQUIDATED DAMAGES, IF ANY, TO THE DATE OF REPURCHASE. THERE CAN BE NO ASSURANCE THAT THE COMPANY AND THE GUARANTORS WOULD HAVE SUFFICIENT FUNDS TO REPURCHASE THE NOTES. SEE "RISK FACTORS--CHANGE OF CONTROL" AND "DESCRIPTION OF THE NOTES." THE INDENTURE DOES NOT NECESSARILY AFFORD PROTECTION TO HOLDERS OF NOTES WITH RESPECT TO A HIGHLY LEVERAGED TRANSACTION THAT DOES NOT RESULT IN A CHANGE OF CONTROL.


    THE COMPANY HAS NO OPERATIONS OF ITS OWN AND DERIVES SUBSTANTIALLY ALL OF ITS REVENUES FROM ITS SUBSIDIARIES. HOLDERS OF INDEBTEDNESS OF SUBSIDIARIES OF THE COMPANY WOULD BE ENTITLED TO REPAYMENT OF SUCH INDEBTEDNESS FROM THE ASSETS OF THE AFFECTED SUBSIDIARIES BEFORE SUCH ASSETS WERE MADE AVAILABLE FOR DISTRIBUTION WITHIN THE LIMITS SET FORTH IN THE INDENTURE TO THE COMPANY.


    THE NEW NOTES WILL BE GENERAL UNSECURED OBLIGATIONS OF THE COMPANY SUBORDINATE IN RIGHT OF PAYMENT TO ALL EXISTING AND FUTURE SENIOR DEBT OF THE COMPANY. AS OF SEPTEMBER 27, 1997, THE COMPANY HAD APPROXIMATELY $1.4 MILLION OF SENIOR DEBT OUTSTANDING (EXCLUSIVE OF AN UNUSED COMMITMENT OF UP TO $50.0 MILLION UNDER THE NEW CREDIT FACILITY (AS DEFINED)). THE GUARANTORS (AS DEFINED) WILL, JOINTLY AND SEVERALLY, AND FULLY AND UNCONDITIONALLY, GUARANTEE THE NEW NOTES. THE SUBSIDIARY GUARANTEES (AS DEFINED) WILL BE JUNIOR AND SUBORDINATE IN RIGHT OF PAYMENT TO ALL EXISTING AND FUTURE SENIOR DEBT AND ADDITIONAL LIABILITIES (INCLUDING TRADE PAYABLES, ACCRUED EXPENSES, AMOUNTS DUE TO RELATED PARTIES, DEFERRED INCOME TAXES AND OTHER LIABILITIES) OF THE GUARANTORS, WHICH AGGREGATED APPROXIMATELY $42.8 MILLION AS OF SEPTEMBER 27, 1997. NEITHER THE COMPANY NOR ANY OF THE GUARANTORS HAS ANY CURRENT OR PENDING ARRANGEMENT OR AGREEMENT TO INCUR ANY ADDITIONAL SIGNIFICANT INDEBTEDNESS TO WHICH THE NOTES OR THE SUBSIDIARY GUARANTEES WOULD BE SUBORDINATE OR RANK PARI PASSU IN RIGHT OF PAYMENT. SEE "DESCRIPTION OF THE NOTES-- SUBORDINATION" AND "CAPITALIZATION." THE INDENTURE RESTRICTS THE AMOUNT OF ADDITIONAL INDEBTEDNESS (AS DEFINED) THAT MAY BE INCURRED BY THE COMPANY. SEE "DESCRIPTION OF THE NOTES--CERTAIN COVENANTS--INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK."


    THE NEW NOTES ARE BEING OFFERED HEREUNDER IN ORDER TO SATISFY CERTAIN OBLIGATIONS OF THE COMPANY AND THE GUARANTORS CONTAINED IN THE REGISTRATION RIGHTS AGREEMENT, DATED AS OF AUGUST 11, 1997 (THE "REGISTRATION RIGHTS AGREEMENT"), BY AND BETWEEN THE COMPANY, THE GUARANTORS, AND LEHMAN BROTHERS AND LAZARD FRERES & CO. INC. LLC (THE "INITIAL PURCHASERS") WITH RESPECT TO THE INITIAL SALE OF THE EXISTING NOTES.

    THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE EXCHANGE OFFER. THE COMPANY WILL PAY ALL THE EXPENSES INCIDENT TO THE EXCHANGE OFFER. TENDERS OF EXISTING NOTES PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE (AS DEFINED). IN THE EVENT THE COMPANY TERMINATES THE EXCHANGE OFFER AND DOES NOT ACCEPT FOR EXCHANGE ANY EXISTING NOTES WITH RESPECT TO THE EXCHANGE OFFER, THE COMPANY WILL PROMPTLY RETURN SUCH EXISTING NOTES TO THE HOLDERS THEREOF. SEE "THE EXCHANGE OFFER."

                                                   (CONTINUED ON FOLLOWING PAGE)
                         ------------------------------


    SEE "RISK FACTORS" COMMENCING ON PAGE 12 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY HOLDERS OF EXISTING NOTES IN CONNECTION WITH THE EXCHANGE OFFER.

                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           --------------------------

The date of this Prospectus is       , 1998

    THE COMPANY IS OFFERING THE NEW NOTES IN RELIANCE ON CERTAIN INTERPRETIVE LETTERS ISSUED BY THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") TO THIRD PARTIES IN UNRELATED TRANSACTIONS. BASED ON SUCH INTERPRETIVE LETTERS, THE COMPANY IS OF THE VIEW THAT THE NEW NOTES ISSUED PURSUANT TO THIS EXCHANGE OFFER IN EXCHANGE FOR EXISTING NOTES MAY BE OFFERED FOR RESALE, RESOLD AND OTHERWISE TRANSFERRED BY A HOLDER THEREOF (OTHER THAN (I) A BROKER-DEALER WHO PURCHASES SUCH NEW NOTES DIRECTLY FROM THE COMPANY TO RESELL PURSUANT TO RULE 144A OR ANY OTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT OR (II) A PERSON THAT IS AN AFFILIATE OF THE COMPANY WITHIN THE MEANING OF RULE 405 UNDER THE SECURITIES ACT), WITHOUT COMPLIANCE WITH THE REGISTRATION AND PROSPECTUS DELIVERY PROVISIONS OF THE SECURITIES ACT, PROVIDED THAT THE HOLDER IS ACQUIRING THE NEW NOTES IN THE ORDINARY COURSE OF ITS BUSINESS AND IS NOT PARTICIPATING, AND HAD NO ARRANGEMENT OR UNDERSTANDING WITH ANY PERSON TO PARTICIPATE, IN THE DISTRIBUTION OF THE NEW NOTES, AND THAT SUCH HOLDER IS NOT ENGAGED IN AND DOES NOT INTEND TO ENGAGE IN A DISTRIBUTION OF THE NOTES. HOLDERS OF EXISTING NOTES WISHING TO ACCEPT THE EXCHANGE OFFER MUST REPRESENT TO THE COMPANY, AS REQUIRED BY THE REGISTRATION RIGHTS AGREEMENT, THAT SUCH CONDITIONS HAVE BEEN MET. EACH BROKER-DEALER THAT RECEIVES THE NEW NOTES FOR ITS OWN ACCOUNT IN EXCHANGE FOR THE EXISTING NOTES, WHERE SUCH EXISTING NOTES WERE ACQUIRED BY SUCH BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES, MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF SUCH NEW NOTES. THE COMPANY BELIEVES THAT NONE OF THE REGISTERED HOLDERS OF THE EXISTING NOTES IS AN AFFILIATE (AS SUCH TERM IS DEFINED IN RULE 405 UNDER THE SECURITIES ACT) OF THE COMPANY.

    THE EXISTING NOTES ARE CURRENTLY ELIGIBLE FOR TRADING IN THE PRIVATE OFFERINGS, RESALES AND TRADING THROUGH AUTOMATED LINKAGES ("PORTAL") MARKET. FOLLOWING COMMENCEMENT OF THE EXCHANGE OFFER BUT PRIOR TO ITS CONSUMMATION, THE EXISTING NOTES MAY CONTINUE TO BE TRADED IN THE PORTAL MARKET. FOLLOWING CONSUMMATION OF THE EXCHANGE OFFER, THE NEW NOTES WILL NOT BE ELIGIBLE FOR PORTAL TRADING. THE COMPANY CURRENTLY DOES NOT INTEND TO LIST THE NEW NOTES ON ANY SECURITIES EXCHANGE OR TO SEEK APPROVAL FOR QUOTATION THROUGH ANY AUTOMATED QUOTATION SYSTEM, AND NO ACTIVE PUBLIC MARKET FOR THE NEW NOTES IS CURRENTLY ANTICIPATED. THERE CAN BE NO ASSURANCE THAT AN ACTIVE PUBLIC MARKET FOR THE NEW NOTES WILL DEVELOP. SEE "RISK FACTORS--ABSENCE OF PUBLIC MARKET FOR THE NOTES."

    EACH BROKER-DEALER THAT RECEIVES NEW NOTES FOR ITS OWN ACCOUNT PURSUANT TO THE EXCHANGE OFFER MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF SUCH NEW NOTES. THE LETTER OF TRANSMITTAL STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH RESALES OF NEW NOTES RECEIVED IN EXCHANGE FOR EXISTING NOTES WHERE SUCH EXISTING NOTES WERE ACQUIRED BY SUCH BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. THE COMPANY HAS INDICATED ITS INTENTION TO MAKE THIS PROSPECTUS (AS IT MAY BE AMENDED OR SUPPLEMENTED) AVAILABLE TO ANY BROKER-DEALER FOR USE IN CONNECTION WITH ANY SUCH RESALE FOR A PERIOD OF ONE YEAR FOLLOWING THE EFFECTIVE DATE (AS DEFINED). SEE "PLAN OF DISTRIBUTION."

    THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM PRINCIPAL AMOUNT OF EXISTING NOTES BEING TENDERED FOR EXCHANGE PURSUANT TO THE EXCHANGE OFFER.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF EXISTING NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Notes offered hereby (the "Registration Statement"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits thereto, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is: http://www.sec.gov.

    As a result of the Exchange Offer, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. In the event the Company ceases to be subject to the informational requirements of the Exchange Act, the Company has agreed that, so long as any Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and distribute to holders of the Notes, copies of the financial information that would have been contained in such annual reports and quarterly reports, including management's discussion and analysis of financial condition and results of operations, that would have been required to be filed with the Commission pursuant to the Exchange Act. The Company will also furnish such other reports as it may determine or as may be required by law.

                            ------------------------

    All statements other than statements of historical facts included in this Prospectus, including, without limitation, the statements under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein regarding industry prospects and the Company's financial position are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in the Prospectus, including, without limitation, in conjunction with the forward-looking statements in this Prospectus under "Risk Factors."

    All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                   CERTAIN DEFINITIONS AND MARKET SHARE DATA


    Unless the context otherwise requires, (i) the term "Management" refers to the management team of the Company and (ii) references to a "product" mean a specific stock keeping unit. Market category and segment data compiled by the Company from industry monitoring organizations, which data the Company believes to be reliable, reflect grocery sales for the U.S. markets for the 52-week periods as follows: (i) the period ending June 7, 1997 for B&G Pickle and Pepper Products and the Baked Snack Products (each as defined); (ii) the period ending September 27, 1997 for B&G peppers; (iii) the period ending October 12, 1997 for REGINA wine vinegar, VERMONT MAID syrup, BRER RABBIT molasses and RED DEVIL hot sauce; and (iv) the period ending March 30, 1997 for WRIGHT'S liquid smoke. Unless otherwise indicated, all statements in this Prospectus regarding market share and brand position are measured by retail dollar share.


    B&G-REGISTERED TRADEMARK-, B&G SANDWICH TOPPERS-REGISTERED TRADEMARK-, BRER RABBIT-REGISTERED TRADEMARK-, BURNS & RICKER-REGISTERED TRADEMARK-, NEW YORK STYLE-REGISTERED TRADEMARK-, REGINA-REGISTERED TRADEMARK-, VERMONT MAID-REGISTERED TRADEMARK- and WRIGHT'S-REGISTERED TRADEMARK- are registered trademarks of the Company. BAGEL CHIPMIX-TM-, BLOCH & GUGGENHEIMER-TM-, SAN-DEL-TM- and SANDWICH TOPPERS-TM- are trademarks of the Company. BULL'S-TM-, DULCITO-REGISTERED TRADEMARK-, RED DEVIL-TM-, TRAPPEY'S-REGISTERED TRADEMARK-and TRAPPEY'S LOUISIANA HOT SAUCE-TM- are trademarks or registered trademarks of Trappey's Fine Foods, Inc. POLANER-REGISTERED TRADEMARK- and POLANER ALL-FRUIT-REGISTERED TRADEMARK- are registered trademarks of International Home Foods, Inc.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING NOTES THERETO) INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO THE "COMPANY" ARE TO B&G FOODS, INC. AND ITS SUBSIDIARIES. THIS PROSPECTUS CONTAINS FORWARD-LOOKING INFORMATION THAT INVOLVES RISKS AND UNCERTAINTIES, AND SUCH INFORMATION IS SUBJECT TO THE ASSUMPTIONS SET FORTH IN CONNECTION THEREWITH AND THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN. HOLDERS OF EXISTING NOTES SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

OVERVIEW


    The Company manufactures, markets and distributes a diversified portfolio of shelf-stable branded food products with leading regional or national retail market positions. In general, the Company positions its retail branded products to appeal to the consumer desiring a high quality and reasonably priced branded product. In its relevant regional or national retail markets, the Company holds the number one position in six of its eight branded product categories. The Company's sales of branded retail products are complemented by growing food service sales with strong brand identity. For the fiscal year ended December 28, 1996, the Company's Pro Forma 1996 (as defined in "Pro Forma Condensed Consolidated Financial Data") net sales and EBITDA would have been $175.7 million and $21.9 million, respectively.


    The Company groups its products as follows: (i) pickles, relishes, peppers, olives and other specialty products under the BLOCH & GUGGENHEIMER, SAN-DEL and private label brands (collectively, "B&G Pickle and Pepper Products") (28% of Pro Forma 1996 net sales); (ii) bagel chips and other baked snack products under the BURNS & RICKER and NEW YORK STYLE brands (collectively, "Baked Snack Products") (17% of Pro Forma 1996 net sales); (iii) the REGINA wine vinegars and cooking wines, WRIGHT'S liquid smoke hickory flavoring, BRER RABBIT molasses and VERMONT MAID syrup brands acquired from Nabisco, Inc. (collectively, the "Nabisco Brands") (16% of Pro Forma 1996 net sales); (iv) TRAPPEY'S shelf-stable peppers and RED DEVIL and other branded hot sauce products (collectively, the "Trappey's Brands" and, together with the Nabisco Brands, the "Acquired Brands") acquired from E. McIlhenny's Son Corporation ("McIlhenny"), the maker of TABASCO-Registered Trademark- pepper sauce (10% of Pro Forma 1996 net sales); and (v) POLANER ALL-FRUIT and other products (collectively, "IHF Products") produced and/or distributed for International Home Foods, Inc. ("IHF") (29% of Pro Forma 1996 net sales). See "Business--Company Overview" and "Business-- Products and Markets."

    The Company manages its sales and distribution systems based upon the channels through which its products are sold. The Company's Direct-Store-Door ("DSD") sales and distribution system sells and distributes the B&G Pickle and Pepper Products and the IHF Products to over 2,200 store locations throughout the Northeast, with heavy concentration in the greater New York metropolitan area. For further discussion of the Company's DSD sales and distribution system, see "--Strong Regional Sales and Distribution System" and "Business--Marketing, Sales and Distribution--Direct-Store-Door (DSD)." The Company's national sales and distribution system markets (i) the Baked Snack Products to deli wholesalers and distributors through a nationwide deli broker network and (ii) the Nabisco Brands and certain of the B&G Pickle and Pepper Products through a national grocery broker network. The Company's food service business sells and distributes branded food service products through national and regional wholesalers and distributors which serve national and regional food service customers. For further discussion of the Company's distribution system, see "Business--Marketing, Sales and Distribution."

COMPETITIVE STRENGTHS

    Management believes that the following factors contribute to the Company's position as a market leader in its competitive areas and will be the foundation for the Company's strategy:

    LEADING MARKET POSITIONS. In its relevant regional or national retail markets, the Company holds the number one position (based on retail dollar share) in six of its eight branded product categories. The B&G branded shelf-stable pickle and pepper products are the market leaders in the greater New York metropolitan area. The Company's BURNS & RICKER and NEW YORK STYLE brands have a combined 86% national retail market share of the bagel chip category. REGINA wine vinegars are the national leader in the retail wine and flavored vinegar category. WRIGHT'S holds the number one national retail market position in the liquid smoke flavoring category. VERMONT MAID is the number one brand of syrup in the greater Boston area.

                 RETAIL MARKET POSITION OF THE COMPANY'S BRANDS

                                                                                       RETAIL MARKET SHARE(1)
                                                                              ----------------------------------------
BRAND                                                CATEGORY                     SHARE POSITION         PERCENTAGE
-------------------------------------  -------------------------------------  -----------------------  ---------------
B&G PICKLE AND PEPPER PRODUCTS:
Bloch & Guggenheimer.................  Shelf-stable Pickles and Relishes....    #1 Greater NY Metro              32%
Bloch & Guggenheimer.................  Shelf-stable Peppers.................    #1 Greater NY Metro              35%
                                                                                  #3 National(2)                 10%
BAKED SNACK PRODUCTS:
Burns & Ricker.......................  Bagel Chips..........................        #1 National                  45%
New York Style.......................  Bagel Chips..........................        #2 National                  41%
  Combined brands....................  Bagel Chips..........................        #1 National                  86%

NABISCO BRANDS:
Regina...............................  Wine and Flavored Vinegar............        #1 National                  11%
Wright's.............................  Liquid Smoke.........................        #1 National                  45%
Vermont Maid.........................  Syrup................................     #1 Greater Boston               16%
Brer Rabbit..........................  Molasses.............................        #2 National                  21%

TRAPPEY'S BRANDS:
Red Devil and other..................  Hot Sauce............................        #6 National                   6%

------------------------

(1)  Based on retail dollar share.

(2)  Includes TRAPPEY'S branded peppers.

    STRONG REGIONAL SALES AND DISTRIBUTION SYSTEM. Management believes that the DSD sales and distribution system provides a competitive advantage compared to the other food producers which market through independent brokers. Unlike distribution systems which rely on independent brokers to market to large grocery chains and deliver inventory directly to central warehouses which service many stores, the DSD system requires the Company's sales representatives to visit each individual store on a weekly basis. The DSD sales representatives provide these stores with inventory control and value-added delivery services, such as stocking shelves and delivering promotional displays. The direct delivery of products through the Company's DSD system also allows the Company to stock shelves with products having comparatively smaller retail sales, such as bottled onions, which normally would be sold through a specialty foods broker/distributor. Management believes that it is the regular personal interaction between the

Company's DSD sales representatives and the management of the individual stores that provides the key competitive advantage of the DSD sales and distribution system. Management believes the DSD system of selling and distributing products has allowed it to achieve leading retail market shares in its core regional markets for both the B&G Pickle and Pepper Products and the POLANER ALL-FRUIT products. See "--Business Strategy--Leverage DSD Sales and Distribution System" and "Business--Marketing, Sales and Distribution--Direct-Store-Door (DSD)."

    EXPERIENCED MANAGEMENT TEAM. The Company's management team has demonstrated its ability to (i) operate successfully in a leveraged environment as part of Specialty Foods (as defined, see "--Company History"), (ii) grow the core pickle and pepper products business from $38.1 million in net sales and $3.3 million in Adjusted EBITDA (as defined, see "Selected Historical Financial and Other Data") in 1992 to $48.8 million in net sales and $4.5 million in Adjusted EBITDA in 1996, (iii) assume control of and restructure the BURNS & RICKER bagel chip business and acquire and consolidate the NEW YORK STYLE bagel chip business, increasing Adjusted EBITDA for the Baked Snack Products business from $1.0 million in 1993 to $4.5 million in 1996, and (iv) develop and expand successfully the POLANER ALL-FRUIT products into national distribution, achieving sales of $29.6 million in 1992, and subsequently realizing significant value through the sale of the POLANER business to IHF in 1993. For additional information relating to the background of the senior management, see "Management--Directors and Executive Officers."

BUSINESS STRATEGY

    The Company's goal is to increase its sales and profitability by enhancing its portfolio of branded shelf-stable products and by capitalizing on its competitive strengths to realize the benefits of combining the B&G products with the Acquired Brands. The Company intends to implement its strategy through the following initiatives:

    ENHANCE OPERATION OF THE ACQUIRED BRANDS. The Company's objective is to renew the growth and enhance the profitability of the Acquired Brands. Management believes there is significant growth potential in the Acquired Brands due to a lack of focused management and marketing support from their prior corporate owners who concentrated their resources on dominant national brands. Management plans to enhance the operations of the Acquired Brands by providing increased management attention as part of a portfolio of related products of comparable size, with dedicated sales personnel, focused marketing programs and strategically timed new product initiatives.

    LEVERAGE DSD SALES AND DISTRIBUTION SYSTEM. The Company's extensive and focused DSD sales and distribution system, concentrated in the greater New York metropolitan area, is one of its primary competitive strengths, providing it with strong relationships at the food retailer level, superior store penetration and preferred shelf product placement. This sales and distribution system also enables the Company to introduce and sell new products effectively to its existing grocery customers at a lower cost of introduction to the Company. The Company has begun to capitalize on this competitive strength by selling and distributing the Acquired Brands in the greater New York metropolitan area through its existing DSD sales and distribution system. Similarly, the Company recently completed the process of moving its Baked Snack Products into the DSD sales and distribution system. Management believes that distributing the other Acquired Brands and Baked Snack Products, and any future products, through the DSD sales and distribution system will, in turn, enhance the total DSD system by distributing costs over increased product volume. For further discussion of the DSD sales and distribution system, see "Business--Marketing, Sales and Distribution--Direct-Store-Door (DSD)."

    NATIONAL DISTRIBUTION OPPORTUNITIES. The Company has a portfolio of branded, national shelf-stable food products supported by a national sales and distribution network. The combination of the Acquired Brands with the Baked Snack Products and the B&G Pickle and Pepper products is expected to allow the Company to distribute the costs of a national sales force and broker network over increased product volume, reducing costs as a percentage of sales, and to realize distribution economies of scale and provide a national platform for new products and product line extensions. The Company believes that it will continue to increase the sales and expand the geographic presence of certain of its regional branded products through its national sales and distribution network, as evidenced by recent experience with its SANDWICH TOPPERS line. Utilizing the regional sales managers for this brand, the Company has expanded the distribution for all or part of the SANDWICH TOPPERS line into 16 grocery chains outside of its traditional regional market. These chains are comprised of over 2,700 individual stores, representing a sizable growth opportunity for the SANDWICH TOPPERS line.

    NEW PRODUCT INTRODUCTIONS AND LINE EXTENSIONS. Management believes that the Company's leading market positions, combined with the competitive strengths of its regional DSD sales and distribution system and national sales and distribution network, provide a strong platform for new product introductions and product line extensions. Management has demonstrated its prior experience in successfully introducing new products and product line extensions, including SANDWICH TOPPERS, the BURNS & RICKER fat-free products and the POLANER ALL-FRUIT line which was sold in 1993.

    EXPAND PRESENCE WITH MASS MERCHANTS AND OTHER NON-GROCERY MARKETS. Grocery retailers have been the traditional market for the Company's products. Management believes that there are certain non-grocery retail markets that have the potential to grow faster than the grocery retail industry as a whole and that these non-grocery markets present considerable growth opportunities for the Company's brands. These non-grocery retail markets include mass merchants, warehouse and club stores, convenience stores, drug stores and vending machines. For example, last spring the Company launched a new line of NEW YORK STYLE bagel chips in distinctive pillow-pack bags for distribution in these alternative channels. The Company sells these products to the Sam's Club division of Wal-Mart, Wal-Mart Supercenters, and the eastern region of Price/Costco. To date, the Company has also successfully completed trials of these products in Wal-Mart discount stores in three regions. The pillow-pack product has also been well received by national and regional drugstore and discount chains.

    COMPLETE SELECT ACQUISITIONS. Management believes that the Company's portfolio of branded food products, its highly effective DSD sales and distribution system and its experienced management team provide an attractive platform upon which to build a larger company focused on shelf-stable food products. The Company believes that many diversified food companies have undermanaged certain non-core or smaller brands, like the Nabisco Brands, as they have focused on their larger national brands. Similarly, many small food businesses lack the resources or the economies of scale to realize the growth potential of their brands. The Company plans to pursue select acquisitions of such brands when it believes it has an opportunity to enhance sales growth and operating performance through increased management focus and integration into the Company's administrative, manufacturing and distribution infrastructure (in particular, its DSD sales and distribution system and/or its national broker network). Management further believes that successful future acquisitions will, in turn, enhance the Company's portfolio of existing businesses by broadening the Company's product offerings. Furthermore, the Company believes that its existing DSD sales and distribution system can be enhanced through certain select acquisitions that include existing distribution networks that are contiguous or complementary with the Company's existing DSD markets, thereby expanding the geographic coverage of the Company's DSD sales and distribution organization. The Company currently has no pending negotiations, agreements, arrangements or understandings with respect to any material acquisitions.

OWNERSHIP AND MANAGEMENT

    The Company is indirectly owned by Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS") and certain members of the Company's management, including Leonard S. Polaner, David L. Wenner, Robert C. Cantwell, David H. Burke and James H. Brown. See "Management" and "Ownership of Capital Stock." BRS and these management members, and Alfred Poe, a director of the Company, own all of the outstanding capital stock of B&G Foods Holdings Corp. ("Holdings"), which in turn directly owns all of the outstanding capital stock of the Company. The Company is managed by an operating team led by Leonard S. Polaner, the Company's Chairman of the Board, and David L. Wenner, the Company's President and Chief Executive Officer.

    BRS is a private equity investment firm with approximately $400 million of committed capital. The principals of BRS--Bruce C. Bruckmann, Harold O. Rosser II, Stephen C. Sherrill and Stephen F. Edwards--are former senior officers of Citicorp Venture Capital, Ltd. ("Citicorp Venture Capital") where they worked from the mid 1980s until forming BRS in 1995. At Citicorp Venture Capital they were primarily responsible for 25 acquisitions. Since its inception, BRS has completed eight transactions including: B&G and the Nabisco Brands; Windy Hill Pet Food Company, Inc., a leading manufacturer of branded and private label dry pet food, and Windy Hill's acquisition of the pet food business of Hubbard Milling Company; and Jitney-Jungle Stores of America, Inc., the largest supermarket chain in Mississippi, which acquired Delchamps, Inc.

    Leonard S. Polaner, the Company's Chairman, has managed the Polaner family's fruit spread and wet spice business since 1956, overseeing the substantial growth of his namesake brand and its successful sale to American Home Food Products (now IHF). He has over 40 years of experience in the food industry and has headed B&G's management team since 1986. David L. Wenner, B&G's President and Chief Executive Officer, has over eight years of food industry experience. Since 1993, he has led and overseen all of the Company's growth, new product, cost reduction and acquisition initiatives. Members of the Company's senior management team all have extensive experience in operating consumer packaged food businesses in a leveraged environment.

    For additional information relating to the background of the senior management, see "Management--Directors and Executive Officers."

COMPANY HISTORY AND ORGANIZATION

    The Company was organized by BRS in November 1996 to acquire Bloch & Guggenheimer, Inc., Burns & Ricker, Inc. and certain related entities (the "B&G and B&R Acquisition") from Specialty Foods Corporation ("Specialty Foods") which is not an affiliate of the Company. The B&G and B&R Acquisition was consummated on December 27, 1996 as a stock purchase for aggregate consideration of approximately $70.0 million, including transaction costs.

    On June 17, 1997, the Company acquired certain assets relating to the Nabisco Brands (the "Nabisco Brands Acquisition"), including trademarks, inventory and certain equipment used to bottle the REGINA wine vinegars and cooking wines from Nabisco, which is not an affiliate of the Company. The aggregate consideration for the Nabisco Brands Acquisition was approximately $50.6 million in cash, including transaction costs. The Company also entered into a co-packing agreement with Nabisco under which Nabisco will continue to bottle the REGINA products until March 1998, and assumed certain co-packing contracts relating to the other Nabisco Brands. In addition, the Company entered into a transition services agreement with Nabisco, under which Nabisco provided certain sales and distribution support for the Nabisco Brands on a national basis through August 31, 1997. See "Business--Production and Facilities."

    Financing for the Nabisco Brands Acquisition, the refinancing of the indebtedness relating to the B&G and B&R Acquisition and certain related transaction fees and expenses was provided by borrowings under an $85.0 million Senior Secured Credit Facility among the Company, certain lenders and Heller Financial, Inc., as administrative agent (the "Prior Credit Facility"), and certain proceeds from the issuance by the Company of $23.0 million of 12% Senior Subordinated Notes (the "Interim Notes").

    On August 15, 1997, the Company's subsidiary BGH Holdings, Inc. ("BGH") acquired from McIlhenny (the "Trappey's Acquisition") all of the outstanding capital stock of JEM Brands, Inc. ("JEM"), the holding company of Trappey's Fine Foods, Inc. (together with JEM, "Trappey's"). As consideration for the outstanding capital stock of JEM, BGH paid to McIlhenny, which is not an affiliate of the Company, approximately $12.3 million in cash (the "Trappey's Purchase Price").

    The Company is a wholly owned subsidiary of Holdings, which in turn is wholly owned by BRS and members of Company management. See "--Ownership and Management." Each of the Company's operating subsidiaries is wholly owned, directly or indirectly, by the Company.

    In order to streamline the Company's structure, on January 3, 1998, certain of the Subsidiaries were consolidated with each other. Specifically, JEM merged with and into Trappey's Fine Foods, Inc., BRH Holdings, Inc. merged with and into Burns & Ricker, Inc., RWBV Brands Company merged with and into RWBV Acquisition Corp., and Roseland Manufacturing, Inc. merged with and into Roseland Distribution Company. In each case, the separate corporate existence of JEM, BRH Holding, Inc., RWBV Brands Company and Roseland Manufacturing, Inc. ceased at the time of its merger.

                                 THE FINANCING

    The Existing Notes were issued on August 11, 1997. The net proceeds from the sale of the Existing Notes were $116.4 million and were used (i) to repay a total of approximately $100.0 million of indebtedness (the "Prior Indebtedness"), consisting of approximately $76.5 million of outstanding indebtedness under the Prior Credit Facility and approximately $23.0 million of outstanding Interim Notes, together with accrued and unpaid interest of approximately $0.5 million with respect to Prior Indebtedness being repaid, (ii) to consummate the Trappey's Acquisition for consideration of $12.3 million, and
(iii) to pay certain fees and expenses incurred in connection with the sale of the Existing Notes and the Trappey's Acquisition (the application of the proceeds in accordance with the foregoing, the issuance and sale of the Existing Notes, and the replacement of the Prior Credit Facility with a new $50.0 million revolving credit facility maturing in 2002 (the "New Credit Facility") are collectively the "Financing"). The Company intends to use the balance of the net proceeds for general corporate purposes.

                               THE EXCHANGE OFFER

SECURITIES OFFERED................  Up to $120,000,000 aggregate principal amount of 9 5/8%
                                    Senior Subordinated Notes due 2007. The terms of the New
                                    Notes and Existing Notes are identical in all material
                                    respects, except for certain transfer restrictions and
                                    registration rights relating to the Existing Notes.

THE EXCHANGE OFFER................  The New Notes are being offered in exchange for a like principal amount of Existing Notes. Existing Notes may
                                    be exchanged only in integral multiples of $1,000. The
                                    issuance of the New Notes is intended to satisfy
                                    obligations of the Company contained in the Registration
                                    Rights Agreement.

EXPIRATION DATE; WITHDRAWAL
  TENDER..........................  The Exchange Offer will expire at 5:00 p.m. New York
                                    City time, on       , 1998, or such later date and time
                                    to which it may be extended by the Company. The tender
                                    of Existing Notes pursuant to the Exchange Offer may be
                                    withdrawn at any time prior to the Expiration Date. Any
                                    Existing Notes not accepted for exchange for any reason
                                    will be returned without expense to the tendering holder
                                    thereof as promptly as practicable after the expiration
                                    or termination of the Exchange Offer.

ACCRUED INTEREST ON THE NEW NOTES
  AND THE EXISTING NOTES..........  The New Notes will bear interest from and including the date of consummation of the Exchange Offer.
                                    Additionally, interest on the New Notes will accrue from
                                    the last interest payment date on which interest was
                                    paid on the Existing Notes surrendered in exchange
                                    therefor or, if no interest has been paid on the
                                    Existing Notes, from the date of original issue of the
                                    Existing Notes. Holders whose Existing Notes are
                                    accepted for exchange will be deemed to have waived the
                                    right to receive any interest accrued on the Existing
                                    Notes.

CERTAIN CONDITIONS TO THE EXCHANGE
  OFFER...........................  The Company's obligation to accept for exchange, or to issue New Notes in exchange for, any Existing Notes is
                                    subject to certain customary conditions relating to
                                    compliance with any applicable law or any applicable
                                    interpretation by the staff of the Commission, the
                                    receipt of any applicable governmental approvals and the
                                    absence of any actions or proceedings of any
                                    governmental agency or court which could materially
                                    impair the Company's ability to consummate the Exchange
                                    Offer. The Company currently expects that each of the
                                    conditions will be satisfied and that no waivers will be
                                    necessary. See "The Exchange Offer--Certain Conditions
                                    to the Exchange Offer."

PROCEDURES FOR TENDERING
  EXISTING NOTES..................  Each holder of Existing Notes wishing to accept the
                                    Exchange Offer must complete, sign and date the Letter
                                    of Transmittal, or a facsimile thereof, in accordance
                                    with the instructions contained herein and therein, and
                                    mail or otherwise deliver such Letter of Transmittal, or
                                    such facsimile, together with such Existing Notes and
                                    any other required documentation, to the Exchange Agent
                                    (as defined) at the address set forth herein. Subject to
                                    the satisfaction or waiver of the conditions to the
                                    Exchange Offer, the Company will accept for exchange any
                                    and all Existing Notes which are properly tendered in
                                    the Exchange Offer prior to the Expiration Date. See
                                    "The Exchange Offer-- Procedures for Tendering Existing
                                    Notes."

SPECIAL PROCEDURES FOR BENEFICIAL
  OWNERS..........................  Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust
                                    company or other nominee and who wishes to tender such
                                    Existing Notes in the Exchange Offer should contact such
                                    registered holder promptly and instruct such registered
                                    holder to tender on such beneficial owner's behalf. See
                                    "The Exchange Offer-- Procedures for Tendering Existing
                                    Notes." If such beneficial owner wishes to tender on
                                    such owner's own behalf, such owner must, prior to
                                    completing and executing the Letter of Transmittal and
                                    delivering such owner's Existing Notes, either make
                                    appropriate arrangements to register ownership of the
                                    Existing Notes in such owner's name or obtain a properly
                                    completed bond power from the registered holder. The
                                    transfer of registered ownership may take considerable
                                    time and may not be able to be completed prior to the
                                    Expiration Date.

GUARANTEED DELIVERY PROCEDURES....  Holders of Existing Notes who wish to tender their
                                    Existing Notes and whose Existing Notes are not
                                    immediately available or who cannot deliver their
                                    Existing Notes, the Letter of Transmittal or any other
                                    document required by the Letter of Transmittal to the
                                    Exchange Agent prior to the Expiration Date, must tender
                                    their Existing Notes according to the guaranteed
                                    delivery procedures set forth in "The Exchange Offer--
                                    Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS.................  Tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date. See "The Exchange
                                    Offer--Withdrawal of Tenders."

CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS..................  The exchange of Notes pursuant to the Exchange Offer should not be a taxable event for federal income tax
                                    purposes. See "Certain Federal Income Tax
                                    Considerations."

USE OF PROCEEDS...................  The Company will not receive any proceeds from the
                                    Exchange Offer. The net proceeds to the Company from the
                                    sale of the Existing Notes, after deducting the Initial
                                    Purchasers' discount and estimated fees and expenses,
                                    were approximately $116.4 million. For further
                                    discussion of the use of proceeds from the sale of the
                                    Existing Notes, see "Use of Proceeds."

EXCHANGE AGENT....................  The Bank of New York (the "Exchange Agent") is serving as the Exchange Agent in connection with Exchange Offer.


    CONSEQUENCES OF EXCHANGING EXISTING NOTES PURSUANT TO THE EXCHANGE OFFER

    Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company is of the view that the New Notes issued pursuant to this Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Existing Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives the New Notes for its own account in exchange for the Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of one year following the date the Registration Statement is declared effective by the Commission (the "Effective Date"). See "Plan of Distribution."

    In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or in compliance with an available exemption from registration or qualification. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as are necessary to permit consummation of the Exchange Offer. If a holder of Existing Notes does not exchange such Existing Notes for New Notes pursuant to the Exchange Offer, such Existing Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of Existing Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of New Notes."

    The Existing Notes are currently eligible for trading in the PORTAL market. Following commencement of the Exchange Offer but prior to its consummation, the Existing Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the New Notes will not be eligible for PORTAL trading.

                                 THE NEW NOTES

    The terms of the New Notes are identical in all material respects to the Existing Notes, except for certain transfer restrictions and registration rights relating to the Existing Notes.

SECURITIES OFFERED:...............  $120,000,000 in aggregate principal amount of 9 5/8%
                                    Senior Subordinated Notes due 2007.

INTEREST PAYMENT DATES:...........  February 1 and August 1, commencing February 1, 1998.

MATURITY DATE:....................  August 1, 2007.

SINKING FUND PROVISION:...........  None.

OPTIONAL REDEMPTION:..............  The Notes will not be redeemable at the Company's option prior to August 1, 2002, except under the circumstances
                                    set forth below under "Change of Control." Thereafter,
                                    the Notes will be subject to redemption at any time at
                                    the option of the Company, in whole or in part, at the
                                    redemption prices set forth herein plus accrued and
                                    unpaid interest and Liquidated Damages, if any, thereon
                                    to the applicable redemption date. In addition, at

                                    any time prior to August 1, 2000, the Company may on any
                                    one or more occasions redeem up to 35% of the original
                                    aggregate principal amount of Notes at a redemption
                                    price of 109.625% of the principal amount thereof, plus
                                    accrued and unpaid interest and Liquidated Damages, if
                                    any, thereon to the date of redemption, with the net
                                    cash proceeds of any Public Equity Offering of common
                                    stock of the Company or a capital contribution to the
                                    Company's common equity of the net cash proceeds of a
                                    concurrent Public Equity Offering of common stock by the
                                    Company's direct parent, provided that at least 65% of
                                    the original aggregate principal amount of Notes remains
                                    outstanding immediately after each occurrence of such
                                    redemption. There can be no assurance that the Company
                                    and the Guarantors would be able to repurchase the
                                    Notes. See "Description of the Notes--Optional
                                    Redemption."

RANKING:..........................  THE EXISTING NOTES ARE AND THE NEW NOTES WILL BE GENERAL
                                    UNSECURED OBLIGATIONS OF THE COMPANY SUBORDINATE IN
                                    RIGHT OF PAYMENT TO ALL EXISTING AND FUTURE SENIOR DEBT
                                    OF THE COMPANY, AND SENIOR IN RIGHT OF PAYMENT TO OR
                                    PARI PASSU WITH ALL OTHER INDEBTEDNESS OF THE COMPANY.
                                    THE EXISTING NOTES ARE AND THE NEW NOTES WILL BE
                                    EFFECTIVELY SUBORDINATE TO ALL OF THE INDEBTEDNESS OF
                                    THE GUARANTORS. NEITHER THE COMPANY NOR ANY GUARANTOR
                                    HAS ISSUED, AND DOES NOT HAVE ANY CURRENT FIRM
                                    ARRANGEMENTS TO ISSUE, ANY SIGNIFICANT ADDITIONAL
                                    INDEBTEDNESS TO WHICH THE NOTES WOULD BE SENIOR. As of
                                    September 27, 1997, the Company had approximately $1.4
                                    million of Senior Debt outstanding (exclusive of an
                                    unused commitment of up to $50.0 million under the New
                                    Credit Facility). See "Description of
                                    Notes--Subordination" and "Capitalization." The
                                    Guarantors will, jointly and severally, and fully and
                                    unconditionally, guarantee the New Notes. The Subsidiary
                                    Guarantees will be junior and subordinate in right of
                                    payment to all existing and future Senior Debt and
                                    additional liabilities (including trade payables,
                                    accrued expenses, amounts due to related parties,
                                    deferred income taxes and other liabilities) of the
                                    Guarantors, which aggregated approximately $42.8 million
                                    as of September 27, 1997. Neither the Company nor any of
                                    the Guarantors has any current or pending arrangement or
                                    agreement to incur any additional significant
                                    indebtedness to which the Notes or the Subsidiary
                                    Gurantees would be subordinate or rank PARI PASSU in
                                    right of payment. See "Description of the Notes--
                                    Subordination" and "Capitalization." The Indenture
                                    restricts the amount of additional Indebtedness that may
                                    be incurred by the Company. See "Description of the
                                    Notes--Certain Covenants--Incurrence of Indebtedness and
                                    Issuance of Preferred Stock."

SUBSIDIARY GUARANTEES:............  The Company's payment obligations under the New Notes will be jointly and severally guaranteed on a senior
                                    subordinated basis (the "Subsidiary Guarantees") by all
                                    current and future Subsidiaries (as defined) of the
                                    Company. See "Description of the Notes--Subsidiary
                                    Guarantees."

CHANGE OF CONTROL:................  The Indenture provides certain protection to holders of
                                    Notes upon a Change of Control. Upon the occurrence of a
                                    Change of Control, (i) the Company will have the option,
                                    at any time prior

                                    to August 1, 2002, to redeem the Notes, in whole but not
                                    in part, at a redemption price equal to 100% of the
                                    principal amount thereof plus the Applicable Premium set
                                    forth herein, plus accrued and unpaid interest and
                                    Liquidated Damages, if any, to the date of redemption
                                    and (ii) if the Company does not so redeem the New Notes
                                    or if such Change of Control occurs after August 1,
                                    2002, the Company will be required to make an offer to
                                    repurchase the Notes at a price equal to 101% of the
                                    principal amount thereof, together with accrued and
                                    unpaid interest and Liquidated Damages, if any, to the
                                    date of purchase. See "Description of the
                                    Notes--Optional Redemption" and "--Repurchase at the
                                    Option of Holders--Change of Control." The Indenture
                                    does not necessarily afford protection to holders of
                                    Notes with respect to a highly leveraged transaction
                                    that does not result in a Change of Control.

CERTAIN COVENANTS:................  The indenture pursuant to which the Existing Notes were issued and the New Notes will be issued (the
                                    "Indenture") contains certain covenants that, among
                                    other things, limit the ability of the Company and its
                                    Subsidiaries to (i) incur additional indebtedness and
                                    issue preferred stock, (ii) pay dividends or make
                                    certain other restricted payments, (iii) enter into
                                    transactions with affiliates, (iv) make certain asset
                                    dispositions, (v) merge or consolidate with, or transfer
                                    substantially all of its assets to, another Person (as
                                    defined), (vi) encumber assets under certain
                                    circumstances, (vii) restrict dividends and other
                                    payments from subsidiaries, (viii) engage in sale and
                                    leaseback transactions, (ix) issue Capital Stock (as
                                    defined) of wholly owned subsidiaries or (x) engage in
                                    certain business activities. See "Description of the
                                    Notes--Certain Covenants." In addition, under certain
                                    circumstances, the Company will be required to offer to
                                    purchase the Notes at a price equal to 100% of the
                                    principal amount thereof, plus accrued and unpaid
                                    interest and Liquidated Damages, if any, to the date of
                                    purchase, with the proceeds of certain Asset Sales (as
                                    defined). See "Description of the Notes--Repurchase at
                                    the Option of Holders--Asset Sales."


                                  RISK FACTORS


    An investment in the Notes involves certain risks, including but not limited to risks arising from the Company's substantial leverage and debt service requirements, the fact that the Notes are and will be subordinated to the Company's Senior Debt, the fact that the Notes are and will be effectively subordinated to all of the indebtedness of the Company's subsidiaries, the restrictions imposed on the Company by the terms of the Indenture, the risks relating to potential future acquisitions by the Company, the competitive environment in which the Company operates, risks arising from potential environmental liability and the absence of a public market for the New Notes following the consummation of the Exchange Offer. The foregoing and other risks are described more fully under "Risk Factors" beginning on page 12 of this Prospectus. Holders of Existing Notes should carefully evaluate all of the specific factors described in "Risk Factors" as well as the other information set forth in this Prospectus.

                                  RISK FACTORS

    HOLDERS OF EXISTING NOTES SHOULD GIVE CAREFUL CONSIDERATION TO THE SPECIFIC FACTORS SET FORTH BELOW AND THE OTHER INFORMATION SET FORTH HEREIN IN CONNECTION WITH THE EXCHANGE OFFER. THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE NEW NOTES.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE


    The Company is highly leveraged. On September 27, 1997, the Company's total debt and stockholder's equity was $121.1 million and $18.2 million, respectively. See "Capitalization" and "Selected Historical Financial and Other Data." The Company had borrowing availability under the New Credit Facility of $50.0 million, subject to the borrowing conditions contained therein. For the year ended December 28, 1996 and the 39-week period ended September 27, 1997, the ratio of earnings to fixed charges would have been 1.3 to 1.0 and 1.0 to 1.0, respectively, after giving pro forma effect to the B&G and B&R Acquisition, the Nabisco Brands Acquisition, the Trappey's Acquisition and the Financing as if they had occurred on December 30, 1995.


    The Company's ability to make scheduled payments of principal of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, its indebtedness (including the Notes), or to fund planned capital expenditures, will depend upon its future performance, which, in turn, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon current levels of operations and anticipated growth in revenues and cost savings, Management believes that the Company's cash flow from operations, amounts available under the New Credit Facility and available cash will be adequate to meet its anticipated future requirements for working capital, capital expenditures, and scheduled payments of principal and interest on its indebtedness, including the Notes. There can be no assurance, however, that the Company's business will generate cash flow at or above anticipated levels or that the Company will be able to borrow funds under the New Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or make anticipated capital expenditures. In particular, there can be no assurance that anticipated revenue growth will be achieved at the levels currently anticipated or at all. If the Company is unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service its debt, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt (including the Notes) or obtain additional financing. There can be no assurance that any such refinancing would be available on commercially reasonable terms, or at all, or that any additional financing could be obtained, particularly in view of the Company's high level of debt, the restrictions on the Company's ability to incur additional debt under the New Credit Facility and the Indenture, and the fact that substantially all of the Company's assets will be pledged to secure obligations under the New Credit Facility.

    The degree to which the Company is leveraged could have important consequences to holders of the Notes, including but not limited to (i) making it more difficult for the Company to satisfy its obligations with respect to the Notes, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate purpose requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry and (vi) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the Indenture and the New Credit Facility contain financial and other restrictive covenants that limit the ability of the Company, among other things, to borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the Notes tendered to it upon the occurrence of a Change of Control. See "Description of the Notes--Repurchase at the Option of Holders--Change of Control" and "Description of Certain Indebtedness--New Credit Facility."

SUBORDINATION OF THE NOTES TO SENIOR DEBT; ASSET ENCUMBRANCE

    The Existing Notes are, and the New Notes will be, general unsecured obligations of the Company, subordinate in right of payment to all current and future Senior Debt of the Company, including all indebtedness under the New Credit Facility and effectively subordinate to all secured indebtedness of the Company and its Subsidiaries. By reason of such subordination, in the event of an insolvency, liquidation, reorganization, dissolution or other winding-up of the Company, the Senior Debt must be paid in full before the principal of, premium, if any, and interest or Liquidated Damages, if any, on the Notes may be paid. In the event of a bankruptcy, liquidation or reorganization of the Company, holders of the Notes will participate ratably with all holders of subordinated indebtedness of the Company that is deemed to be of the same class as the Notes, based upon respective amounts owed to each holder or creditor, in the remaining assets of the Company. If any of the foregoing events should occur, there can be no assurance that there would be sufficient assets to pay amounts due on the Notes. In addition, the Indenture provides that no distribution with respect to the Notes may be made in the event of a default in payment of principal, premium, if any, or interest with respect to Designated Senior Debt (as defined) and the holders of Designated Senior Debt will be entitled to block payments with respect to the Notes in the event of a nonpayment default on Designated Senior Debt. At September 27, 1997, the Company had approximately $1.4 million of Senior Debt outstanding (exclusive of an unused commitment of up to $50.0 million under the New Credit Facility). The Indenture permits the Company to incur additional indebtedness if certain conditions are met. See "Capitalization," "Description of Certain Indebtedness--New Credit Facility" and "Description of the Notes--Certain Covenants."

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION

    The Company has no operations of its own and derives substantially all of its revenues from its subsidiaries. Holders of indebtedness of subsidiaries of the Company would be entitled to repayment of such indebtedness from the assets of the affected subsidiaries before such assets were made available for distribution within the limits set forth in the Indenture to the Company. The Indenture permits the incurrence of substantial additional indebtedness by the Company and its subsidiaries within the limits set forth in the Indenture, including up to $50.0 million under the Credit Facility and an additional $10.0 million of Senior Debt, all of which would be senior in right of payment to the Notes. The Company and its Subsidiaries may also incur additional Indebtedness if the Company's Fixed Charge Coverage Ratio would have been, on a pro forma basis, at least 2.00 to 1.00, as further described under "Description of the Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." This additional Indebtedness may be senior, PARI PASSU or junior in right of payment to the Notes. In addition, the Indenture permits significant investments by the Company in subsidiaries and requires all of the Company's current and future subsidiaries to guarantee the Notes. See "Description of the Notes--Certain Covenants--Additional Subsidiary Guarantees." As of September 27, 1997, the aggregate amount of indebtedness and other liabilities (including trade payables, accrued expenses, amounts due to related parties, deferred income taxes and other liabilities) of the Company's subsidiaries was approximately $42.8 million.

RESTRICTIONS IMPROSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

    The Indenture contains covenants that restrict, among other things, the ability of the Company to incur additional indebtedness, pay dividends or make certain other Restricted Payments (as defined therein), enter into transactions with affiliates, allow its subsidiaries to make certain payments, make certain asset dispositions, merge or consolidate with, or transfer substantially all of its assets to, another person, encumber assets under certain circumstances, restrict dividends and other payments from subsidiaries, engage in sale and leaseback transactions, issue Capital Stock of wholly-owned subsidiaries, engage in certain business activities, or engage in certain change of control transactions. In addition, the New Credit Facility contains other restrictive covenants which prohibit the Company from prepaying certain of its indebtedness, including the Notes and prohibit the Company from altering significant terms of the Notes. Under the New Credit Facility, the Company is required to maintain specified financial ratios, including maximum capital expenditure limits, a minimum total interest coverage ratio, a minimum fixed charge coverage ratio and a maximum leverage ratio (each as defined in the New Credit Facility). The failure by the Company to maintain such financial ratios or to comply with the restrictions contained in the New Credit Facility or the Indenture could result in a default thereunder, which in turn could cause such indebtedness (and by reason of cross-default provisions, other indebtedness) to become immediately due and payable. No assurance can be given that the Company's future operating results will be sufficient to enable compliance with such covenants, or in the event of a default, to remedy such default. See "Description of Certain Indebtedness--New Credit Facility" and "Description of the Notes--Certain Covenants."

RISKS RELATING TO FUTURE ACQUISITIONS

    The Company plans to continue to pursue additional acquisitions of food businesses. There can be no assurance, however, that the Company will be able to identify additional acquisitions or that, if consummated, any anticipated benefits will be realized from such acquisitions. Moreover, future acquisitions by the Company could result in the incurrence of substantial additional indebtedness, exposure to contingent liabilities and the amortization of expenses related to goodwill and other intangible assets, all of which could adversely affect the Company's financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of Management's attention from other business concerns. In the event that any such acquisition were to occur, there can be no assurance that the Company's business, financial condition or results of operations would not be materially adversely affected. The Company currently has no pending negotiations, agreements, arrangements or understandings with respect to any material acquisitions.

COMPETITION

    The Company operates in markets that are highly competitive, and the Company faces competition in each of its product lines. The Company competes with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. Many of these competitors have multiple product lines, have substantially greater financial and other resources available to them and may be substantially less leveraged than the Company. There can be no assurance that the Company will be able to continue to compete successfully or that such competition will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Competition."

GOVERNMENTAL REGULATION

    The operations of the Company are subject to extensive regulation by the United States Food and Drug Administration ("FDA"), the United States Department of Agriculture and other state and local authorities regarding the processing, packaging, storage, distribution and labeling of the Company's products. The Company's processing facilities and products are subject to periodic inspection by federal, state and local authorities. Compliance with existing federal, state and local laws and regulations is not expected to have a material adverse effect on the Company's business, financial condition or results of operations. The Company cannot predict, however, the effect, if any, of laws and regulations that may be enacted in the future, or of changes in the enforcement of existing laws and regulations that are subject to extensive regulatory discretion. Failure by the Company to comply, or the costs of compliance, with existing or future applicable laws and regulations could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Governmental Regulation."

PUBLIC HEALTH REGULATORY MATTERS

    As described above, the Company is subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, labeling, packaging and safety of food. For example, the FDA regulates manufacturing practices for foods through its current "good manufacturing practices" regulations and specifies the recipes for certain foods. In addition, the Nutrition Labeling and Education Act of 1990 prescribes the format and content of certain information required to appear on the labels of food products. The Company is subject to regulation by certain other governmental agencies, including the U.S. Department of Agriculture. Management believes that the Company's facilities and practices are sufficient to maintain compliance with applicable government regulations, although there can be no assurances in this regard. See "Business--Governmental Regulation."

RAW MATERIALS

    The Company purchases agricultural products, other raw materials and packaging supplies from growers, commodity processors, other food companies and packaging manufacturers. While all such materials are available from numerous independent suppliers, raw materials are subject to fluctuations in price attributable to a number of factors, including changes in crop size, federal and state agricultural programs, export demand and weather conditions during the growing and harvesting seasons. The Company purchases its raw materials from a variety of suppliers and alternate sources of supply are readily available. The Company purchases its agricultural raw materials in bulk on an as-needed basis or pursuant to short-term supply contracts. The Company has no material long-term supply agreements for raw materials. Although the Company enters into advance commodities purchase agreements from time to time, increases in raw material costs could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Raw Materials."

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace, namely David L. Wenner, Robert C. Cantwell and David H. Burke. The loss of the services of certain of these executives could have a material adverse effect on the Company's business, financial condition or results of operations. The Company does not have employment contracts with any of its executives. There can be no assurance that the services of such personnel will continue to be available to the Company. The Company does not maintain key man life insurance on any of its executives. See "Management."

LABOR RELATIONS

    As of September 27, 1997, approximately 65 of the Company's employees at its Roseland, New Jersey facility were represented by a collective bargaining agreement with the International Brotherhood of Teamsters, Chauffeurs, Warehousemen & Helpers of America (Local No. 863). This collective bargaining agreement expires in March 1999. Although the Company considers its employee relations generally to be good and the Company has not experienced any strikes or work stoppages in the past, a prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on the business, financial condition or results of operations of the Company. In addition, there can be no assurance that upon the expiration of existing collective bargaining agreements new agreements will be reached without union action or that any such new agreements will be on terms satisfactory to the Company. See "Business--Employees."

POTENTIAL LOSS OF IHF CONTRACTS

    The Company has two co-packing contracts with IHF to produce certain IHF Products and one contract to distribute certain IHF Products (collectively, the "IHF Contracts"). The IHF Contracts, which arose from the sale of the POLANER business to a predecessor of IHF in 1993, pertain to (i) the sale and distribution of IHF's POLANER fruit spreads and wet spices through the Company's DSD system, (ii) the production of POLANER wet spices at the Company's Hurlock, Maryland facility and (iii) the production of POLANER fruit spreads at the Company's Roseland, New Jersey facility. See "Business--Production and Facilities." The aggregate consideration received by the Company directly attributable to the co-packing agreements was approximately $36.3 million, $42.1 million and $27.5 million for fiscal 1995, fiscal 1996 and the 39-week period ended September 27, 1997 respectively. The IHF Contracts accounted for $47.4 million, or 42.2%, $50.8 million, or 39.3%, and $31.5 million, or 30.2%, of net sales during fiscal 1995, fiscal 1996 and the 39-week period ended September 27, 1997, respectively, although contribution to EBITDA for such contracts during these periods was significantly lower than contribution from the Company's other product lines. The IHF Contracts for production of fruit spreads and wet spices expire in March 1999 and March 1998, respectively, and the contract for distribution of IHF products is terminable on 12 months notice. There can be no assurance that upon the expiration of these contracts new agreements will be reached or that any such new agreements will be on terms satisfactory to the Company. In addition, there can be no assurance that a failure to reach new agreements will not have a material adverse effect on the Company's business, financial conditions or results of operations. For additional information regarding the IHF Products, including a description of the IHF Contracts, see "Business-- Production and Facilities."


ENVIRONMENTAL MATTERS


    The Company is subject to various federal, state and local environmental laws and regulations relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes (including petroleum products and wastewater from pickling activities) used in or resulting from its operations. The Company's operations are also governed by laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous chemicals in the workplace. Pursuant to the B&G and B&R Acquisition agreement, Specialty Foods is obligated to indemnify the Company for certain environmental liabilities related to events or activities prior to the consummation of the B&G and B&R Acquisition, which could include liabilities related to past on-site releases or off-site disposal of certain materials, substances or wastes from past operations prior to the B&G and B&R Acquisition. The specific events or activities of which the Company is aware that could be covered under the indemnity include the former storage of wastewater generated by the pickling process in wastewater lagoons, potential spills or leaks from former above ground or underground petroleum or vinegar storage tanks, former exceedances of discharge limits for wastewater discharges to publicly-owned sewer systems, and possible impacts to stormwater runoff from pickling solution. The Company's right to seek indemnification for such matters expires on June 26, 1998 for properties acquired in the B&G and B&R Acquisition and on December 26, 2001 for off-site locations or properties owned or operated by Block & Guggenheimer, Inc., Burns & Ricker, Inc. and certain of their related entities prior to the B&G and B&R Acquisition. To date, the Company has not incurred any losses for which it has sought indemnity and the Company is not aware of any past events or activities which could result in any material liability to the Company. The only matter of which the Company is aware which could have resulted in potential liability which may have been covered by the indemnity related to wastewater discharge exceedances at B&G Foods' Hurlock, Maryland facility, but that matter has been resolved without incurring losses subject to the indemnity. See "Summary" and "Business--Environmental Matters." As with other companies engaged in like businesses, the nature of the Company's operations expose it to the risk of liabilities or claims with respect to environmental matters, including those relating to the disposal and release of hazardous substances, and there can be no assurance that material costs will not be incurred in connection with such liabilities or claims.


    Based on the Company's experience to date, the Company believes that the future cost of compliance with existing environmental laws and regulations (and liability for known environmental conditions) will not have a material adverse effect on the Company's business, financial condition or results of operations. However, the Company cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted, nor can it predict the amount of future expenditures which may be required in order to comply with such environmental or health and safety laws or regulations or to respond to such environmental claims. See "Business--Environmental Matters."

TRADEMARKS AND PATENTS

    The Company owns 66 trademarks which are registered in the United States and 23 trademarks which are registered in foreign countries including Canada, the Dominican Republic, Japan, South Korea, the Philippines and Thailand. In addition, the Company has seven trademark applications pending in the United States and one trademark application pending in Mexico. The Company considers its trademarks to be of significant importance in the Company's business. Although the Company is not aware of any circumstances that would negatively impact its trademarks, there can be no assurance that future litigation by the Company will not be necessary to enforce its trademark rights or to defend the Company against claimed infringement of the rights of others, adverse determinations in which could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business-- Trademarks and Patents."

SEASONALITY


    Sales of a number of the Company's products tend to be seasonal. The Company purchases most of the produce used to make the B&G Pickle and Pepper Products during the period from July 1 to October 31 and, consequently, its liquidity needs are greatest during this period. See "Management Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "--Seasonality."


FRAUDULENT CONVEYANCE CONSIDERATIONS

    Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, the Company or any Guarantor, at the time it incurred the indebtedness evidenced by the Notes or its Subsidiary Guarantee, as the case may be, (i)(a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction for which the assets remaining with the Company or such Guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature and (ii) the Company or such Guarantor received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, then the Notes and the Subsidiary Guarantees, and any pledge or other security interest securing such indebtedness, could be voided, or claims in respect of the Notes or the Subsidiary Guarantees could be subordinated to all other debts of the Company or such Guarantor, as the case may be. In addition, the payment of interest and principal by the Company pursuant to the Notes or the payment of amounts by a Guarantor pursuant to a Subsidiary Guarantee could be voided and required to be returned to the person making such payment, or to a fund for the credit of the creditors of the Company or such Guarantor, as the case may be.

    The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

    On the basis of historical financial information, recent operating history as discussed in "Pro Forma Condensed Consolidated Financial Information," "Selected Historical Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other factors, the Company and each Guarantor believe that, after giving effect to the indebtedness incurred in connection with the Financing, it will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with the Company's or such Guarantors' conclusions.

VOTING CONTROL OF THE COMPANY

    BRS owns approximately 85% of the outstanding voting stock of Holdings, which owns all of the outstanding capital stock of the Company. Accordingly, BRS has the ability to elect a majority of the Board of Directors of the Company and to determine the outcome of any other matter submitted to the stockholders for approval, including the power to determine the outcome of all corporate transactions, such as mergers, consolidations and the sale of all or substantially all of the assets of the Company. See "Ownership of Capital Stock."

CHANGE OF CONTROL

    The Indenture provides that, upon the occurrence of a Change of Control, the Company must make an offer to repurchase all of the Notes issued and then outstanding under the Indenture at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of the Notes--Repurchase at the Option of Holders--Change of Control." Any Change of Control under the Indenture would constitute a default under the New Credit Facility. Therefore, upon the occurrence of a Change of Control, the lenders under the New Credit Facility would have the right to accelerate their loans and the holders of the Notes would have the right to require the Company to repurchase their Notes. Upon such event, such lenders would be entitled to receive payment of all outstanding obligations under the New Credit Facility before the Company may repurchase any of the Notes tendered pursuant to such an offer. See "Description of Certain Indebtedness--New Credit Facility." If a Change of Control were to occur, it is unlikely that the Company would be able to repay all of its obligations under the New Credit Facility and the Notes unless it could obtain alternate financing. There can be no assurance that the Company would be able to obtain any such financing on commercially reasonable terms, or at all, and consequently no assurance can be given that the Company would be able to repurchase any of the Notes tendered pursuant to such an offer.

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES

    The Existing Notes are currently eligible for trading in the PORTAL market. The New Notes are a new issue of securities for which there is currently no established trading market. The Company does not intend to apply for listing of the New Notes on any securities exchange or the Nasdaq National Market. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice. There can be no assurance as to the liquidity of any markets that may develop for the New Notes, the ability of holders of the New Notes to sell their New Notes, or the prices at which holders would be able to sell their New Notes.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the Exchange Offer. The net proceeds to the Company from the sale of the Existing Notes, after deducting the Initial Purchasers' discount and estimated fees and expenses, were approximately $116.4 million. The Company used the proceeds of the sale of the Existing Notes as follows: (i) approximately $76.5 million was applied to repay the outstanding indebtedness under the Prior Credit Facility; (ii) approximately $23.0 million was applied to repay the outstanding indebtedness under the Interim Notes; (iii) approximately $0.5 million was applied to repay accrued and unpaid interest on the Prior Indebtedness being repaid; (iv) approximately $12.3 million was used to consummate the Trappey's Acquisition; and (v) approximately $1.5 million was used to pay certain fees and expenses. The Company intends to use the balance of the net proceeds for general corporate purposes. See "Summary--The Financing," "Description of Certain Indebtedness--New Credit Facility," "Capitalization" and "Pro Forma Condensed Consolidated Financial Information."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 27, 1997. This table should be read in conjunction with the financial statements, and the related notes thereto, included elsewhere herein. See "Use of Proceeds," "Pro Forma Condensed Consolidated Financial Information" and "Ownership of Capital Stock."

                                                                                                AT SEPTEMBER 27,
                                                                                                      1997
                                                                                              --------------------
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
Cash and cash equivalents...................................................................       $    3,699
                                                                                                     --------
                                                                                                     --------
Total debt (including current maturities):
    Other...................................................................................       $    1,401
    New Credit Facility(1)..................................................................               --
    9 5/8% Senior Subordinated Notes due 2007...............................................          120,000
                                                                                                     --------
    Total debt..............................................................................          121,401
                                                                                                     --------
    Total stockholder's equity..............................................................           18,229
                                                                                                     --------
Total capitalization........................................................................       $  139,630
                                                                                                     --------
                                                                                                     --------

------------------------

(1) Represents an unused commitment of up to $50.0 million under the New Credit Facility.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


    The following presents certain unaudited pro forma condensed consolidated financial information of the Company for the periods ended as indicated. The unaudited pro forma condensed consolidated statements of operations data give effect to (i) the B&G and B&R Acquisition, which occurred on December 27, 1996,
(ii) the Nabisco Brands Acquisition, which occurred on June 17, 1997, (iii) the Trappey's Acquisition, which occurred on August 15, 1997, and (iv) the Financing, in each case, as if such transaction had occurred on December 30, 1995 for the fiscal year ended December 28, 1996 ("Pro Forma 1996") and for the 39-week period ended September 27, 1997.



    The unaudited pro forma condensed consolidated financial information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma financial information does not purport to represent the Company's results of operations or financial position that would have resulted had the transactions to which pro forma effect is given been consummated as of the dates or for the periods indicated. In preparing the pro forma financial information, the Company believes it has utilized reasonable methods to conform the basis of presentation. The B&G and B&R Acquisition, the Nabisco Brands Acquisition and the Trappey's Acquisition have been accounted for herein by the purchase method of accounting.


    The pro forma financial statements and accompanying notes should be read in conjunction with the historical financial statements of B&G, the Nabisco Brands, and Trappey's and with other financial information pertaining to the Company including "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                B&G FOODS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE FISCAL YEAR ENDED DECEMBER 28, 1996

                             (DOLLARS IN THOUSANDS)


                                                                  HISTORICAL
                                                     ------------------------------------
                                                                   NABISCO                  PRO FORMA    PRO FORMA
                                                       B&G(1)     BRANDS(2)   TRAPPEY'S(3) ADJUSTMENTS  CONSOLIDATED
                                                     ----------  -----------  -----------  -----------  ------------
STATEMENT OF OPERATIONS:

Net sales..........................................  $  129,307   $  27,718    $  18,683    $  --        $  175,708
Cost of goods sold.................................      91,187       8,782       11,712         (295)(4)     111,386
                                                     ----------  -----------  -----------  -----------  ------------
  Gross profit.....................................      38,120      18,936        6,971          295        64,322
Sales, general and administrative expenses.........      31,355       9,380        5,805        1,951(5)      48,491
Management fees....................................       1,249      --           --             (999)(6)         250
                                                     ----------  -----------  -----------  -----------  ------------
  Operating income.................................       5,516       9,556        1,166         (657)       15,581

Other (income) expense:
  Interest and other income........................      --          --             (180)         180(7)      --
  Interest expense--related parties................       4,452      --           --           (4,452)(8)      --
  Interest expense.................................         197      --                9       11,978(9)      12,184
                                                     ----------  -----------  -----------  -----------  ------------
  Income before income tax expense.................         867       9,556        1,337       (8,363)        3,397
Income tax expense.................................         591      --              565          405 (10       1,561
                                                     ----------  -----------  -----------  -----------  ------------
  Net income.......................................  $      276   $   9,556    $     772    $  (8,768)   $    1,836
                                                     ----------  -----------  -----------  -----------  ------------
                                                     ----------  -----------  -----------  -----------  ------------


 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                                B&G FOODS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                FOR THE 39-WEEK PERIOD ENDED SEPTEMBER 27, 1997

                             (DOLLARS IN THOUSANDS)


                                                                  HISTORICAL
                                                     ------------------------------------
                                                                   NABISCO                  PRO FORMA    PRO FORMA
                                                       B&G(1)     BRANDS(2)   TRAPPEY'S(3) ADJUSTMENTS  CONSOLIDATED
                                                     ----------  -----------  -----------  -----------  ------------
STATEMENT OF OPERATIONS:

Net sales..........................................  $  104,337   $   9,916    $  10,588    $  --        $  124,841
Cost of goods sold.................................      70,064       3,531        6,668          (24)(4)      80,239
                                                     ----------  -----------  -----------  -----------  ------------
  Gross profit.....................................      34,273       6,385        3,920           24        44,602
Sales, general and administrative expenses.........      27,515       3,048        3,484          848(5)      34,895
Management fees....................................         191      --           --           --               191
                                                     ----------  -----------  -----------  -----------  ------------
  Operating income.................................       6,567       3,337          436         (824)        9,516

Other (income) expense:
  Interest and other income........................      --          --             (151)         151(7)      --
  Interest expense--related parties................         788      --           --             (788)(8)      --
  Interest expense.................................       5,320      --                4        3,815(9)       9,139
                                                     ----------  -----------  -----------  -----------  ------------
  Income before income tax expense and
    extraordinary item.............................         459       3,337          583       (4,002)          377
Income tax expense.................................         426      --              282         (516)  10)         192
                                                     ----------  -----------  -----------  -----------  ------------
Income before extraordinary item...................  $       33   $   3,337    $     301    $  (3,486)   $      185
                                                     ----------  -----------  -----------  -----------  ------------
                                                     ----------  -----------  -----------  -----------  ------------


 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                                B&G FOODS, INC.

                          NOTES TO UNAUDITED PRO FORMA

                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

    The following pro forma adjustments give effect to (i) the B&G and B&R Acquisition, (ii) the Nabisco Brands Acquisition, (iii) the Trappey's Acquisition, and (iv) the Financing. The above acquisitions have been accounted for using the purchase method of accounting.

    The B&G and B&R Acquisition was consummated on December 27, 1996 as a stock purchase and was accounted for using the purchase method. Accordingly, the excess of the purchase price over the fair value of identifiable net assets acquired, representing goodwill, is included in intangible assets. The consideration (including acquisition costs of $1,329) and allocation of the purchase price are summarized below:

PURCHASE PRICE CONSIDERATION:
  Term Loan Facilities A and B.....................................  $  26,500
  Revolving Credit Facility........................................     11,240
  Proceeds from Common Stock Issuance..............................     12,500
  12% Senior Subordinated Notes due to related parties.............     13,000
  Cash paid subsequent to December 27, 1996........................      5,337
  Long-term liabilities assumed....................................      1,445
                                                                     ---------
                                                                     $  70,022
                                                                     ---------
                                                                     ---------
ALLOCATION OF PURCHASE PRICE:
  Property, plant and equipment....................................  $  15,584(a)
  Intangible assets--trademarks....................................     29,804
  Intangible assets--goodwill......................................     20,846
  Other assets, principally net current assets.....................     12,858
  Deferred income tax liabilities..................................     (9,070)
                                                                     ---------
                                                                     $  70,022
                                                                     ---------
                                                                     ---------

       --------------------------------------

       (a) As part of the allocation of the purchase price, property, plant and equipment was written-down by $1,000 to estimated fair market value.

    On June 17, 1997, the Company acquired certain assets from Nabisco for a purchase price of approximately $50,557, including transactions costs. Financing for this acquisition and certain related transaction fees and expenses was provided by $35,000 of new borrowings on an amended and restated Senior Secured Credit Facility, and $17,000 of the proceeds from the issuance of $23,000 of Interim Notes.

    On August 15, 1997, the Company acquired all of the outstanding capital stock of JEM for approximately $12,462, including transaction costs. Financing for this acquisition and certain related transaction fees and expenses was provided by the proceeds from the issuance of the Existing Notes on August 11, 1997.

    The costs of the Nabisco Brands Acquisition and the Trappey's Acquisition have been allocated to tangible and intangible assets as follows:

Property, plant and equipment......................................  $   7,111(b)
Intangible assets--trademarks......................................     24,500
Intangible assets--goodwill........................................     28,045
Other assets, principally net current assets.......................      4,621
Deferred income tax liabilities, net...............................     (1,258)
                                                                     ---------
                                                                     $  63,019
                                                                     ---------
                                                                     ---------

       --------------------------------------

       (b) As part of the allocation of purchase price, property, plant and equipment was written-up by $3,234 to estimated fair market value.

                                B&G FOODS, INC.

                          NOTES TO UNAUDITED PRO FORMA

            CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

    The unaudited pro forma condensed consolidated financial statements have been adjusted for the items set forth below. Such adjustments reflect Management's estimates of the fair value of the assets acquired and the liabilities assumed relating to the B&G and B&R Acquisition, the Nabisco Brands Acquisition and the Trappey's Acquisition.

1. Represents the historical results of operations of B&G for the fiscal year ended December 28, 1996 and the 39-week period ended September 27, 1997. B&G's results of operations for the 39-week period ended September 27, 1997 include the results of operations of the Acquired Brands since their respective dates of acquisition.


2. Represents the historical combined statements of product contribution for the year ended December 31, 1996 and for the 24-week period ended June 17, 1997. Full financial statements, including complete historical balance sheet and statements of operations, of the Nabisco Brands have not been presented as Nabisco did not operate the Nabisco Brands as a separate division. Accordingly, it is not practical to separate other components of assets, liabilities, certain statement of operations data and cash flows related specifically to the Nabisco Brands. The Company believes that the levels of net sales for the Nabisco Brands since their acquisition are materially consistent with the levels of net sales for the Nabisco Brands for the comparable period ended on the date of their acquisition.



3. Represents the historical consolidated statements of earnings of Trappey's for the year ended December 28, 1996 and for the 33-week period ended August 15, 1997. The Company believes that the levels of net sales for Trappey's since its acquisition are materially consistent with the levels of net sales for Trappey's for the comparable period ended on the date of its acquisition.


STATEMENTS OF OPERATIONS

                                                                                       FISCAL
                                                                                     YEAR ENDED        39-WEEK
                                                                                      DEC. 28,       PERIOD ENDED
                                                                                        1996        SEPT. 27, 1997
                                                                                    ------------  ------------------
4.         Adjustment to depreciation and amortization expense relating to estimated fair values of property, plant and equipment. Property, plant and equipment is depreciated over 3 to 20 years.
           -- B&G and B&R Acquisition.............................................   $     (255)      $   --
           -- Nabisco Brands Acquisition..........................................          (22)             (10)
           -- Trappey's Acquisition...............................................          (18)             (14)
                                                                                    ------------         -------
                                                                                     $     (295)      $      (24)
                                                                                    ------------         -------
                                                                                    ------------         -------
5.         Adjustment to amortization expense for the excess cost over fair value of net assets acquired and other intangible assets. Excess cost over fair value of net assets acquired (goodwill) and other intangible assets (trademarks) are being amortized over 40 years and 20 to 40 years, respectively.
           -- B&G and B&R Acquisition.............................................   $      628       $       --
           -- Nabisco Brands Acquisition..........................................        1,220              915
           -- Trappey's Acquisition...............................................         (160)             (67)
                                                                                    ------------         -------
                                                                                          1,688              848

                                B&G FOODS, INC.

                          NOTES TO UNAUDITED PRO FORMA

            CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)


                                                                                       FISCAL
                                                                                     YEAR ENDED        39-WEEK
                                                                                      DEC. 28,       PERIOD ENDED
                                                                                        1996        SEPT. 27, 1997
                                                                                    ------------  ------------------
           Adjustment to expense packaging design costs in the period the costs
           are incurred...........................................................          392               --
           Elimination of certain non-recurring costs related to the B&G and B&R
           Acquisition............................................................         (129)              --
                                                                                    ------------         -------
                                                                                     $    1,951       $      848
                                                                                    ------------         -------
                                                                                    ------------         -------
6.         Adjustment to eliminate historical management fee paid by the Company to Specialty Foods and to include the management fee that will be paid to BRS as follows:
           -- Historical management fee...........................................   $   (1,249)      $       --
           -- BRS management fee..................................................          250               --
                                                                                    ------------         -------
                                                                                     $     (999)      $       --
                                                                                    ------------         -------
                                                                                    ------------         -------
7.         Adjustment to eliminate Trappey's historical interest and other income as amounts represent interest on intercompany balances with a subsidiary of JEM's parent, primarily related to sales to the subsidiary, which will not exist subsequent to the Trappey's
           Acquisition. The intercompany balances were not settled during the year and therefore JEM charged the subsidiary of the parent an intercompany
           interest charge........................................................   $      180       $      151
                                                                                    ------------         -------
                                                                                    ------------         -------
8.         Adjustment to eliminate B&G historical interest expense with related parties. For the fiscal year ended December 28, 1996, the $4,452 includes interest expense with Specialty Foods of $4,414 and another related party (L. Polaner) of $38. For the 39-week period ended
           September 27, 1997, the $788 includes interest expense with BRS of $754 and L. Polaner interest expense of $34. The Company eliminated such amounts, and then added back interest expense on the Existing Notes which includes interest on the debt associated with the acquisition financings as well as working capital necessary to operate the business. The Company added back L. Polaner's interest expense in Note
           9 as such expense will continue to be incurred by the Company. L.
           Polaner's interest expense is included in the $110 and $83 addback in
           1996 and 1997, respectively, in Note 9, which also contains other interest expense including capital leases. Also, as the pro forma condensed consolidated financial statements give effect to the B&G and
           B&R Acquisition, the Nabisco Brands Acquisition, the Trappey's
           Acquisition and the Financing as if such transactions had occurred on
           December 30, 1995, the Company eliminated Specialty Foods' historical interest expense in 1996 and BRS's interest expense in 1997 as such debt and related interest expense would not have been incurred by the
           Company................................................................   $   (4,452)      $     (788)
                                                                                    ------------         -------
                                                                                    ------------         -------

                                B&G FOODS, INC.

                          NOTES TO UNAUDITED PRO FORMA

            CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)


                                                                                       FISCAL
                                                                                     YEAR ENDED        39-WEEK
                                                                                      DEC. 28,       PERIOD ENDED
                                                                                        1996        SEPT. 27, 1997
                                                                                    ------------  ------------------
9.         Adjustment to eliminate historical interest expense and to reflect pro forma interest expense and amortization of deferred debt issuance costs as shown below. The net proceeds from the sale of the Existing Notes were used to repay approximately $76.5 million of the Prior Credit
           Facility (weighted average interest rate of approximately 8.95%) and
           $23.5 million of the Interim Notes (12%) which were incurred in conjunction with the B&G and B&R Acquisition and the Nabisco Brands
           Acquisition.
           -- Historical interest expense.........................................   $     (197)      $   (5,320)
           -- Other debt..........................................................          110               83
           -- Existing Notes (9.625%).............................................       11,550            8,663
                                                                                    ------------         -------
                                                                                         11,463            3,426
           -- Amortization of deferred debt issuance costs. In connection with the issuance of the Existing Notes, the Company incurred approximately $5.2 million in deferred debt issuance costs which are being amortized over
           the life of the Existing Notes.........................................          524              393
                                                                                    ------------         -------
                                                                                         11,987            3,819
                                                                                    ------------         -------
           Adjustment to eliminate Trappey's historical interest expense..........           (9)              (4)
                                                                                    ------------         -------
                                                                                     $   11,978       $    3,815
                                                                                    ------------         -------
                                                                                    ------------         -------
10.        Adjustment to income tax expense to reflect the Company's effective tax rate. The primary difference between the expense calculated at the statutory rate (34%) and the amount reflected in the pro forma statements is attributable primarily to non-deductible goodwill and the
           provision for state income taxes.......................................   $      405       $     (516)
                                                                                    ------------         -------
                                                                                    ------------         -------
11.        Other unaudited pro forma data:
           Pro forma earnings before interest, taxes, depreciation and
           amortization (Pro forma EBITDA)........................................   $   21,867       $   14,581
                                                                                    ------------         -------
                                                                                    ------------         -------
           Pro forma earnings before interest, taxes, depreciation and amortization, as adjusted (Pro forma EBITDA,
           as adjusted)...........................................................   $   23,366       $   15,768
                                                                                    ------------         -------
                                                                                    ------------         -------



    Pro forma EBITDA is defined as pro forma earnings before interest, taxes, depreciation and amortization and is presented because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. Pro forma EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Pro forma EBITDA, as adjusted, represents pro forma EBITDA adjusted for the effects of the matters described in the following paragraph.

                                B&G FOODS, INC.

                          NOTES TO UNAUDITED PRO FORMA

            CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)


    Subsequent to the Nabisco Brands Acquisition, the Company is not incurring the historical allocated indirect costs that were included in the historical Nabisco Brands financial statements for functions such as field sales force, administrative warehousing and delivery, and other administrative costs ($2,079 and $744 for the fiscal year ended December 28, 1996 and the 39-week period ended September 27, 1997, respectively); however, the Company is incurring certain incremental costs which are likely to have a continuing effect on the Company such as a 5% commission on net sales, new sales managers, a product manager, additional administrative staff, and increased insurance and other expenses (aggregating $1,580 and $462 for the fiscal year ended December 28, 1996 and the 39-week period ended September 27, 1997, respectively). Additionally, subsequent to the Trappey's Acquisition, the Company is not incurring certain historical allocated costs for sales, general and administrative expenses allocated by McIlhenney ($1,446 and $1,176 for the fiscal year ended December 28, 1996 and the 39-week period ended September 27, 1997, respectively); however, the Company is incurring certain incremental selling, general and administrative expenses which are likely to have a continuing effect on the Company such as sales managers, an administrative staff member, and increased insurance and other expenses (aggregating $446 and $271 for the fiscal year ended December 28, 1996 and the 39-week period ended September 27, 1997, respectively).

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA
                      B&G FOODS, INC. AND SUBSIDIARIES(1)

    The following selected historical financial and other data of B&G Foods, Inc. and subsidiaries as of December 28, 1996 and September 27, 1997 and for the years ended December 30, 1995 and December 28, 1996 and for the 39-week period ended September 27, 1997 have been derived from, and should be read in conjunction with, the financial statements of B&G Foods, Inc. and subsidiaries, including the respective notes thereto, included elsewhere in this Prospectus, which have been audited by KPMG Peat Marwick LLP. The selected historical financial and other data of B&G Foods, Inc. and subsidiaries set forth below as of and for the years ended January 2, 1993, January 1, 1994, December 31, 1994, and as of December 30, 1995, and as of and for the 39-week period ended September 28, 1996 have been derived from the unaudited financial statements of B&G Foods, Inc. and subsidiaries, which are not included elsewhere in this Prospectus and which, in the opinion of Management, include all adjustments necessary for a fair presentation. The results of operations for the 39-week period ended September 27, 1997 are not necessarily indicative of results to be expected for the full year. All of the following information is qualified in its entirety by, and should be read in conjunction with "Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of B&G Foods, Inc. and subsidiaries, including the respective notes thereto, appearing elsewhere in this Prospectus.

                                                                                                             39-WEEK
                                                     FISCAL YEAR ENDED                                     PERIOD ENDED
                         -------------------------------------------------------------------------  --------------------------
                            JAN. 2,        JAN. 1,       DEC. 31,       DEC. 30,       DEC. 28,       SEPT. 28,     SEPT. 27,
                             1993           1994           1994           1995           1996           1996          1997
                         -------------  -------------  -------------  -------------  -------------  -------------  -----------
                         (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)  (SUCCESSOR)
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Net sales (2)..........    $  54,295      $ 102,629      $ 113,812      $ 112,245      $ 129,307      $  97,067     $ 104,337
Cost of goods sold.....       33,386         73,222         82,833         79,293         91,187         68,873        70,064
                         -------------  -------------  -------------  -------------  -------------  -------------  -----------
  Gross profit.........       20,909         29,407         30,979         32,952         38,120         28,194        34,273
Sales, marketing and
  distribution
  expenses.............       18,507         24,124         23,336         23,863         28,414         21,555        24,350
General and
  administrative
  expenses.............        3,939          4,545          2,589          2,598          2,941          2,000         3,165
Management fees........          155             --             --          1,097          1,249            939           191
                         -------------  -------------  -------------  -------------  -------------  -------------  -----------
  Operating (loss)
    income.............       (1,692)           738          5,054          5,394          5,516          3,700         6,567
Interest expense.......        1,577          1,769          2,394          3,780          4,649          3,460         6,108
                         -------------  -------------  -------------  -------------  -------------  -------------  -----------
  (Loss) income before
    income tax expense
    and extraordinary
    item...............       (3,269)        (1,031)         2,660          1,614            867            240           459
Income tax expense
  (3)..................          143            116          1,458            896            591             35           426
                         -------------  -------------  -------------  -------------  -------------  -------------  -----------
  (Loss) income before
    extraordinary
    item...............       (3,412)        (1,147)         1,202            718            276            205            33
                         -------------  -------------  -------------  -------------  -------------  -------------  -----------
Extraordinary item, net
  of income tax
  benefit(4)...........           --             --             --             --             --             --        (1,804)
                         -------------  -------------  -------------  -------------  -------------  -------------  -----------
  Net (loss) income....    $  (3,412)     $  (1,147)     $   1,202      $     718      $     276      $     205     $  (1,771)
                         -------------  -------------  -------------  -------------  -------------  -------------  -----------
                         -------------  -------------  -------------  -------------  -------------  -------------  -----------

                                                                                                             39-WEEK
                                                     FISCAL YEAR ENDED                                     PERIOD ENDED
                         -------------------------------------------------------------------------  --------------------------
                            JAN. 2,        JAN. 1,       DEC. 31,       DEC. 30,       DEC. 28,       SEPT. 28,     SEPT. 27,
                             1993           1994           1994           1995           1996           1996          1997
                         -------------  -------------  -------------  -------------  -------------  -------------  -----------
                         (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)  (SUCCESSOR)
                                                                (DOLLARS IN THOUSANDS)
OTHER DATA:
EBITDA (2)(5)..........    $   1,470      $   3,939      $   8,452      $   8,905      $   9,621      $   6,690     $  10,323
EBITDA as a % of net
  sales................          2.7%           3.8%           7.4%           7.9%           7.4%           6.9%          9.9%
Adjusted EBITDA (6)....    $   1,625      $   5,173      $   8,452      $  10,002      $  10,999      $   7,629     $  10,514
Adjusted EBITDA as a %
  of net sales.........          3.0%           5.0%           7.4%           8.9%           8.5%           7.9%         10.1%
Depreciation and
  amortization,
  excluding
  amortization of
  deferred debt
  issuance costs.......    $   3,162      $   3,201      $   3,398      $   3,511      $   4,105      $   2,990     $   3,756
Capital expenditures...        1,977          1,789          1,770          2,571          2,573          2,209         2,976
Ratio of earnings to
  fixed
  charges (7)..........                                       1.9x           1.4x           1.2x           1.1x          1.1x
Cash flows from
  operating
  activities...........    $  (2,092)     $   6,301      $   3,031      $   9,741      $   2,284      $   1,902     $   4,720
Cash flows from
  investing
  activities...........       (1,993)       (16,547)        (3,058)        (8,871)        (2,573)        (2,209)      (69,842)
Cash flows from
  financing
  activities...........        4,149         16,695            (12)          (284)          (318)          (257)       68,530


                            JAN. 2,        JAN. 1,       DEC. 31,       DEC. 30,       DEC. 28,       SEPT. 28,     SEPT. 27,
                             1993           1994           1994           1995           1996           1996          1997
                         -------------  -------------  -------------  -------------  -------------  -------------  -----------
                         (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)   (SUCCESSOR)   (PREDECESSOR)  (SUCCESSOR)
BALANCE SHEET DATA (AT
  PERIOD END):
Total assets...........    $  48,960      $  80,469      $  69,936      $  82,012      $ 103,412      $  77,345     $ 181,019
Long term debt,
  including current
  portion..............       21,222         24,381         25,654         30,163         53,513         27,520       121,401
Total liabilities......       31,669         52,387         40,675         52,033         90,912         47,161       162,790
Total stockholder's
  equity...............       17,291         28,082         29,261         29,979         12,500         30,184        18,229

------------------------

(1) The B&G and B&R Acquisition was consummated on December 27, 1996 and was accounted for using the purchase method of accounting. The selected historical financial and other data set forth above as of December 28, 1996 and as of and for the 39-week period ended September 27, 1997 (the "Successor") is presented on a consolidated basis. The selected historical financial and other data set forth above as of all periods ending prior to December 28, 1996 and for each of the years in the five-year period ended December 28, 1996, and for the 39-week period ended September 28, 1996 (the "Predecessor") is presented on a combined basis because the Predecessor companies were under common control. As a result of the B&G and B&R Acquisition, the selected historical financial and other data subsequent to the acquisition is presented on a different cost basis and uses certain different accounting policies than the selected historical financial and other data prior to the acquisition and, therefore, is not comparable. Further, related party transactions affect the comparability of the selected historical financial and other data. Additionally, the comparability of the data presented above is affected by the acquisition of the Predecessor by Specialty Foods in August 1993 and the acquisition by the Predecessor of the NEW YORK STYLE brand in September 1995, both of which were accounted for using the purchase method of accounting.

(2) B&G's net sales increased dramatically in 1993 due to the commencement of co-packing and distribution agreements with American Home Food Products, Inc. ("AHFP") upon the sale to AHFP of the POLANER business by Artal International, the common corporate parent of the Company and the POLANER business. The AHFP co-packing and distribution arrangements are now conducted for IHF, the successor to AHFP, under the IHF Contracts. The co-packing and distribution relationships under the IHF Contracts are provided on a significantly lower profit margin level than B&G's base businesses. As a result, the IHF Contract business did not increase EBITDA to the same degree as net sales.

(3) The Company was part of the consolidated federal income tax returns of its parents during 1992 and through March 1993, and from August 1993 through December 27, 1996. Income tax expense has been computed as if the Company filed a separate federal income tax return for each period presented.

(4) Reflects the write-off of deferred debt issuance costs in connection with the debt repayments and amendments relating to the Prior Credit Facility and the Interim Notes.

(5) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and extraordinary item and is presented because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(6) The Company's financial statements reflect various ownership changes and management fee structures during the periods covered thereby. To provide a better comparison of historical results of operations, the Company has adjusted historical EBITDA to exclude historical management fees. Adjusted EBITDA excludes management fees and nonrecurring expenses of $129 incurred by the Company in connection with the sale of the Company in 1996.

(7) For purposes of this computation, earnings consist of income before income taxes and extraordinary item plus fixed charges. Fixed charges consist of interest on indebtedness plus that portion of lease rental expense representative of the interest factor. For the years ended January 2, 1993 and January 1, 1994, the Company's earnings were insufficient to cover its fixed charges by $3,269 and $1,031, respectively.

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA

                             THE NABISCO BRANDS(1)

    The following selected historical financial and other data with respect to the Nabisco Brands for the years ended December 31, 1995 and December 31, 1996 and the 24-week period ended June 17, 1997 have been derived from, and should be read in conjunction with, the combined financial statements of the Nabisco Brands, including the respective notes thereto, included elsewhere in this Prospectus, which have been audited by KPMG Peat Marwick LLP. The selected historical financial and other data for the 26-week period ended June 29, 1996 have been derived from the unaudited combined financial statements of the Nabisco Brands, which are not included elsewhere in this Prospectus and which, in the opinion of Management, include all adjustments necessary for a fair presentation. The results of operations for the 24-week period ended June 17, 1997 are not necessarily indicative of results to be expected for the full year. All of the following information is qualified in its entirety by, and should be read in conjunction with "Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements of the Nabisco Brands, including the respective notes thereto, appearing elsewhere in this Prospectus.


                                                                                                26-WEEK     24-WEEK
                                                                              YEAR ENDED        PERIOD      PERIOD
                                                                         --------------------    ENDED       ENDED
                                                                         DEC. 31,   DEC. 31,   JUNE 29,    JUNE 17,
                                                                           1995       1996       1996        1997
                                                                         ---------  ---------  ---------  -----------
                                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales..............................................................  $  28,937  $  27,718  $  12,335   $   9,916
Cost of goods sold.....................................................      9,121      8,782      3,910       3,531
                                                                         ---------  ---------  ---------  -----------
Gross profit...........................................................     19,816     18,936      8,425       6,385
Direct sales and distribution expenses.................................      3,753      3,572      1,804       1,350
Trade promotions and other marketing expenses..........................      3,478      3,729      1,626         954
                                                                         ---------  ---------  ---------  -----------
Product contribution...................................................     12,585     11,635      4,995       4,081
Indirect costs allocated for field sales force, administrative
  warehousing and delivery, and other administrative functions.........      2,170      2,079        925         744
                                                                         ---------  ---------  ---------  -----------
Product contribution, net of indirect costs before income taxes........  $  10,415  $   9,556  $   4,070   $   3,337
                                                                         ---------  ---------  ---------  -----------
                                                                         ---------  ---------  ---------  -----------
OTHER DATA:
Product contribution, net of indirect costs before income taxes as a %
  of net sales.........................................................       36.0%      34.5%      33.0%       33.7%
Adjusted product contribution, net of indirect costs before income
  taxes(2).............................................................  $  10,479  $   9,620  $   4,102   $   3,367
Adjusted product contribution, net of indirect costs before income
  taxes as a % of net sales............................................       36.2%      34.7%      33.3%       34.0%
Depreciation and amortization..........................................  $      64  $      64  $      32   $      30


------------------------


(1) Reflects only assets acquired pursuant to the Nabisco Brands Acquisition. Net sales represent net sales directly attributable to the Nabisco Brands. Costs of goods sold and direct sales, distribution, trade promotions and other marketing expenses in the selected historical financial and other data represent direct costs and expenses related to the Nabisco Brands. Indirect costs were incurred by Nabisco for such functions as field sales force, administrative warehousing and delivery operations and other costs associated with billing, collection, finance and other administration activities. Such costs were not allocated in the historical combined product contribution statements provided to B&G but have been estimated by B&G management and provided for in the combined statements of net product contribution based upon the costs of these services contracted for by B&G with Nabisco pursuant to a Transitional Services Agreement which was in effect for the period from the date of acquisition (June 17, 1997) to September 1, 1997, as well as upon B&G's historical experience as to the costs of such functions for similar products. Interest expense and income taxes were not allocated to the Nabisco Brands.



(2) Adjusted product contribution, net of indirect costs before income taxes represents product contribution, net of indirect costs before income taxes plus depreciation expense.

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA
                                   TRAPPEY'S

    The following selected historical financial and other data of JEM Brands, Inc. and its subsidiary, Trappey's Fine Foods, Inc., as of December 28, 1996 and August 15, 1997 and for the years ended December 31, 1995 and December 28, 1996 and the 33-week period ended August 15, 1997 have been derived from, and should be read in conjunction with, the consolidated financial statements of JEM Brands, Inc. and subsidiary, including the respective notes thereto, included elsewhere in this Prospectus, which have been audited by KPMG Peat Marwick LLP. The selected historical financial and other data of JEM Brands, Inc. and subsidiary set forth below as of December 31, 1995 and as of and for the 34-week period ended August 24, 1996 have been derived from the unaudited consolidated financial statements of JEM Brands, Inc. and subsidiary, which are not included elsewhere in this Prospectus and which, in the opinion of Management, include all adjustments necessary for a fair presentation. The results of operations for the 33-week period ended August 15, 1997 are not necessarily indicative of results to be expected for the full year. All of the following information is qualified in its entirety by, and should be read in conjunction with, "Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements of JEM Brands, Inc. and subsidiary, including the respective notes thereto, appearing elsewhere in this Prospectus.

                                                                                   YEAR ENDED
                                                                   ------------------------------------------
                                                                                          34-WEEK    33-WEEK
                                                                                          PERIOD     PERIOD
                                                                                           ENDED      ENDED
                                                                   DEC. 31,   DEC. 28,   AUG. 24,    AUG.15,
                                                                     1995       1996       1996      1997(1)
                                                                   ---------  ---------  ---------  ---------

                                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales........................................................  $  16,945  $  18,683  $  12,559  $  10,588
Cost of goods sold...............................................      9,827     11,712      7,516      6,668
                                                                   ---------  ---------  ---------  ---------
  Gross profit...................................................      7,118      6,971      5,043      3,920
Sales, marketing and distribution expenses.......................      4,685      4,784      3,244      2,687
General and administrative expenses..............................      1,011      1,021        750        797
                                                                   ---------  ---------  ---------  ---------
  Operating income...............................................      1,422      1,166      1,049        436
Interest income, net.............................................         77        156         99        138
Other (expense) income...........................................        (51)        15         15          9
                                                                   ---------  ---------  ---------  ---------
  Earnings before income tax expense.............................      1,448      1,337      1,163        583
Income tax expense...............................................        636        565        492        282
                                                                   ---------  ---------  ---------  ---------
  Net earnings...................................................  $     812  $     772  $     671  $     301
                                                                   ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------

OTHER DATA:
EBITDA(2)........................................................  $   2,087  $   1,905  $   1,551  $     900
EBITDA as a % of net sales.......................................       12.3%      10.2%      12.3%       8.5%
Depreciation and amortization....................................  $     716  $     724  $     487  $     455
Capital expenditures.............................................        994        296        134          9
Ratio of earnings to fixed charges(3)............................       56.7x     100.7x      97.9x      65.8x
Cash flows from operating activities.............................  $   1,472  $     988  $     484  $   3,011
Cash flows from investing activities.............................       (994)      (296)      (134)        (9)
Cash flows from financing activities.............................       (500)      (700)       350     (3,002)

BALANCE SHEET DATA (AT PERIOD END):
Total assets.....................................................  $  18,661  $  19,081  $  20,909  $  16,107
Total liabilities................................................        516        864      2,443        591
Total stockholder's equity.......................................     18,145     18,217     18,466     15,516

------------------------
(1) The Statement of Operations data for the period ended August 15, 1997 includes 32 weeks and 6 days; however, this period is referred to as the 33-week period ended August 15, 1997.

(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and is presented because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(3) For the purposes of this calculation, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness plus that portion of lease rental expense representative of the interest factor.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements and related notes, and the other financial information, included elsewhere in this Prospectus.

GENERAL

    The Company, a manufacturer, marketer and distributor of shelf-stable food products, was organized by BRS in November 1996 to acquire Bloch & Guggenheimer, Inc., Burns & Ricker, Inc. and certain related entities from Specialty Foods, which businesses had been acquired by Specialty Foods from Artal International in 1993.

    The Company's financial statements reflect various ownership changes and management fee structures during the periods covered thereby. To provide a better comparison of historical results of operations, the Company has adjusted historical EBITDA to exclude historical management fees. Adjusted EBITDA excludes management fees and nonrecurring expenses incurred by the Company in connection with the sale of the Company in 1993 and 1996. From 1992 to 1996, B&G's sales and Adjusted EBITDA increased at compounded annual rates of 24.2% and 61.3% respectively. This growth in sales and Adjusted EBITDA resulted from the acquisition of new businesses, increased sales from existing and new products, and cost reductions in the base B&G business and acquired businesses. The Company's sales increased dramatically in 1993 due to the commencement of co-packing and distribution agreements with American Home Food Products, Inc. ("AHFP") upon the sale to AHFP of the POLANER business by Artal International, the common corporate parent of the Company and the POLANER business. The AHFP co-packing and distribution arrangements are now conducted under the IHF Contracts for IHF, the successor to AHFP, which is referred to in the following discussion as IHF. The co-packing and distribution services provided under the IHF Contracts are on a significantly lower profit margin level than the Company's base businesses. As a result, the IHF Contracts business did not increase EBITDA to the same degree as net sales.

    In late 1995, the Company acquired the NEW YORK STYLE brand from Nabisco and integrated it into the existing BURNS & RICKER bagel chip business. The NEW YORK STYLE brand acquisition and higher B&G Pickle and Pepper Products sales in 1995 partially offset reduced sales of POLANER products to IHF in that year. During such period, IHF significantly reduced marketing support and promotions for the POLANER line and other IHF products, impacting the Company's sales of IHF products both as a co-packer and distributor. Despite the decrease in sales, Adjusted EBITDA grew by 18.3% in 1995 due to the NEW YORK STYLE brand acquisition and continued growth in the Company's base B&G Pickle and Pepper Products business. Upon the acquisition of the NEW YORK STYLE brands, Management immediately focused on cost reductions. In 1996, the Company experienced the first full year of NEW YORK STYLE sales and Adjusted EBITDA contribution. This, plus B&G's Pickle and Pepper Products sales growth, increased net sales by 15.2% and Adjusted EBITDA by 10.0%.

    On June 17, 1997, the Company acquired certain assets relating to the Nabisco Brands. The collective sales of the Nabisco Brands represented less than 1.0% of Nabisco's aggregate U.S. food sales in 1996. As such, Management believes the Nabisco Brands were not considered part of Nabisco's core business. Management further believes the Nabisco Brands did not receive a sufficient level of management, marketing and promotional resources from Nabisco, which resulted in a deterioration in the sales and operating performance of such brands. Additionally, in 1996, Nabisco altered and restructured its sales and marketing procedures, moving from a national network of independent brokers to an in-house direct selling organization. Management believes this sales and marketing policy change further reduced the level of management, marketing and promotional resources available to the Nabisco Brands and further negatively impacted their sales and operating performance.

    The Nabisco Brands generally lost sales from 1992 through 1996. Retail sales of REGINA, VERMONT MAID and BRER RABBIT products declined 20.3%, 18.0% and 16.2%, respectively, over that four-year period while

WRIGHT'S sales remained relatively flat. Despite deterioration of sales at retail, the food service sales component of the Nabisco Brands increased by 18.0% over the same four-year period, limiting the overall sales decrease of the Nabisco Brands to 7.1% from 1992 to 1996. Management believes that there is significant growth potential in the Nabisco Brands, especially through the Company's DSD sales and distribution system, given proper management attention and sales and marketing support. The Company has demonstrated its ability to provide such management focus and sales and marketing support in its prior acquisition of the BURNS & RICKER and NEW YORK STYLE product lines. Efforts are underway to broaden the distribution of the Nabisco Brands and increase marketing support in an attempt to recover the sales lost in the past four years. New products are planned in the REGINA and WRIGHT'S lines to meet consumer needs that have not been addressed to date. In addition, the Company has recently introduced modern packaging for the VERMONT MAID product line to enhance its brand image.

    Management believes that the Trappey's Brands were not part of McIlhenny's branded product focus and, in recent periods, have not received adequate management focus and sales and marketing support. Management believes that there is significant growth potential in the Trappey's Brands if sold through the DSD system and its national retail grocery and food service systems.

B&G FOODS, INC.

    39-WEEKS ENDED SEPTEMBER 27, 1997 COMPARED TO 39-WEEKS ENDED SEPTEMBER 28,
     1996

    NET SALES. Net sales increased by $7.2 million, or 7.5%, to $104.3 million for the 39-weeks ended September 27, 1997 (the "1997 Period") from $97.1 million for the 39-weeks ended September 28, 1996 (the "1996 Period"). The net sales increase included $8.6 million of sales from the Acquired Brands. Sales of B&G Pickle and Pepper Products increased by $3.1 million, or 8.6%, from the 1996 Period, largely reflecting increased sales of food service products and the SANDWICH TOPPERS line. Sales of food service products increased in the 1997 Period by $2.5 million, or 16.7%, reflecting a higher unit volume. Sales of retail B&G Pickle and Pepper Products increased by $0.6 million, or 3.0%, reflecting the successful introduction of six new SANDWICH TOPPERS products and generally higher retail unit volume. These sales increases were offset by a decrease of $4.5 million, or 11.8%, in sales of co-packed POLANER products to IHF and sales of POLANER products distributed by the Company in the northeastern U.S.

    GROSS PROFIT. Gross profit increased by $6.1 million, or 21.6%, to $34.3 million for the 1997 Period from $28.2 million in the 1996 Period. Gross profit expressed as a percentage of net sales increased to 32.8% in the 1997 Period from 29.0% in the 1996 Period due to a favorable shift in the sales mix to higher gross profit margin B&G Pickle and Pepper Products sales and Acquired Brands sales from lower gross profit margin POLANER co-packing sales.

    SALES, MARKETING AND DISTRIBUTION EXPENSES. Sales, marketing and distribution expenses increased by $2.8 million, or 13.0%, to $24.4 million for the 1997 Period from $21.6 million for the 1996 Period. Such expenses expressed as a percentage of net sales increased to 23.3% in the 1997 Period from 22.2% in the 1996 Period due to the addition of the Acquired Brands.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (including amortization of intangibles and management fees) increased by $0.4 million, or 14.2%, primarily due to increased amortization of goodwill associated with the B&G and B&R Acquisition in December 1996, the Nabisco Brands Acquisition and the Trappey's Acquisition and other expenses, which were partially offset by lower management fees in the 1997 Period. General and administrative expenses expressed as a percentage of net sales remained relatively constant at 3.2% in the 1997 Period and 3.0% in the 1996 Period.

    OPERATING INCOME. As a result of the foregoing, operating income increased by $2.9 million, or 77.5%, to $6.6 million for the 1997 Period from $3.7 million for the 1996 Period. Operating income expressed as a percentage of net sales increased to 6.3% in the 1997 Period from 3.8% in the 1996 Period.

    INTEREST EXPENSE. Interest expense increased $2.6 million or 76.5% to $6.1 million for the 1997 Period from $3.5 million in the 1996 Period as a result of the additional debt incurred by the Company to fund the B&G and B&R Acquisition and the Nabisco Acquisition.

    YEAR ENDED DECEMBER 28, 1996 COMPARED TO YEAR ENDED DECEMBER 30, 1995

    NET SALES. Net sales increased by $17.1 million, or 15.2%, to $129.3 million in the year ended December 28, 1996 ("Fiscal 1996") from $112.2 million in the year ended December 30, 1995 ("Fiscal 1995") as all of the Company's product lines experienced increased sales. The sales increase primarily reflects higher sales of Baked Snack Products of $8.2 million, or 38.1%, in Fiscal 1996, resulting from the full year effect of the acquisition and integration of the NEW YORK STYLE brand, which was acquired in September 1995 from Nabisco. Sales of B&G Pickle and Pepper Products increased by $5.5 million, or 12.6%, in Fiscal 1996 due to the introduction of the SANDWICH TOPPERS line in the territory covered by the DSD sales and distribution system and increased sales of food service products to national fast food sandwich chains. Additionally, sales of the co-packed Polaner line of products increased by $3.4 million, or 7.2%, in Fiscal 1996 reflecting increased marketing and promotional support for POLANER products by IHF.

    GROSS PROFIT. Gross profit increased by $5.1 million, or 15.7%, to $38.1 million in Fiscal 1996 from $33.0 million in Fiscal 1995. Gross profit expressed as a percentage of net sales increased slightly to 29.5% in Fiscal 1996 from 29.4% in Fiscal 1995. The increase reflects the effect of a shift in the sales mix to higher gross profit margin B&G Pickle and Pepper Products in Fiscal 1996 which were partially offset by increased sales of the lower gross profit margin POLANER products.

    SALES, MARKETING AND DISTRIBUTION EXPENSES. Sales, marketing and distribution expenses increased by $4.5 million, or 19.1%, to $28.4 million in Fiscal 1996 from $23.9 million in Fiscal 1995. Such expenses expressed as a percentage of net sales increased to 22.0% in Fiscal 1996 from 21.3% in Fiscal 1995, primarily as a result of higher marketing expenditures to support the introduction of the SANDWICH TOPPERS line in the territory covered by the DSD sales and distribution system. The introduction of new products in the Baked Snack Products line and the acquisition of the NEW YORK STYLE brand also increased sales, marketing and distribution expenses during Fiscal 1996.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expense (including amortization of intangibles and management fees) increased by $0.5 million, or 13.4%, to $4.2 million in Fiscal 1996 from $3.7 million in Fiscal 1995. General and administrative expenses expressed as a percentage of net sales decreased to 3.2% in Fiscal 1996 from 3.3% in Fiscal 1995. This decline reflects the Company's ability to integrate acquisitions efficiently and introduce new products into its existing infrastructure without proportionately increasing operating costs.

    OPERATING INCOME. As a result of the foregoing, operating income increased by $0.1 million, or 2.3%, to $5.5 million in Fiscal 1996 from $5.4 million in Fiscal 1995. Operating income as a percentage of net sales decreased to 4.3% in Fiscal 1996 from 4.8% in Fiscal 1995.

    INTEREST EXPENSE. Interest expense increased $0.8 million or 23.0% to $4.6 million for the 1996 Period from $3.8 million in the 1995 Period. The change is due to the Company having additional debt from SFC of $7.0 million, primarily related to the acquisition of the NEW YORK STYLE bagel chip product line from Nabisco in September 1995.

    YEAR ENDED DECEMBER 30, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    NET SALES. Net sales declined by $1.6 million, or 1.4%, to $112.2 million in Fiscal 1995 from $113.8 million in the year ended December 31, 1994 ("Fiscal 1994"). The decline in Fiscal 1995 was primarily due to a $8.6 million, or 15.3%, decrease in sales of POLANER products. Sales of POLANER products are largely dependent on IHF's success in marketing and selling the POLANER brand. In Fiscal 1995, IHF substantially reduced marketing and promotional support for the POLANER brand and the resultant reduction in consumer demand impacted the co-packing and distribution sales volume of B&G. The loss of low margin POLANER sales was partially mitigated by increased sales in the Company's other businesses. Sales of Baked Snack Products increased by $4.9 million, or 29.4%, in Fiscal 1995 compared to Fiscal 1994 largely reflecting the sales contribution of the NEW YORK STYLE brand that was acquired from Nabisco in September 1995. Sales of BURNS & RICKER brand Baked Snack Products in Fiscal 1995 were essentially flat from Fiscal 1994 reflecting the discontinuation in Fiscal 1995 of certain low margin Baked Snack Products which represented approximately $1.0 million of sales in Fiscal 1994. Sales of the B&G Pickle and Pepper Products increased by $2.1 million, or 5.1%, in Fiscal 1995 compared to Fiscal 1994 based on strong sales in the food service and wet spice businesses.

    GROSS PROFIT. Gross profit increased by $2.0 million, or 6.4%, to $33.0 million in Fiscal 1995 from $31.0 million in Fiscal 1994. Gross profit expressed as a percentage of net sales increased to 29.4% in Fiscal 1995 from 27.2% in Fiscal 1994. The increase resulted from a favorable shift in the sales mix to higher gross profit margin B&G Pickle and Pepper Products and Baked Snack Products from lower gross profit margin POLANER products.

    SALES, MARKETING AND DISTRIBUTION EXPENSES. Sales, marketing and distribution expenses increased by $0.6 million, or 2.3%, to $23.9 million in Fiscal 1995 from $23.3 million in Fiscal 1994. Such expenses expressed as a percentage of net sales increased to 21.3% in Fiscal 1995 from 20.5% in Fiscal 1994, primarily as a result of reduced sales of POLANER products in Fiscal 1995.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (including amortization of intangibles and management fees) increased by $1.1 million, or 42.7%, to $3.7 million in Fiscal 1995 from $2.6 million in Fiscal 1994. This increase reflects the introduction of a $1.1 million management fee charge from the Company's prior corporate owner that was not charged in Fiscal 1994. General and administrative expenses expressed as a percentage of net sales increased to 3.3% in Fiscal 1995 from 2.3% in Fiscal 1994. This increase principally reflects the introduction of the $1.1 million management fee as well as lower POLANER product- related sales.

    OPERATING INCOME. As a result of the foregoing, operating income increased by $0.3 million, or 6.7%, to $5.4 million in Fiscal 1995 from $5.1 million in Fiscal 1994. Operating income as a percentage of net sales increased to 4.8% in Fiscal 1995 from 4.4% in Fiscal 1994.


    INTEREST EXPENSE. Interest expense increased $1.4 million or 57.9% to $3.8 million for Fiscal 1995 from $2.4 million in Fiscal 1994. The majority of interest expense relates to SFC debt and is part of an allocation based on SFC's overall debt outstanding.


NABISCO BRANDS

    24-WEEKS ENDED JUNE 17, 1997 COMPARED TO 26-WEEKS ENDED JUNE 29, 1996


    NET SALES. Net sales decreased by $2.4 million, or 19.6%, to $9.9 million for the 24-weeks ended June 17, 1997 (the "1997 Period") from $12.3 million for the 26-weeks ended June 29, 1996 (the "1996 Period"). Retail sales decreased by $2.0 million, or 27.3%, and food service sales decreased by $0.4 million, or 8.8%, from the 1996 Period. Retail sales decreased $0.8 million due to the short period in 1997. Regina, Wright's and Brer Rabbit accounted for $0.6 million, $0.4 million and $0.2 million, respectively of the remaining retail shortfall which was due to a lack of promotional activity and reduced emphasis on marketing the Nabisco Brands following the announcement of their sale. Food service sales decreased $0.7 million due to the short period in 1997, offset by continued growth in the base food service without any additional promotional activity. The Company believes that the levels of net sales for the Nabisco Brands since June 17, 1997 are materially consistent with the levels of net sales for the Nabisco Brands for the comparable period ended on June 17, 1997.


    GROSS PROFIT. Gross profit decreased by $2.0 million, or 24.2%, to $6.4 million for the 1997 Period from $8.4 million in the 1996 Period. The short period in 1997 accounted for $0.9 million of the gross profit shortfall. Gross profit expressed as a percentage of net sales decreased to 64.4% in the 1997 Period from

68.3% in the 1996 Period due to the change in sales mix from higher gross profit margin retail sales to lower gross profit margin food service sales and increased costs of production of REGINA products due to start-up inefficiencies at the new REGINA retail production facility.


    DIRECT SALES AND DISTRIBUTION EXPENSES. Direct sales and distribution expenses decreased by $0.5 million or 25.2% to $1.3 million for the 1997 Period from $1.8 million in the 1996 Period, as a result of the decline in net sales. Such expenses expressed as a percentage of net sales decreased to 13.6% in the 1997 Period from 14.6% in the 1996 Period. This is due primarily to the reduction of brokerage expense as Nabisco moved to an in-house sales force.


    TRADE PROMOTIONS AND OTHER MARKETING EXPENSES. Trade promotions and other marketing expenses decreased by $0.7 million or 41.3% to $0.9 million for the 1997 Period from $1.6 million in the 1996 Period. The change in promotional spending was a result of Nabisco's decision to pull back on the overall spending for these brands.


    INDIRECT COSTS. Indirect costs allocated for field sales force, administrative warehousing and delivery, and other administrative functions decreased by $0.2 million, or 19.6%, to $0.7 million for the 1997 Period from $0.9 million in the 1996 Period as a result of a decline in net sales.



    PRODUCT CONTRIBUTION, NET OF INDIRECT COSTS BEFORE INCOME TAXES. Product contribution, net of indirect costs before income taxes decreased by $0.8 million, or 18.0%, to $3.3 million for the 1997 Period from $4.1 million in the 1996 Period. Lower net sales led to the decrease in product contribution, net of indirect costs before income taxes. However, product contribution, net of indirect costs before income taxes expressed as a percentage of net sales increased to 33.7% in the 1997 Period from 33.0% in the 1996 Period.


    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    NET SALES. Net sales decreased by $1.2 million, or 4.2%, to $27.7 million in the year ended December 31, 1996 ("Fiscal 1996") from $28.9 million in the year ended December 31, 1995 ("Fiscal 1995") due to a shortfall in retail sales across all brands with the exception of WRIGHT'S. Retail sales declined $1.3 million, or 6.9%, while food service sales increased $0.1 million or 1.0%. REGINA retail sales declined $0.7 million due to a shift from brokered retail sales to a consolidated direct internal sales force, whose priority was Nabisco's larger national brands.

    GROSS PROFIT. Gross profit declined by $0.9 million, or 4.4%, to $18.9 million in Fiscal 1996 from $19.8 million in Fiscal 1995 as a result of the decline in net sales. Gross profit expressed as a percentage of net sales decreased slightly to 68.3% in Fiscal 1996 from 68.5% in Fiscal 1995. This slight decrease in profit margin was as a result of the change in sales mix from higher gross profit margin retail sales to lower gross profit margin food service sales.


    DIRECT SALES AND DISTRIBUTION EXPENSES. Direct sales and distribution expenses decreased by $0.2 million or 4.8% to $3.6 million for Fiscal 1996 from $3.8 million in Fiscal 1995, as a result of the decline in net sales. Such expenses expressed as a percentage of net sales decreased to 12.9% in Fiscal 1996 from 13.0% in Fiscal 1995. This is due primarily to the reduction of brokerage expenses as Nabisco moved to an in-house sales force.



    TRADE PROMOTIONS AND OTHER MARKETING EXPENSES. Trade promotions and other marketing expenses increased by $0.3 million or 7.2% to $3.7 million for Fiscal 1996 from $3.4 million in Fiscal 1995. The increase in promotional spending was a result of Nabisco's decision to provide additional support for the REGINA and VERMONT MAID product lines.



    INDIRECT COSTS. Indirect costs allocated for field sales force, administrative warehousing and delivery, and other administrative functions decreased by $0.1 million, or 4.2%, to $2.1 million for Fiscal 1996 from $2.2 million in Fiscal 1995 as a result of a decline in net sales.

    PRODUCT CONTRIBUTION, NET OF INDIRECT COSTS BEFORE INCOME TAXES. Product contribution, net of indirect costs before income taxes decreased by $0.8 million, or 8.2%, to $9.6 million in Fiscal 1996 from $10.4 million in Fiscal 1995. Lower net sales led to the decrease in product contribution, net of indirect costs before income taxes. Similarly, product contribution, net of indirect costs before income taxes expressed as a percentage of net sales also decreased to 34.5% in Fiscal 1996 from 36.0% in Fiscal 1995.


TRAPPEY'S

    33-WEEKS ENDED AUGUST 15, 1997 COMPARED TO 34-WEEKS ENDED AUGUST 24, 1996


    NET SALES. Net sales decreased by $2.0 million, or 15.7%, to $10.6 million for the 33-weeks ended August 15, 1997 (the "1997 Period") from $12.6 million for the 34-weeks ended August 24, 1996 (the "1996 Period"). This decrease was due primarily to a $1.2 million decrease in sales of branded hot sauces and retail peppers caused by a reduction in marketing and advertising efforts for the 1997 Period and the elimination of certain unprofitable food service products. The remaining $0.8 million is attributable to lower sales to an affiliate of McIlhenny. The Company believes that the levels of net sales for Trappey's since August 15, 1997 are materially consistent with the levels of net sales for Trappey's for the comparable period ended on August 15, 1997.


    GROSS PROFIT. Gross profit decreased by $1.1 million, or 22.3%, to $3.9 million for the 1997 Period from $5.0 million in the 1996 Period. Gross profit expressed as a percentage of net sales decreased to 37.0% in the 1997 Period from 40.2% in the 1996 Period primarily due to the elimination of markups on intercompany sales.

    SALES, MARKETING AND DISTRIBUTION EXPENSES. Sales, marketing and distribution expenses decreased by $0.6 million, or 17.2%, to $2.7 million for the 1997 Period from $3.2 million for the 1996 Period. Such expenses expressed as a percentage of net sales decreased to 25.4% in the 1997 Period from 25.8% in the 1996 Period. The decrease was primarily the result of lower advertising costs due to a reduction in management's advertising efforts in the 1997 Period. The impact of lower advertising costs was partially offset by an increase in the sales expense allocation from an affiliate as a percentage of net sales and by an increase in freight and commissions expenses as a percentage of net sales.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (including amortization of goodwill and intangibles) increased $0.1 million, or 6.3%, to $0.8 million in the 1997 Period from $0.7 million in the 1996 Period. General and administrative expenses expressed as a percentage of net sales increased to 7.5% in the 1997 Period from 6.0% in the 1996 Period. This increase is attributable to an increase in the general and administrative expense allocations from an affiliate as a percentage of net sales which were partially offset by reductions in amortization expense for intangibles as a percentage of net sales which were fully amortized in the 1996 Period.

    OPERATING INCOME. As a result of the foregoing, operating income decreased by $0.6 million, or 58.4%, to $0.4 million for the 1997 Period from $1.0 million for the 1996 Period. Operating income expressed as a percentage of net sales, however, decreased to 4.1% in the 1997 Period from 8.4% in the 1996 Period.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    NET SALES. Net sales increased by $1.7 million, or 10.3%, to $18.7 million in the year ended December 31, 1996 ("Fiscal 1996") from $17.0 million in the year ended December 31, 1995 ("Fiscal 1995"). This increase was primarily a result of a $1.0 million increase in affiliate sales. The remaining increase of $0.7 million is attributable to increases in sales of RED DEVIL brand hot sauces and increases in branded retail sliced and whole jalapeno peppers.

    GROSS PROFIT. Gross profit decreased by $0.1 million, or 2.1%, to $7.0 million in Fiscal 1996 from $7.1 million in Fiscal 1995. Gross profit expressed as a percentage of net sales decreased to 37.3% in Fiscal

1996 from 42.0% in Fiscal 1995. Cost increases in ingredients and packaging resulting from changes in product mix and an increase in general labor costs contributed to the declining gross profit.

    SALES, MARKETING AND DISTRIBUTION EXPENSES. Sales, marketing and distribution expenses increased by $0.1 million, or 2.1%, to $4.8 million in Fiscal 1996 from $4.7 million in Fiscal 1995. However, sales, marketing and distribution expenses expressed as a percentage of net sales decreased 25.6% in Fiscal 1996 from 27.6% in Fiscal 1995. This decrease is primarily a result of lower advertising costs as a percentage of net sales due to a reduction in management's advertising efforts during Fiscal 1996.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (including amortization of goodwill and intangibles) remained relatively unchanged at $1.0 million in Fiscal 1996 and Fiscal 1995. General and administrative expenses expressed as a percentage of net sales decreased to 5.5% in Fiscal 1996 from 6.0% in Fiscal 1995. This decline is attributable to reductions in amortization expense for intangibles as a percentage of net sales which were fully amortized in Fiscal 1996.

    OPERATING INCOME. As a result of the foregoing, operating income decreased by $0.2 million, or 18.0%, to $1.2 million in Fiscal 1996 from $1.4 million in Fiscal 1995. Operating income as a percentage of net sales decreased to 6.2% in Fiscal 1996 from 8.4% in Fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary sources of capital are cash flow from operations and borrowings under the New Credit Facility. The Company's primary capital requirements include debt service, capital expenditures, working capital needs and financing acquisitions. The Company is a holding company and its ability to make payments of principal and interest on its indebtedness (including the Notes) depends on its receipt of dividend or other payments from its operating subsidiaries. The Company and the Guarantors are prohibited under the Indenture from incurring any restrictions on the Guarantors' ability to pay dividends or make certain other payments to the Company. See "Description of the Notes--Certain Covenants-- Dividend and Other Payment Restrictions Affecting Subsidiaries."

    The Company's ability to make scheduled payments of principal of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, its indebtedness (including the Notes), or to fund planned capital expenditures, will depend upon its future performance, which, in turn, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon current levels of operations and anticipated growth in revenues and cost savings, Management believes that the Company's cash flow from operations, amounts available under the New Credit Facility and available cash will be adequate to meet its anticipated future requirements for working capital, capital expenditures, and scheduled payments of principal and interest on its indebtedness, including the Notes, for at least the next 12 months. There can be no assurance, however, that the Company's business will generate cash flow at or above anticipated levels or that the Company will be able to borrow funds under the New Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or make anticipated capital expenditures. In particular, there can be no assurance that anticipated revenue growth will be achieved at the levels currently anticipated or at all. If the Company is unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service its debt, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt (including the Notes) or obtain additional financing. There can be no assurance that any such refinancing would be available on commercially reasonable terms, or at all, or that any additional financing could be obtained, particularly in view of the Company's high level of debt, the restrictions on the Company's ability to incur additional debt under the New Credit Facility and the Indenture, and the fact that substantially all of the Company's assets are pledged to secure obligations under the New Credit Facility.

    At September 27, 1997, the Company's total debt and stockholder's equity was $121.1 million and $18.2 million, respectively. At September 27, 1997, the Company also had borrowing availability under the

New Credit Facility of an additional $50.0 million for working capital and capital expenditure requirements, subject to the borrowing conditions contained therein. The Company currently has no material capital commitments for the next 12 months. See "Risk Factors--Substantial Leverage and Debt Service."

    If the Company consummates additional acquisitions in the future, it may be required to raise additional debt or equity capital. The New Credit Facility and the Notes will, and other debt instruments of the Company may, pose various restrictions and covenants on the Company which could potentially limit the Company's ability to respond to market conditions, to provide for unanticipated capital investments, to raise additional debt or equity capital, or to take advantage of business opportunities, including future acquisitions. See "Description of Certain Indebtedness--New Credit Facility" and "Description of the Notes."

    Net cash provided by operating activities for the 39-week period ended September 27, 1997 was $4.7 million as compared to cash provided of $1.9 million for the 39-week period ended September 28, 1996. The increase of $2.8 million related to an increase in the change in accounts payable and accrued expenses of $2.7 million, a decrease of intercompany payments to SFC of $2.5 million, an increase of $3.8 million in trade accounts receivable, due to the new acquisitions, and an increase of $0.8 million in depreciation and amortization. Net cash provided by operating activities in 1996 was $2.3 million as compared to $9.7 million in 1995. The decrease of $7.5 million related to lower intercompany borrowings from SFC of $2.3 million and a decrease of $2.7 million of accounts payable and accrued expenses. This was offset by a reduction in inventory growth of $1.9 million due to better control of raw material management.

    Net cash used in investing activities for the 39-week period ended September 27, 1997 was $69.8 million as compared to $2.2 million in the 39-week period ended September 28, 1996. The change of $67.6 million related to the Nabisco Brands Acquisition and the Trappey's Acquisition and a final $4.0 million payment to SFC for the B&G and B&R Acquisition. Net cash used in investing activities in 1996 was $2.6 million as compared to $8.9 million in 1995. In 1995, the Company used $6.3 million to purchase New York Style Bagel Chips from Nabisco.

    Net cash provided by financing activities for the 39-week period ended September 27, 1997 was $68.5 million as compared to $0.3 million used for the 39-week period ended September 28, 1996. Financing activities in 1997 included primarily proceeds from the issuance of the Existing Notes and the Interim Notes, repayments of Prior Credit Facility and the Interim Notes, and payments related to debt issuance costs. Net cash used in financing activities in 1996 and 1995 was $0.3 million which represented capital lease payments.

SEASONALITY

    Sales of a number of the Company's products tend to be seasonal, but the effect of seasonality on the Company's liquidity is tempered by the Company's relatively varied product mix. The Company purchases most of the produce used to make the B&G Pickle and Pepper Products during the period from July 1 to October 31 and, consequently, its liquidity needs are greatest during this period.

COMPUTERIZED OPERATIONS AND THE YEAR 2000

    During recent years, there has been significant global awareness raised regarding the potential disruption to business operations worldwide resulting from the inability of current technology to process properly the change from the year 1999 to 2000. Although, based on a review of its data processing, operating and other computer-based systems, the Company does not currently believe that it will experience any significant adverse effects or material unbudgeted costs resulting therefrom, the Company cannot provide any assurance in this regard, and any such costs or effect could materially and adversely affect the operations of the Company and thereby its ability to satisfy its obligations under the Notes.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, Statement of Financial Accounting Standards (SFAS) No. 130 (SFAS 130), "Reporting Comprehensive Income," was issued to establish standards for reporting and displaying of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires disclosure of the components of comprehensive income including, among other things, foreign currency translation adjustments, minimum pension liability items and unrealized gains and losses on certain investments in debt and equity securities. The Company would be required to show components of comprehensive income in a financial statement displayed as prominently as the other required financial statements. The statement is effective for fiscal years beginning after December 15, 1997. The Company anticipates adopting this Statement in 1998.

    In June 1997, SFAS 131 "Disclosures About Segments of an Enterprise and Related Information", was issued to establish standards for public business enterprises reporting information regarding operating segments in annual and interim financial statements issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The Company operates in one business segment which manufactures and markets a diversified portfolio of food products, and accordingly, does not believe the segment reporting aspect of this statement will impact their financial statements. The Company anticipates adopting this Statement in 1998.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The Existing Notes were sold by the Company on August 11, 1997 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Existing Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and a limited number of institutional accredited investors within the meaning of Rule 501(a)(1), (2),
(3) or (7) under the Securities Act. As a condition to the sale of the Existing Notes, the Company and the Guarantors were required to enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the New Notes no later than 90 days after the Closing Date, (ii) use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act no later than 150 days after the Closing Date and (iii) upon effectiveness of the Registration Statement, to commence the Exchange Offer, maintain the effectiveness of the Registration Statement for at least 20 business days (or a longer period if required by law) and deliver to the Exchange Agent New Notes in the same aggregate principal amount as the Existing Notes that were tendered by holders thereof pursuant to the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is intended to satisfy certain of the Company's and the Guarantors' obligations under the Registration Rights Agreement and the Purchase Agreement.

    The terms of the New Notes are identical in all material respects to those of the Existing Notes, except that (i) the exchange will have been registered under the Securities Act and hence the New Notes will not bear legends restricting the transfer thereof, and (ii) holders of the New Notes will not be entitled to certain registration rights of holders of the Existing Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The New Notes will be issued pursuant to, and will be entitled to the benefits of, the Indenture governing the Existing Notes.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING EXISTING NOTES

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Existing Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New
York City time, on       , 1998; provided, however, that if the Company has
extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

    As of the date of this Prospectus, $120,000,000 aggregate principal amount of the Existing Notes are outstanding. Only a registered holder of the Existing Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Existing Notes entitled to participate in the Exchange Offer. The Existing Notes may be tendered only in integral multiples of $1,000. This Prospectus, together with the Letter of Transmittal, is first being sent on or
about       , 1998 to all holders of Existing Notes known to the Company. The
Company's obligation to accept Existing Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "-- Certain Conditions to the Exchange Offer" below.

    The Company shall be deemed to have accepted validly tendered Existing Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving the New Notes from the Company.

    The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for any exchange of any Existing Notes, by giving notice of such extension to the Exchange Agent and the holders thereof. During any such extension, all Existing Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Existing Notes, (ii) to extend the Exchange Offer, or (iii) if any conditions set forth below under "The Exchange Offer-- Certain Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period. Changes that might be considered material by the Company include changes in the procedures for tendering Existing Notes or a change of Exchange Agent.

    Holders of Existing Notes do not have any appraisal or dissenters' rights under the Delaware Corporation Law in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

PROCEDURES FOR TENDERING EXISTING NOTES

    Only a registered holder of Existing Notes may tender such Existing Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "The Exchange Offer--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Existing Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Existing Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

    The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth in herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF EXISTING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner(s) of the Existing Notes whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Existing Notes, either make appropriate arrangements to register ownership of the Existing Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "The Exchange Offer--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Existing Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Existing Notes listed therein, such Existing Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Existing Notes.

    If the Letter of Transmittal or any Existing Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Existing Notes.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Existing Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Existing Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Existing Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

    While the Company has no present plan to acquire any Existing Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Existing Notes which are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Existing Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "-- Certain Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Existing Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each holder will represent to the Company that, among other things, (i) the New Notes to be acquired by the holder of the Existing Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of New Notes,
(iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) the holder understands that a secondary resale transaction described in clause (iii) above and any resales of New Notes obtained by such holder in exchange for Existing Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF EXISTING NOTES

    If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Existing Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Existing Notes will be returned without expense to the tendering holder thereof (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Existing Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Existing Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Existing Notes by causing the Depositary to transfer such Existing Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Existing Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "The Exchange Offer--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Existing Notes and (i) whose Existing Notes are not immediately available or (ii) who cannot deliver their Existing Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

        (a) The tender is made through an Eligible Institution;

        (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Existing Notes and the principal amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof) together with the certificate(s) representing the Existing Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Existing Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Existing Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date.

    To withdraw a tender of Existing Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Existing Notes to be withdrawn (the "Depositor"), (ii) identify the Existing Notes to be withdrawn (including the certificate number or numbers and aggregate principal amount of such Existing Notes), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Existing Notes so withdrawn are validly retendered. Properly withdrawn Existing Notes may be retendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering Existing Notes" at any time prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Existing Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Existing Notes for exchange or the exchange of New Notes for such Existing Notes, the Company determines that the Exchange Offer violates applicable law, rule or regulation, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, the Company will not accept for exchange any Existing Notes tendered, and no New Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

          has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

      BY REGISTERED OR CERTIFIED MAIL:                 BY HAND OR OVERNIGHT COURIER:
            The Bank of New York                           The Bank of New York
           101 Barclay Street, 7E                           101 Barclay Street
          New York, New York 10286                    Corporate Trust Services Window
        Attn: Reorganization Section,                          Ground Level
                  Arwen Gibbons                          New York, New York 10286
                                                       Attn: Reorganization Section,
                                                               Arwen Gibbons

                                       BY FACSIMILE:
                                       (212) 571-3080

                                   CONFIRM BY TELEPHONE:
                                       (212) 815-6333

    Delivery other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately
$      . Such expenses include registration fees, fees and expenses of the
Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Existing Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Existing Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Existing Notes, which is the principal amount as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The debt issuance costs will be capitalized for accounting purposes and will be amortized over the term of the debt.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF NEW NOTES

    Participation in the Exchange Offer is voluntary. Holders of the Existing Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    The Existing Notes which are not exchanged for the New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Existing Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities
Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act or (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction

    With respect to the New Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges the Existing Notes for the New Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires the New Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the New Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of one year following the Effective Date. See "Plan of Distribution."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


    The following discussion summarizes the material United States federal income tax consequences of the Exchange Offer to a holder of Existing Notes that is an individual citizen or resident of the United States or a United States corporation that purchased the Existing Notes pursuant to their original issue (a "U.S. Holder"). It is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations, and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. The following relates only to the Existing Notes, and the New Notes received therefor, that are held as "capital assets" within the meaning of Section 1221 of the Code by U.S. Holders. It does not discuss state, local, or foreign tax consequences, nor does it discuss tax consequences to subsequent purchasers (persons who did not purchase the Existing Notes pursuant to their original issue), or to categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks, and dealers in stocks and securities. Tax consequences may vary depending on the particular status of an investor. No rulings will be sought from the Internal Revenue Service with respect to the federal income tax consequences of the Exchange Offer.



    THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO EXCHANGE EXISTING NOTES FOR NEW NOTES. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO EXCHANGE EXISTING NOTES FOR NEW NOTES.


THE EXCHANGE OFFER


    The exchange of Existing Notes pursuant to the Exchange Offer should be treated as a continuation of the corresponding Existing Notes because the terms of the New Notes are not materially different from the terms of the Existing Notes, and accordingly (i) such exchange should not constitute a taxable event to a U.S. Holder, (ii) no gain or loss should be realized by a U.S. Holder upon receipt of a New Note, (iii) the holding period of the New Note should include the holding period of the Existing Note exchanged therefor and (iv) the adjusted tax basis of the New Note should be the same as the adjusted tax basis of the Existing Note exchanged therefor immediately before the exchange.


STATED INTEREST

    Stated interest on a Note will be taxable to a U.S. Holder as ordinary interest income at the time that such interest accrues or is received, in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes. The Notes are not considered to have been issued with original issue discount for federal income tax purposes.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    A U.S. Holder's tax basis in a Note generally will be its cost. A U.S. Holder generally will recognize gain or loss on the sale, exchange or retirement of a Note in an amount equal to the difference between the amount realized on the sale, exchange or retirement and the tax basis of the Note. Gain or loss recognized on the sale, exchange or retirement of a Note (excluding amounts received in respect of accrued interest, which will be taxable as ordinary interest income) generally will be capital gain or loss. A U.S. Holder who is an individual or other person not taxable as a corporation for federal income tax purposes who has held a Note for more than 18 months is subject to a maximum rate of tax of 20% on any capital gain recognized upon its disposition. A noncorporate U.S. Holder who has held a Note for more than 12 months but not more than 18 months is subject to a maximum rate of tax of 28% on any capital gain recognized upon its disposition. Gain recognized by a noncorporate U.S. Holder who has held a Note for 12 months or less may be taxed at ordinary income rates. Capital losses of noncorporate U.S. Holders in excess of capital gains may be offset against ordinary income up to $3000; excess capital losses may be carried forward to subsequent years. Capital gains of a U.S. Holder taxable as a corporation for federal income tax purposes is classified as long or short term depending upon whether the Note has been held for more than 12 months.

BACKUP WITHHOLDING

    Under certain circumstances, a U.S. Holder of a Note may be subject to "backup withholding" at a 31% rate with respect to payments of interest thereon or the gross proceeds from the disposition thereof. This withholding generally applies if the U.S. Holder fails to furnish his or her social security number or other taxpayer identification number in the specified manner and in certain other circumstances. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder's federal income tax liability provided that the required information is furnished to the IRS. Corporations and certain other entities described in the Code and Treasury regulations are exempt from backup withholding if their exempt status is properly established.

                                    BUSINESS

COMPANY OVERVIEW


    The Company manufactures, markets and distributes a diversified portfolio of shelf-stable branded food products with leading regional or national retail market positions. In general, the Company positions its retail branded products to appeal to the consumer desiring a high quality and reasonably priced branded product. In its relevant regional or national retail markets, the Company holds the number one position in five of its seven branded product categories and strong number two positions in the remaining two categories. The Company's sales of branded retail products are complemented by growing food service sales with strong brand identity. For the fiscal year ended December 28, 1996, the Company's Pro Forma 1996 net sales and EBITDA would have been $175.7 million and $21.9 million, respectively.


    The Company groups its products as follows: (i) the B&G Pickles and Peppers Products, which consist of pickles, relishes, peppers, olives and other specialty products under the BLOCH & GUGGENHEIMER, SAN-DEL and private label brands (28% of Pro Forma 1996 net sales); (ii) the Baked Snack Products, which consist of bagel chips and other baked snack products under the BURNS & RICKER and NEW YORK STYLE brands (17% of Pro Forma 1996 net sales); (iii) the Nabisco Brands, which consist of the REGINA wine vinegars and cooking wines, WRIGHT'S liquid smoke hickory flavoring, BRER RABBIT molasses and VERMONT MAID syrup brands acquired from Nabisco, Inc. (16% of Pro Forma 1996 net sales); (iv) the Trappey's Brands, which include TRAPPEY'S shelf-stable peppers and RED DEVIL and other branded hot sauce products acquired from McIlhenny (10% of Pro Forma 1996 net sales); and (v) POLANER ALL-FRUIT and other IHF Products produced and/or distributed for IHF (29% of Pro Forma 1996 net sales).

    The Company manages its sales and distribution systems based upon the channels through which its products are sold. The Company's DSD sales and distribution system sells and distributes the B&G Pickle and Pepper Products and the IHF Products to over 2,200 store locations throughout the Northeast, with heavy concentration in the New York metropolitan area. The Company's national sales and distribution system markets (i) the Baked Snack Products to deli wholesalers and distributors through a nationwide deli broker network and (ii) the Nabisco Brands and certain of the B&G Pickle and Pepper Products through a national grocery broker network. The Company's food service business sells and distributes branded food service products through national and regional wholesalers and distributors which serve national and regional food service customers.

COMPETITIVE STRENGTHS

    Management believes that the following factors contribute to the Company's position as a market leader in its competitive areas and will be the foundation for the Company's strategy:

    LEADING MARKET POSITIONS. In its relevant regional or national retail markets, the Company holds the number one position (based on retail dollar share) in six of its eight branded product categories. The B&G branded shelf-stable pickle and pepper products are the market leaders in the greater New York metropolitan area. The Company's BURNS & RICKER and NEW YORK STYLE brands have a combined 86% national retail market share of the bagel chip category. REGINA wine vinegars are the national leader in the retail wine and flavored vinegar category. WRIGHT'S holds the number one national retail market position in the liquid smoke flavoring category. VERMONT MAID is the number one brand of syrup in the greater Boston area.

                 RETAIL MARKET POSITION OF THE COMPANY'S BRANDS

                                                                                      RETAIL MARKET SHARE(1)
                                                                            ------------------------------------------
BRAND                                               CATEGORY                     SHARE POSITION          PERCENTAGE
------------------------------------  ------------------------------------  -------------------------  ---------------
B&G PICKLE AND PEPPER PRODUCTS:
Bloch & Guggenheimer................  Shelf-stable Pickles and Relishes...     #1 Greater NY Metro               32%
Bloch & Guggenheimer................  Shelf-stable Peppers................     #1 Greater NY Metro               35%
                                                                                 #3 National(2)                  10%

BAKED SNACK PRODUCTS:
Burns & Ricker......................  Bagel Chips.........................         #1 National                   45%
New York Style......................  Bagel Chips.........................         #2 National                   41%
Combined brands.....................  Bagel Chips.........................         #1 National                   86%

NABISCO BRANDS:
Regina..............................  Wine and Flavored Vinegar...........         #1 National                   11%
Wright's............................  Liquid Smoke........................         #1 National                   45%
Vermont Maid........................  Syrup...............................      #1 Greater Boston                16%
Brer Rabbit.........................  Molasses............................         #2 National                   21%

TRAPPEY'S BRANDS:
Red Devil and other.................  Hot Sauce...........................         #6 National                    6%

------------------------

(1)  Based on retail dollar share.

(2)  Includes TRAPPEY'S branded peppers.

    STRONG REGIONAL SALES AND DISTRIBUTION SYSTEM. Management believes that the DSD sales and distribution system provides a competitive advantage compared to the other food producers which market through independent brokers. Unlike distribution systems which rely on independent brokers to market to large grocery chains and deliver inventory directly to central warehouses which service many stores, the DSD system requires the Company's sales representatives to visit each individual store on a weekly basis. The DSD sales representatives provide these stores with inventory control and value-added delivery services, such as stocking shelves and delivering promotional displays. The direct delivery of products through the Company's DSD system also allows the Company to stock shelves with products having comparatively smaller retail sales, such as bottled onions, which normally would be sold through a specialty foods broker/distributor. Management believes that it is the regular personal interaction between the Company's DSD sales representatives and the management of the individual stores that provides the key competitive advantage of the DSD sales and distribution system. Management believes the DSD system of selling and distributing products has allowed it to achieve leading retail market shares in its core regional markets for both the B&G Pickle and Pepper Products and the POLANER ALL-FRUIT products.

    EXPERIENCED MANAGEMENT TEAM. The B&G management team has demonstrated its ability to (i) operate successfully in a leveraged environment as part of Specialty Foods, (ii) grow the core pickle and pepper products business from $38.1 million in net sales and $3.3 million in Adjusted EBITDA (as defined, see "Selected Historical Financial and Other Dates") in 1992 to $48.8 million in net sales and $4.5 million in Adjusted EBITDA in 1996, (iii) assume control of and restructure the BURNS & RICKER bagel chip business and acquire and consolidate the NEW YORK STYLE bagel chip business, increasing Adjusted EBITDA for the Baked Snack Products business from $1.0 million in 1993 to $4.5 million in 1996, and
(iv) develop and expand successfully the POLANER ALL-FRUIT products into national distribution, achieving sales of $29.6 million in 1992, and subsequently realizing significant value through the sale of the Polaner business to

IHF in 1993. For additional information relating to the background of the senior management, see "Management--Directors and Executive Officers."

BUSINESS STRATEGY

    The Company's goal is to increase its sales and profitability by enhancing its portfolio of branded shelf-stable products and by capitalizing on its competitive strengths to realize the benefits of combining the B&G products with the Acquired Brands. The Company intends to implement its strategy through the following initiatives:

    ENHANCE OPERATION OF THE ACQUIRED BRANDS. The Company's objective is to renew the growth and enhance the profitability of the Acquired Brands. Management believes there is significant growth potential in the Acquired Brands due to a lack of focused management and marketing support from their prior corporate owners who concentrated their resources on dominant national brands. Management plans to enhance the operations of the Acquired Brands by providing increased management attention as part of a portfolio of related products of comparable size, with dedicated sales personnel, focused marketing programs and strategically timed new product initiatives.

    LEVERAGE DSD SALES AND DISTRIBUTION SYSTEM. The Company's extensive and focused DSD sales and distribution system, concentrated in the greater New York metropolitan area, is one of its primary competitive strengths, providing it with strong relationships at the food retailer level, superior store penetration and preferred shelf product placement. This sales and distribution system also enables the Company to introduce and sell new products effectively to its existing grocery customers at a lower cost of introduction to the Company. The Company has begun to capitalize on this competitive strength by selling and distributing the Acquired Brands in the greater New York metropolitan area through its existing DSD sales and distribution system. Similarly, the Company recently completed the process of moving its Baked Snack Products into the DSD sales and distribution system. Management believes that distributing the other Acquired Brands and Baked Snack Products, and any future products, through the DSD sales and distribution system will, in turn, enhance the total DSD system by distributing costs over increased product volume. For further discussion of the DSD sales and distribution system, see "Business--Marketing, Sales and Distribution--Direct-Store-Door (DSD)."

    NATIONAL DISTRIBUTION OPPORTUNITIES. The Company has a portfolio of branded, national shelf-stable food products supported by a national sales and distribution network. The combination of the Acquired Brands with the Baked Snack Products and the B&G Pickle and Pepper products is expected to allow the Company to distribute the costs of a national sales force and broker network over increased product volume, reducing costs as a percentage of sales, and to realize distribution economies of scale and provide a national platform for new products and product line extensions. The Company believes that it will continue to increase the sales and expand the geographic presence of certain of its regional branded products through its national sales and distribution network, as evidenced by recent experience with its SANDWICH TOPPERS line. Utilizing the regional sales managers for this brand, the Company has expanded the distribution for all or part of the SANDWICH TOPPERS line into 16 grocery chains outside of its traditional regional market. These chains are comprised of over 2,700 individual stores, representing a sizable growth opportunity for the SANDWICH TOPPERS line.

    NEW PRODUCT INTRODUCTIONS AND LINE EXTENSIONS. Management believes that the Company's leading market positions, combined with the competitive strengths of its regional DSD sales and distribution system and national sales and distribution network, provide a strong platform for new product introductions and product line extensions. Management has demonstrated its prior experience in successfully introducing new products and product line extensions, including SANDWICH TOPPERS, the BURNS & RICKER fat-free products and the POLANER ALL-FRUIT line which was sold in 1993.

    EXPAND PRESENCE WITH MASS MERCHANTS AND OTHER NON-GROCERY MARKETS. Grocery retailers have been the traditional market for the Company's products. Management believes that there are certain non-grocery retail markets that have the potential to grow faster than the grocery retail industry as a whole and that these non-grocery markets present considerable growth opportunities for the Company's brands. These non-grocery retail markets include mass merchants, warehouse and club stores, convenience stores, drug stores and vending machines. For example, last spring the Company launched a new line of NEW YORK STYLE bagel chips in distinctive pillow-pack bags for distribution in these alternative channels. The Company sells these products to the Sam's Club division of Wal-Mart, Wal-Mart Supercenters, and the eastern region of Price/Costco. To date, the Company has also successfully completed trials of these products in Wal-Mart discount stores in three regions. The pillow-pack product has also been well received by national and regional drugstore and discount chains.

    COMPLETE SELECT ACQUISITIONS. Management believes that the Company's portfolio of branded food products, its highly effective DSD sales and distribution system and its experienced management team provide an attractive platform upon which to build a larger company focused on shelf-stable food products. The Company believes that many diversified food companies have undermanaged certain non-core or smaller brands, like the Nabisco Brands, as they have focused on their larger national brands. Similarly, many small food businesses lack the resources or the economies of scale to realize the growth potential of their brands. The Company plans to pursue select acquisitions of such brands when it believes it has an opportunity to enhance sales growth and operating performance through increased management focus and integration into the Company's administrative, manufacturing and distribution infrastructure (in particular, its DSD sales and distribution system and/or its national broker network). Management further believes that successful future acquisitions will, in turn, enhance the Company's portfolio of existing businesses by broadening the Company's product offerings. Furthermore, the Company believes that its existing DSD sales and distribution system can be enhanced through certain select acquisitions that include existing distribution networks that are contiguous or complementary with the Company's existing DSD markets, thereby expanding the geographic coverage of the Company's DSD sales and distribution organization. The Company currently has no pending negotiations, agreements, arrangements or understandings with respect to any material acquisitions.

INDUSTRY

    The U.S. food industry as a whole is characterized by relatively stable growth based on modest price and population increases. Over the last ten years, the industry has experienced consolidation as competitors have shed non-core business lines and made strategic acquisitions to complement category positions, maximize economies of scale in raw material sourcing and production and expand retail distribution. The importance of sustaining strong relationships with retailers has become a critical success factor for food companies and is driving many initiatives such as Category Management and Efficient Consumer Response. These two initiatives focus on retailers' need to minimize inventory investment and maximize dollar sales returns from store shelf space. Food companies with category leadership positions, value-added distribution and strong retail relationships have increasingly benefited from these initiatives as a way to maintain shelf space and maximize distribution efficiencies. In addition, the food service and private label markets provide alternative opportunities for growth by branded food companies.

PRODUCTS AND MARKETS

    The Company manufactures, markets and distributes a diversified portfolio of shelf-stable branded food products with leading regional or national retail market positions. The Company's sales of branded retail products are complemented by growing food service sales with strong brand identity. Each of the Company's products are distributed through one or more of its three distinct sales and distribution channels.

    BLOCH & GUGGENHEIMER. BLOCH & GUGGENHEIMER, in existence since 1889, produces a product line ("B&G products") consisting primarily of pickles, relishes, peppers, olives and other related specialty items. B&G Pickle and Pepper products accounted for approximately 28% of Pro Forma 1996 net sales. The B&G products are positioned to appeal to the consumer who values a high quality and reasonably priced branded product. Management believes that the DSD sales and distribution system allows it to bring the products to market more effectively and offer superior value to the consumer.

    B&G is the market leader in the greater New York metropolitan area retail market in pickles and relishes, with a 32% market share of an approximately $29.4 million shelf-stable pickle and relish market, which excludes refrigerated pickles. This success has been based on the ability to place a wider variety of products in retail stores and to achieve a higher rate of promotion and display activity. Management believes B&G pickles offer the consumer quality products at value prices. B&G currently offers 77 distinct pickle products, far more than its national or regional competitors. Recent growth in the pickle line has been driven by the introduction of the SANDWICH TOPPERS line in 1995. This concept, reinforced by fast food sandwich franchises, encourages consumers to "top" their sandwiches with pickles, peppers and other produce condiments.

    B&G peppers are the market leader in the greater New York metropolitan area retail market for peppers, with a 35% market share of an approximately $11.5 million market, a higher market share than the next three competitors combined. B&G offers the consumer a wide variety of pepper products in most stores and currently offers 41 distinct pepper products, a greater variety than all other competitors in such market. The pepper line includes Italian and Hispanic style peppers, which Management believes are growing in use and popularity. Management believes that new products such as roasted peppers have significantly aided B&G's sales and market share growth in the past five years. B&G has extended its SANDWICH TOPPERS concept to include peppers and onions as well as pickles, launching six new products (four pepper products and two onion products) in the past six months. These products are unique in the sandwich category and have been fundamental to extending the distribution of the SANDWICH TOPPERS line beyond B&G's traditional regional area of distribution.

    BAKED SNACK PRODUCTS. The Baked Snack Products are comprised of the BURNS & RICKER and NEW YORK STYLE brands of bagel chips and other baked specialty products. The Baked Snack Products accounted for approximately 17% of the Company's Pro Forma 1996 net sales. Bagel chips were created in 1982 by Jim Burns and Gary Ricker, with a competing product line, NEW YORK STYLE, created shortly thereafter. In 1993, BURNS & RICKER was acquired by Specialty Foods and was placed under the management of B&G in 1994. In 1995, the Company acquired the NEW YORK STYLE brand from Nabisco and consolidated the two brands.

    With the acquisition of the NEW YORK STYLE brand, BURNS & RICKER became a national business, with the leading market share of the bagel chip category. Presently, the BURNS & RICKER and NEW YORK STYLE brands represent 86% of the national retail bagel chip category. Management believes that bagel chips appeal to upscale consumers and are positioned well given the recent growth in bagel consumption and the general impression that bagels and baked snacks are healthy foods.

    B&G has continued to introduce new products such as additional bagel chip flavors and fat-free bagel chips and BAGEL CHIPMIX. To broaden product exposure, distribution and sales, the Company recently introduced a 7.5 oz. pillow-pack bag line of NEW YORK STYLE products for the non-grocery store distribution channel. This line is positioned for distribution through mass merchants such as Wal-Mart, where, Management believes, sales growth potential is significantly higher than the existing supermarket deli department business. Management believes the snack mix category is five times as large as the bagel chip category and has placed particular emphasis on introducing the NEW YORK STYLE BAGEL CHIPMIX products into these distribution channels. The new pillow-pack bag line is gaining sales momentum, with placement in a number of mass merchants, including the Sam's Club division of Wal-Mart, Wal-Mart Supercenters and Price/Costco. To date, the Company has also successfully completed trials of these products in Wal-Mart discount stores in three regions. The pillow-pack product has also been well received by national and regional drug store and discount chains. Management believes that this initiative has the ability to significantly enlarge the Company's snack business over the next five years.

    NABISCO BRANDS. The Nabisco Brands represent established businesses with national or regional aspects of distribution, and include the REGINA wine vinegars and cooking wines, WRIGHT'S liquid smoke hickory flavoring, BRER RABBIT molasses and VERMONT MAID syrup brands. The acquisitions of the Acquired Brands return the Company to national distribution of grocery products. The Company had previously managed a similar national business in its POLANER brand, which was sold to IHF in 1993. While the Company's retail pickle and pepper products have had some distribution outside the traditional DSD region, the acquisition of the Nabisco Brands affords the opportunity for significant additional growth of B&G Pickle and Pepper Products as part of a portfolio of national brands.

    REGINA. REGINA wine vinegar is the number one brand of wine vinegar nationally, with an 11% market share of an approximately $63.2 million national retail wine and flavored vinegar market. REGINA wine vinegar accounted for approximately 8% of the Company's Pro Forma 1996 net sales. Its premium packaging and product quality have allowed it to command a premium price versus competitors' products while outselling all other brands. The REGINA line maintained market leadership despite what Management believes to have been inadequate marketing support and uneven distribution while under Nabisco management. REGINA also sells flavored cooking wines and specialty vinegars and has a growing branded food service component to its business.

    WRIGHT'S. WRIGHT'S liquid smoke is the leading brand in the $6.6 million retail liquid smoke category, enjoying a market share of 45%. WRIGHT'S accounted for approximately 3% of the Company's Pro Forma 1996 net sales. WRIGHT'S also enjoys a strong position in food service. WRIGHT'S all natural hickory seasoning reproduces the flavor and aroma of hickory pit smoking in meats, chicken and fish. Patented in 1895, WRIGHT'S is a completely natural product that does not contain preservatives, sugar or sodium. WRIGHT'S is a concentrated product and Management believes it therefore gives consumers a good value. While WRIGHT'S is the leading brand, it has had limited marketing support in recent years. The Company is planning to expand product awareness through the use of recipes on packaging and through magazine advertising and is considering expanding the product line to include a mesquite-flavored seasoning.

    VERMONT MAID. VERMONT MAID maple-flavored syrup is a brand name that is familiar to many consumers, but the brand's distribution is largely limited to its core greater Boston area, where it has a 16% share of the syrup category. VERMONT MAID accounted for approximately 2% of the Company's Pro Forma 1996 net sales. Management believes that VERMONT MAID'S name recognition is a powerful resource that will allow the Company to gain national distribution of the product and increase sales. The product is available in two flavors, regular and lite. The VERMONT MAID product line presently does not include sizes that appeal to warehouse and club stores or food service. These additional channels of distribution also represent sales growth potential for the VERMONT MAID brand.

    BRER RABBIT. BRER RABBIT molasses holds the number two retail market position nationally with a 21% market share of the molasses category. BRER RABBIT molasses accounted for approximately 3% of the Company's Pro Forma 1996 net sales. In its top 18 markets, which are geographically spread across the United States, BRER RABBIT has a market share greater than 40%. BRER RABBIT molasses is available in two flavors, mild and full. The mild molasses is designed for table use as well as cooking. The full flavor molasses has a stronger flavor and is used primarily for cooking.

    TRAPPEY'S. Trappey's, founded in 1898, was one of the first packers of pepper hot sauce and the first to process peppers for pickling. Since its inception, Trappey's has introduced many new products including RED DEVIL brand hot sauce, TRAPPEY'S brand peppers, TORRIDO brand chili peppers and Italian peperoncini peppers under the DULCITO brand. TRAPPEY'S products accounted for approximately 10% of the Company's Pro Forma 1996 net sales.

    Trappey's products fall in two major categories, shelf-stable peppers and hot sauces. Trappey's shelf-stable peppers have a 6% market share of a $139.4 million national retail market and Trappey's leading item, sliced jalapenos, is the nation's number four selling pepper and the number two selling jalapeno. Trappey's brands of hot sauces, RED DEVIL, BULL'S and TRAPPEY'S LOUISIANA HOT SAUCE, have a combined 6% share of an approximately $68.8 million national retail market.

    POLANER AND OTHER CO-PACKING ARRANGEMENTS. The Company manufactures, packages and, in certain circumstances, distributes specialty food products for other companies under other brand names, an industry practice commonly known as "co-packing." The Company's most significant co-packing arrangements are with IHF to co-pack 100% of the national production of the POLANER line of preserves, POLANER ALL-FRUIT and wet spices (primarily garlic). The Company also distributes the POLANER products in the greater New York metropolitan area through its DSD sales and distribution system. While the Company does not own the POLANER brand, it remains a considerable presence in the DSD system. POLANER products accounted for approximately 29% of the Company's Pro Forma 1996 net sales.

    Trappey's produces and packages certain TABASCO-Registered Trademark-products for McIlhenny Company, continuing a production and packaging arrangement that existed prior to the Trappey's Acquisition. Pursuant to a one-year co-packing contract (the "McIlhenny Co-Packing Agreement"), the Company produces certain TABASCO-Registered Trademark- products on a cost plus basis. After one year, the McIlhenny Co-Packing Agreement can be terminated by either party with six months notice. The McIlhenny intercompany production and packaging arrangement accounted for approximately $2.8 million of Trappey's net sales in 1996.

MARKETING, SALES AND DISTRIBUTION

    The Company manages its sales and distribution systems based upon the channels through which its products are sold. Each sales and distribution system has its own strengths and advantages for specific product lines, which the Company attempts to utilize as it sells its products. None of the Company's customers, excluding IHF under the co-packing IHF Contracts, accounted for more than 10.0% of Pro Forma 1996 net sales.

    DIRECT-STORE-DOOR (DSD). The Company's DSD sales and distribution system is the core of its B&G products business and supports the strong greater New York metropolitan area base for its products. The DSD sales and distribution system has historically distributed only the B&G Pickle and Pepper Products and the IHF Products. The Company intends to leverage this competitive strength by improving the sales and distribution of the Acquired Brands in the greater New York metropolitan area through its DSD sales and distribution system. Similarly, the Company is also in the process of moving its Baked Snack Products into the DSD sales and distribution system. Management believes that the competitive strengths of the DSD sales and distribution system, as compared with traditional warehouse distribution systems, position the Acquired Brands and the Company's Baked Snack Products to receive improved store penetration, promotional support and shelf placement in the market, without incurring significant additional slotting fees.

    The DSD system is an organization of sales personnel and delivery vehicles that directly service individual grocery stores with the Company's products. The sales force consists of approximately 10 Account Managers who work with buyers at the grocery chain's headquarters level, introducing new products and organizing promotional support for existing product lines. Approximately 35 sales personnel operate at the store level, calling on store and grocery department managers on a weekly basis, writing orders for products, positioning new products and selling product displays to support promotional activity.

Marketing support for the products sold and distributed through the DSD system consists primarily of trade promotions aimed at gaining display activity to produce impulse sales. Trade advertising and coupons support this activity. A variety of in-store support vehicles such as hang tags, racks and signage are used by the individual sales personnel to highlight the Company's products.

    The distribution system operates on a two day delivery cycle. An order is written and placed by a B&G salesman on Day One; ordered products are selected, assembled and routed for delivery on Day Two; shipments are delivered directly to stores on Day Three. Major promotional events are supported by special distributions.

    NATIONAL SALES AND DISTRIBUTION. While the Company's traditional distribution strength has been its regional DSD system, the Company's BURNS & RICKER and NEW YORK STYLE brands are sold on a national basis through independent brokers and distributors servicing the deli section of the grocery stores. The Company significantly expanded its national sales and distribution system following the integration of the Nabisco Brands and Trappey's.

    The Company intends to leverage this national network to expand the sales of selected products currently distributed through its regional DSD sales and distribution system. In addition, the Company intends to distribute certain of the Nabisco Brands and Trappey's Brands through the DSD system to provide focused sales, marketing and distribution support to increase regional sales.

    The Nabisco Brands receive sales and distribution support under the Company's transition services agreement with Nabisco. While receiving such services from Nabisco, the Company has developed a national sales and distribution network for the Nabisco Brands comprised primarily of brokers who were responsible for the sales and marketing of such brands prior to Nabisco's internalization of such services in 1996. The Company terminated its transition services agreement with Nabisco effective September 1, 1997. The Company's national sales and distribution network centers on six regional sales managers and five to six strategically located distribution points. Sales are coordinated by the regional sales managers, who supervise brokers calling on buyers at grocery chain headquarters and providing retail coverage of the products at the store level. Management believes that this network will allow the Company to expand the sales and distribution of the Acquired Brands and will also provide a platform for the broader penetration of the SANDWICH TOPPERS line into national distribution.

    Marketing support for items going through the national system typically consists of scheduled trade promotions, targeted coupons and cross-promotions with supporting products. Initially, advertising has consisted of magazine and trade ads, to be supplemented at a later date with television advertising for selected brands.


    The deli component of the national sales and distribution system consists of regional sales managers supervising an independent broker network focused on the deli section of grocery stores. The brokers are party to individual letter agreements with the Company which agreements set forth the products to be brokered and the broker's commission rate. The agreements are cancelable upon 30 days' written notice by either the broker or the Company. The brokers do not work for the Company exclusively, although the letter agreements typically provide that the brokers will not represent competing products or categories without the Company's prior approval. These brokers call on buyers at chain headquarters and provide retail store support for the products. Distribution is either directed to the grocery chain's deli warehouse or to distributors who service the grocery chains. Marketing support for the Baked Snack Products consists of trade promotions, in-store displays and on-package coupons designed to encourage product trial and repeat purchases. Cross-promotions with cheeses or other deli items are also run to encourage product trials.


    The Company is also expanding this sales and distribution system to target customers such as Wal-Mart and Sam's Clubs and other non-grocery outlets by having the regional sales managers call directly on buyers at mass merchants and warehouse and club stores, often in conjunction with brokers. Shipments are direct to the customers, usually in truckload quantity. In the fourth quarter of 1996, the Company created a new line of snacks specifically for these non-grocery outlets. This line, branded NEW YORK STYLE baked bagel snacks, features convenient packaging in pillow-pack bags, and includes new prepacked displays to meet the unique merchandising needs of these stores. The new pillow-pack bag line is gaining sales momentum, with placement in a number of mass merchants, including the Sam's Club division of Wal-Mart, Wal-Mart Supercenters, and Price/Costco.

    The Company also exports its Baked Snack Products to select international markets including Australia, Canada, Greece, Israel, Switzerland, Japan and New Zealand. Export sales comprised approximately 1.0% of the Company's Pro Forma 1996 net sales.

    FOOD SERVICE. The food service sales and distribution system stands separate from the other means by which the Company sells and distributes its products. Food service sales are managed by a separate sales force dedicated to this channel. Food service sales managers direct brokers who sell the product to distributors or directly to customers depending on the product and account. Distribution is done directly from the Company's warehouses to either a distributor or customer. Marketing support for this channel consists of trade promotions to encourage volume purchases and trade advertising. In addition, the Company distributes brochures providing product knowledge and recipe suggestions to end users.

    Sales of the B&G Pickle and Pepper Products include a sizable food service component, primarily under the SAN-DEL label, a business acquired by the Company in 1987. Management believes that the Company has a cost advantage over most competitors in this area due to plant efficiency and local sourcing of produce. The Company's ability to produce specialty food service items efficiently has allowed it to gain business with the growing fast food sandwich franchises, expanding the Company food service business to a national scale. This business has grown approximately 25% per year for the past two years due to this success. The REGINA and WRIGHT'S brands also have significant food service sales, which are national in scope. Both REGINA and WRIGHT'S have a strong following among chefs and cooks in the food service industry due to their high quality and consistent performance in recipes. Food service sales are lower gross profit margin sales than retail sales.

COMPETITION

    The food products business is highly competitive. The Company competes with other producers of its products on the basis of price, convenience, quality and product development expertise. The Company operates in markets that are highly competitive, and the Company faces competition in each of its product lines. The Company competes with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. Many of these competitors have multiple product lines and may have substantially greater financial and other resources.

RAW MATERIALS

    The Company purchases agricultural products and other raw materials from growers, commodity processors and other food companies. The Company's principal raw materials include peppers, cucumbers and other vegetables as well as flour and vegetable oils. The Company purchases its agricultural raw materials in bulk on an as-needed basis or pursuant to short-term supply contracts. The Company purchases most of its agricultural products during the period from July 1 to October 31 from a variety of suppliers. The Company purchases approximately 75% of its agricultural products from sources near its manufacturing facilities in order to minimize the high transportation costs associated with transporting bulk agricultural products. The Company also uses packaging materials, particularly glass jars. The Company purchases its raw materials from a variety of suppliers and alternate sources of supply are readily available. The Company has no material long-term supply agreements for raw materials. See "Risk Factors--Raw Materials."

PRODUCTION AND FACILITIES

    The Company operates the manufacturing plants described in the following table. In general, the plants are strategically located near major customer markets and raw materials. Management believes that the Company's manufacturing plants have sufficient capacity to accommodate the Company's planned growth over the next five years. The Company's Hurlock, Maryland manufacturing facility operates at an average capacity utilization of approximately 40%, with peak capacity utilization of 70% occurring during the height of the pickle and pepper production season from June 1 to November 1. In June 1997, as part of the continuous focus on cost levels and production efficiencies, the Company consolidated two manufacturing facilities and a separate warehouse facility for its Baked Snack Products into a new manufacturing and warehouse facility.

    The Company operates the manufacturing and warehouse facilities described in the following table. Management believes that these facilities are suitable for its operations and provide sufficient capacity to meet the Company's requirements for the foreseeable future.

                                                                                                     APPROX. SQ.
FACILITY LOCATION                                              PRODUCTS MANUFACTURED                     FT.
------------------------------------------------  ------------------------------------------------  --------------

Roseland, NJ....................................  Headquarters/Preserves manufacturing                   124,534

South Brunswick, NJ.............................  Baked Snack Products manufacturing/ Warehouse          144,000

Hurlock, MD*....................................  Pickles, peppers, wet spices manufacturing/
                                                  Warehouse                                              236,000

Hurlock, MD*....................................  Warehouse                                               80,000

Hurlock, MD.....................................  Warehouse                                               35,000

Hurlock, MD.....................................  Warehouse                                               66,000

Sharptown, MD*..................................  Pickle storage facility                                  3,000

Sandtown, DE*...................................  Warehouse                                               70,000

Bad Axe, MI*....................................  Undeveloped Property                                  10 acres

Albertson, NC...................................  Produce receiving station                                2,400

New Iberia, LA*.................................  Manufacturing/Warehouse                                157,846

------------------------

*   Owned.

    The Company manufactures and packages food products under other brand names, an industry practice commonly known as "co-packing." Under two co-packing contracts with IHF, the Company produces 100% of all of IHF's national requirements for the POLANER lines of fruit spreads, preserves and wet spices. In addition, the Company has a third contract with IHF under which the Company distributes the POLANER line of fruit spreads, preserves and wet spices in the New York metropolitan area.

    The Company manufactures POLANER wet spices in the Hurlock, Maryland facility pursuant to a five-year agreement expiring in March 1998 with a minimum production volume guarantee from IHF. The production of POLANER wet spices accounted for approximately 2% of the Company's Pro Forma 1996 net sales. The Hurlock facility, which the Company also uses to produce its pickle and relish products, is owned by the Company and all employees at the facility are employed by the Company. The Company sells the POLANER spices to IHF at a fixed price above the costs of raw materials, labor and allocated overhead. The Company produces POLANER preserves and fruit spreads at its Roseland, New Jersey facility, pursuant to a contract through March 1999. Unlike the IHF Contract for production of wet spices at Hurlock, IHF provides the manufacturing equipment (IHF invested $3.0 million to upgrade the manufacturing equipment technology in 1995) and all working capital for the production of POLANER preserves and fruit spread products and the Company earns a fixed amount per unit of co-packed product. The Company includes allocations of overhead in its cost, thus improving the profitability of its overall business. The production of POLANER fruit spread and preserves accounted for approximately 16% of the Company's Pro Forma 1996 net sales.

    The Company sells and distributes the POLANER products though the Company's DSD system pursuant to a perpetual contract that is cancellable upon 12 month's notice by either party. While the contract pertains to the distribution of POLANER products only, the Company has expanded its distribution relationship to include other IHF products, including PAM-Registered Trademark-, ROTEL-Registered Trademark-, RANCH STYLE-Registered Trademark-, LUCK'S-Registered Trademark- and G. WASHINGTON-Registered Trademark- label brands (approximately 11.0% of the IHF products distributed). Distribution of IHF Products accounted for approximately 11% of the Company's Pro Forma 1996 net sales.

    Trappey's produces certain TABASCO-Registered Trademark- products for McIlhenny Company under the McIlhenny Co-Packing Agreement. See
"Business--Products and Markets." The McIlhenny products are produced at Trappey's New Iberia, Louisiana facility.

    The Company also has agreements for the co-packing of some of its products. Although the Company owns certain processing, storage and bottling equipment used in the manufacture of REGINA wine vinegars and cooking wines and WRIGHT'S liquid smoke, all of the Nabisco Brand products are produced for the Company by third parties under co-packing agreements. WRIGHT'S liquid smoke and BRER RABBIT molasses are produced by a contract manufacturer under a co-packing arrangement that expires in February 2001, or earlier upon nine months written notice to the other party, or, if the termination applies only to WRIGHT'S products, upon six months notice. The VERMONT MAID products are produced pursuant to a co-packing agreement that continues in effect from year to year unless terminated by either party by October 1 of any contract year. Both of these co-packing arrangements require the Company to pay a fixed price per unit of the co-packed product, which prices are subject to annual adjustment. Each of the Company's co-packers produces products for other companies. The Company believes that there are alternative sources of co-packing production readily available for its products. For a discussion of the net sales and contribution to EBITDA of the VERMONT MAID and WRIGHT'S products, see "--Products and Markets."

    In connection with the Nabisco Brands Acquisition, the Company entered into a co-pack agreement with Nabisco, pursuant to which Nabisco will provide co-packing services for the REGINA products for up to nine months following the closing date of the Nabisco Brands Acquisition at Nabisco's direct variable cost (excluding overhead) for such services and at levels consistent with those provided by Nabisco for the Nabisco Brands for the year ended December 31, 1996. The Company entered into the Nabisco co-packing arrangement to continue production and bottling of the REGINA retail products until February 1998. The Company expects to move production of REGINA retail products to the current co-packer of REGINA food service products following the expiration of the Nabisco co-pack agreement.

TRADEMARKS AND PATENTS

    The Company owns 66 trademarks which are registered in the United States and 23 trademarks which are registered in foreign countries including Canada, the Dominican Republic, Japan, South Korea, the Philippines and Thailand. In addition, the Company has seven trademark applications pending in the United States and one trademark application pending in Mexico. Examples of the Company's trademarks include B&G, BLOCK & GUGGENHEIMER, BAGEL CHIPMIX, BRER RABBIT, BURNS & RICKER, NEW YORK STYLE, REGINA, SAN-DEL, SANDWICH TOPPERS, VERMONT MAID and WRIGHT'S.

    The Company considers its trademarks to be of significant importance in the Company's business. The Company is not aware of any circumstances that would negatively impact its trademarks. See "Risk Factors--Trademarks and Patents."

GOVERNMENTAL REGULATION

    The operations of the Company are subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture and other state and local authorities regarding the processing, packaging, storage, distribution and labeling of the Company's products. The Company's processing facilities and products are subject to periodic inspection by federal, state and local authorities. The Company believes that it is currently in substantial compliance with all material governmental laws and regulations and maintains all material permits and licenses relating to its operations. Nevertheless, there can be no assurance that the Company is in full compliance with all such laws and regulations or that it will be able to comply with any future laws and regulations in a cost-effective manner. Failure by the Company to comply with applicable laws and regulations could subject it to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on the business, financial condition or results of operation of the Company.

    As described above, the Company is subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, labeling, packaging and safety of food. For example, the FDA regulates manufacturing practices for foods through its current "good manufacturing practices" regulations and specifies the recipes for certain foods. In addition, the Nutrition Labeling and Education Act of 1990 prescribes the format and content of certain information required to appear on the labels of food products. The Company is subject to regulation by certain other governmental agencies, including the U.S. Department of Agriculture. Management believes that the Company's facilities and practices are sufficient to maintain compliance with applicable government regulations, although there can be no assurances in this regard.

ENVIRONMENTAL MATTERS

    The Company's operations are subject to various federal, state and local environmental laws and regulations relating to the emission, discharge, storage, treatment, handling, generation, transportation, release, disposal, investigation and remediation of certain materials, substances and wastes used in or resulting from its operations. The Company's operations are also governed by laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous chemicals in the workplace. As with other companies engaged in like businesses, the nature of the Company's operations expose it to the risk of liabilities or claims with respect to environmental matters, including those relating to the disposal and release of hazardous substances, and there can be no assurance that material costs will not be incurred in connection with such liabilities or claims. The Company believes, however, that its operations are in substantial compliance with applicable environmental laws.

    In connection with the B&G and B&R Acquisition, the Company identified certain historic environmental conditions or possible permit exceedances for which no current response obligation exists or enforcement response is pending. However, such obligation or enforcement activity cannot be ruled out in the future. Pursuant to the B&G and B&R Acquisition Agreement, Specialty Foods is obligated to indemnify the Company with respect to expense for such identified matters, subject to certain limitations. Even without such an indemnity, the Company has no reason to believe that the cost of any such response or compliance activity, if required, would be material. In addition, the Company's facility in Hurlock, Maryland has, since as early as 1987, intermittently exceeded its waste water discharge limitations for sodium chloride and, in some cases, total suspended solids in its discharges to the Town of Hurlock waste water treatment plant. During that time period, the Town of Hurlock issued several notices of violations and assessed surcharges for these exceedences. The Company has since resolved this matter by negotiating higher limits for sodium chloride and total suspended solids in its waste water discharge permit and, accordingly, the Company is now in compliance.

    The Company has not made any material expenditures during the last three fiscal years in order to comply with environmental laws or regulations. Based on the Company's experience to date, the Company believes that the future cost of compliance with existing environmental laws and regulations (and liability for known environmental conditions) will not have a material adverse effect on the Company's business, financial condition or results of operations. However, the Company cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted, nor can it predict the amount of future expenditures which may be required in order to comply with such environmental or health and safety laws or regulations or to respond to such environmental claims. See "--Governmental Regulation."

LEGAL PROCEEDINGS

    From time to time the Company is involved in legal proceedings arising in the ordinary course of its business. Management believes that there is no litigation pending that could have a material adverse effect on its operations.

EMPLOYEES

    On September 27, 1997, B&G's workforce consisted of 419 employees. Of the total number of employees, 334 were engaged in manufacturing, 58 were engaged in marketing and sales and 27 were engaged in administration. The Company considers its employee relations generally to be good.

    Approximately 65 of the Company's employees at its Roseland, New Jersey facility are represented by a collective bargaining agreement with the International Brotherhood of Teamsters, Chauffeurs, Warehousemen & Helpers of America (Local No. 863). This collective bargaining agreement expires in March 1999. A prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on the business, financial condition or results of operations of the Company. In addition, there can be no assurance that upon the expiration of existing collective bargaining agreements new agreements will be reached without union action or that any such new agreements will be on terms satisfactory to the Company.

    The Company also employs 51 persons at the Trappey's facility in New Iberia, Louisiana, all of whom are engaged in manufacturing. None of these employees are represented by a collective bargaining agreement.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the persons who are members of the Board of Directors or executive officers of B&G. Other officers may also be appointed to fill certain positions. Each director of B&G holds office until the next annual meeting of stockholders of B&G or until his successor has been elected and qualified.

                        NAME                              AGE                             TITLE
----------------------------------------------------  -----------  ----------------------------------------------------
Leonard S. Polaner..................................          66   Chairman of the Board of Directors
David L. Wenner.....................................          48   President, Chief Executive Officer and Director
Robert C. Cantwell..................................          40   Executive Vice President of Finance and Chief
                                                                     Financial Officer
David H. Burke......................................          56   Executive Vice President of Sales and Marketing
James H. Brown......................................          55   Executive Vice President of Manufacturing
Thomas J. Baldwin...................................          38   Director
Alfred Poe..........................................          48   Director
Harold O. Rosser II.................................          48   Director
Stephen C. Sherrill.................................          43   Director

    LEONARD S. POLANER, CHAIRMAN OF THE BOARD: Leonard Polaner has been Chairman of the Board of B&G since March 1993 when the Polaner business was sold to IHF. Prior to that time, Mr. Polaner was President and Chief Executive Officer of B&G, positions which he had assumed upon joining the Company in 1986. Mr. Polaner began his career in the food products industry in 1956 when, after earning his Masters Degree from Harvard Business School, he joined M. Polaner Inc., a family-run business. He has been active in many industry trade groups, including the New York Preservers Association and the International Jelly and Preservers Association, organizations in which he served as President and a member of the Board, respectively.

    DAVID L. WENNER, PRESIDENT AND CHIEF EXECUTIVE OFFICER: David Wenner is the President and Chief Executive Officer of the Company, positions he has held since March 1993. Mr. Wenner joined B&G in 1989 as Assistant to the President, directly responsible for the Company's distribution and operations. In 1991, he was promoted to Vice President. He continued to be responsible for distribution and operations, but also took new responsibility for the production of POLANERproducts. Prior to joining B&G, Mr. Wenner spent nine years in the consumer products division at Johnson & Johnson in supervision and management positions responsible for manufacturing, maintenance and purchasing. In 1985, Mr. Wenner transferred to Ethicon, a subsidiary of Johnson & Johnson, where he was a plant superintendent responsible for manufacturing.

    ROBERT C. CANTWELL, EXECUTIVE VICE PRESIDENT OF FINANCE AND CHIEF FINANCIAL
OFFICER: Robert Cantwell is the Executive Vice President of Finance and Chief Financial Officer of B&G. He joined the Company in 1983 as the Assistant Vice President of Finance. In that position, Mr. Cantwell had responsibility for all financial reporting, including budgeting. Mr. Cantwell was promoted to his current position in 1991, assuming full responsibility for all financial matters, as well as MIS, Data Processing, Administration and Corporate Human Resources. Prior to joining the Company, Mr. Cantwell spent four years at Deloitte & Touche, where he received accreditation as a Certified Public Accountant.

    DAVID H. BURKE, EXECUTIVE VICE PRESIDENT OF SALES AND MARKETING: David Burke is the Executive Vice President of Sales and Marketing of the Company. Mr. Burke has an extensive background with major consumer products companies. His experience includes eight years with Procter & Gamble in sales and sales management and 12 years at Quaker Oats, where he was a Regional Sales Manager and later the director of Broker Sales. Mr. Burke also spent four years with Pet Inc. as Vice President of sales and marketing for their frozen foods business. Mr. Burke joined B&G in 1990 and since that time has been responsible for the national expansion of POLANER ALL-FRUIT and the sales and marketing of all of the B&G, BURNS & RICKER and NEW YORK STYLE products.

    JAMES H. BROWN, EXECUTIVE VICE PRESIDENT OF MANUFACTURING: James Brown is the Senior Vice President of Manufacturing and has 24 years of experience in manufacturing with B&G and POLANER. He has been responsible for all manufacturing at the Roseland facility since 1981. In 1994, he assumed responsibility for B&G's other four manufacturing facilities. Prior to joining B&G (Polaner) in 1972, Mr. Brown worked at Kraft Foods for two years as a project engineer and spent four years in the U.S. Navy.

    THOMAS J. BALDWIN, DIRECTOR: Since 1995, Thomas J. Baldwin has been the Chief Executive Officer and a founding stockholder of Christmas Corner, Inc., a specialty retail chain that owns and operates seasonal Christmas stores. Mr. Baldwin is also a principal and co-founder of PB Ventures. From 1988 through 1995, Mr. Baldwin was a Managing Director of the leveraged buyout firm Invus Group, Ltd.

    ALFRED POE, DIRECTOR: Since 1996, Alfred Poe has been a consultant to companies engaged in various industries, including the food industry. Mr. Poe was the President of the Meal Enhancement Group of Campbell's Soup Company from 1993 through 1996, and was a Corporate Vice President of Campbell's from 1991 through 1996. Previously, from 1982 to 1991, he held various positions, including Vice President, Branch Director and Commercial Director, with Mars, Inc.

    HAROLD O. ROSSER II, DIRECTOR: Since its formation in 1995, Harold Rosser has been a principal of BRS. Mr. Rosser was an officer of Citicorp Venture Capital from 1987 through 1994. Previously, he spent 12 years with Citicorp/Citibank in various management and corporate finance positions. Mr. Rosser is a director of Jitney-Jungle Stores of America, Inc., Restaurant Associates Corp. and Holdings.

    STEPHEN C. SHERRILL, DIRECTOR: Since its formation in 1995, Stephen Sherrill has been a principal of BRS. Mr. Sherrill was an officer of Citicorp Venture Capital from 1983 through 1994. Previously, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Sherrill is a director of Galey & Lord, Inc., Jitney-Jungle Stores of America, Inc., Restaurant Associates Corp., Windy Hill Pet Food Company, Inc. and Holdings.

DIRECTOR COMPENSATION AND ARRANGEMENTS

    Directors of the Company will receive compensation for their services as directors in the amount of $1,000 per meeting of the Board of Directors. Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof.

ANNUAL BONUS PLAN

    The Company also maintains an Annual Bonus Plan that provides for annual incentive awards to be made to key executives upon the Company's attainment of pre-set annual financial objectives. The amount of the annual award to each executive is based upon a percentage of the executive's annualized base salary. Awards are paid in a cash lump sum following the close of each plan year. The plan provides for forfeiture or proration of awards in the event of certain circumstances such as the executive's promotion or demotion, death, retirement or resignation.

STOCK OPTION PLAN

    In order to attract, retain and motivate selected employees and officers of the Company, Holdings adopted the B&G Foods Holdings Corp. 1997 Incentive Stock Option Plan (the "Option Plan") for key employees of the Company and its subsidiaries. The Option Plan provides that it may be administered by Holdings' Board of Directors or a committee designated by the Board of Directors of Holdings. Holdings' Board of Directors has designated a committee comprised initially of Stephen C. Sherrill and Harold O. Rosser II. Options granted under the Option Plan will be exercisable in accordance with terms established by the Holdings Board. Options will expire on the date determined by the Holdings Board, which shall not be later than the tenth anniversary of the date of grant.

    No grants of options were made under the Option Plan during fiscal 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors of the Company has appointed a Compensation Committee comprised of Messrs. Sherrill and Rosser. Mr. Sherrill is a former officer of the Company, for which position he received no compensation; Mr. Rosser is not and has not been an officer of the Company. Each of Mssrs. Sherrill and Rosser are principals of BRS. See "Ownership of Capital Stock" and "Certain Relationships and Related Transactions."


BOARD COMMITTEES



    Neither Holdings nor the Company has any committees of their respective Boards of Directors other than those described above under "--Stock Option Plan" and "--Compensation Committee Interlocks and Insider Participation."


EXECUTIVE COMPENSATION

    The following table presents certain summary information concerning compensation earned by the Company's Chief Executive Officer and the four other most highly paid executive officers of the Company, including the Chairman (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company for the year ended December 28, 1996:

                           SUMMARY COMPENSATION TABLE


                                                                             ANNUAL COMPENSATION
                                                                     -----------------------------------
                                                                                                              ALL OTHER
NAME AND PRINCIPAL POSITION                                 YEAR      SALARY     BONUS(1)     OTHER(2)     COMPENSATION(3)
--------------------------------------------------------  ---------  ---------  -----------  -----------  -----------------
Leonard S. Polaner
  Chairman of the Board.................................       1996  $ 100,000   $  54,000    $   7,650       $   9,000
David L. Wenner
  President and Chief Executive Officer.................       1996    160,313      78,092       10,000           9,000
Robert C. Cantwell
  Executive Vice President of Finance and Chief
    Financial Officer...................................       1996    127,230      63,262       10,000           9,000
David H. Burke
  Executive Vice President of Sales and Marketing.......       1996    128,174      64,622        9,800           9,000
James H. Brown
  Executive Vice President of Manufacturing.............       1996    122,209      61,432        9,850           9,000


------------------------

(1) Includes annual bonus payments under the Company's Annual Bonus Plan.

(2) Includes personal use of a Company automobile or automobile allowances.

(3) Includes the Company's matching contributions to the 401(k) Plan and to the Company's pension plan.

EMPLOYMENT AGREEMENTS

    The Company has no employment agreements.

401(K) PLAN

    The Company maintains a tax-qualified defined contribution plan with a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended. Company employees become eligible to participate in the plan upon reaching age 21 and completing one year of employment with the Company. Each participant in the plan may elect to defer, in the form of contributions to the plan, up to 17% of compensation that would otherwise be paid to the participant in the applicable year, which percentage may be increased or decreased by the administrative committee of the plan, but is otherwise not to exceed the statutorily prescribed annual limit ($9,500 in 1997). The Company makes a 50% matching contribution with respect to each participant's elective contributions, up to four percent of such participant's compensation. Matching contributions vest over a rolling five-year period.

PENSION PLAN

                               PENSION PLAN TABLE

                                                                               YEARS OF SERVICE
                                                             -----------------------------------------------------
REMUNERATION                                                    15         20         25         30         35
-----------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
40,000.....................................................  $   5,141  $   6,855  $   8,568  $  10,282  $  11,996
60,000.....................................................  $   8,591  $  11,455  $  14,318  $  17,182  $  20,046
80,000.....................................................  $  12,041  $  16,055  $  20,068  $  24,082  $  28,096
100,000....................................................  $  15,491  $  20,655  $  25,818  $  30,982  $  36,146
120,000....................................................  $  18,941  $  25,255  $  31,568  $  37,882  $  44,196
140,000....................................................  $  22,391  $  29,855  $  37,318  $  44,782  $  52,246
160,000....................................................  $  25,841  $  34,455  $  43,068  $  51,682  $  60,296

    Benefits under the plans are calculated generally under a formula of 0.75% of final average earnings multiplied by service plus 0.4% of final average earnings in excess of covered compensation multiplied by service limited to 35 years. The compensation covered by the pension plan is W-2 earnings and any amounts contributed to any tax qualified profit sharing plan or cafeteria plan limited to $160,000 as required by Section 401(a)(17). As of September 27, 1997, the years of credited service for each of the Named Executive Officers were: Mr. Polaner, 10; Mr. Wenner, 8; Mr. Cantwell, 14; Mr. Burke, 7; and Mr. Brown, 10.

                           OWNERSHIP OF CAPITAL STOCK

    The Company is a wholly owned subsidiary of Holdings. The following table sets forth certain information as of December 31, 1997 with respect to the beneficial ownership of the 13% Series A Cumulative Preferred Stock, par value $.01 per share, of Holdings ("Holdings Preferred Stock") and the common stock, par value $.01 per share, of Holdings ("Holdings Common Stock") by (i) each person or entity who owns five percent or more thereof, (ii) each director of the Company who is a stockholder, (iii) the Named Executive Officers and (iv) all directors and officers of the Company as a group. Unless otherwise specified, all shares are directly held.

                                                                                        NUMBER AND PERCENT OF SHARES
                                                                             --------------------------------------------------
                                                                                     HOLDING                   HOLDING
                                                                                   COMMON STOCK            PREFERRED STOCK
                                                                             ------------------------  ------------------------

NAME OF BENEFICIAL OWNER                                                       NUMBER       PERCENT      NUMBER       PERCENT
---------------------------------------------------------------------------  -----------  -----------  -----------  -----------
Bruckmann, Rosser, Sherrill & Co., L.P.(1).................................
  Two Greenwich Plaza, Suite 100
  Greenwich, CT 06830                                                            85,000         84.6%      18,775         98.2%
Leonard S. Polaner.........................................................       3,000          3.0          145          0.8
David L. Wenner............................................................       3,000          3.0           20          0.1
David H. Burke.............................................................       3,000          3.0           20          0.1
James H. Brown.............................................................       3,000          3.0           20          0.1
Robert C. Cantwell.........................................................       3,000          3.0           20          0.1
Stephen C. Sherrill(1).....................................................      85,000         84.6       18,775         98.2
Harold O. Rosser II(1).....................................................      85,000         84.6       18,775         98.2
Thomas J. Baldwin..........................................................      --           --           --           --
Alfred Poe.................................................................         500       --           110.44          0.6
All directors and officers as a group (9 persons)(2).......................      17,488         17.5       774.44          4.1

------------------------

(1) Includes shares held by certain other entities and individuals affiliated with BRS (together with BRS, the "BRS Investors"). BRS disclaims beneficial ownership of such shares. BRS is a limited partnership, the sole general partner of which is BRS Partners, Limited Partnership ("BRS Partners") and the manager of which is Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS & Co."). The sole general partner of BRS Partners is BRSE Associates, Inc. ("BRSE Associates"). Bruce C. Bruckmann, Harold O. Rosser II and Stephen C. Sherrill are stockholders of BRS & Co. and BRSE Associates and may be deemed to share beneficial ownership of the shares shown as beneficially owned by BRS. Such individuals disclaim beneficial ownership of any such shares.

(2) With respect to Messrs. Sherrill and Rosser, directors of the Company, excludes shares held by BRS and certain other entities and individuals affiliated with BRS, of which shares Messrs. Sherrill and Rosser disclaim beneficial ownership.

HOLDINGS PREFERRED STOCK

    The Amended and Restated Certificate of Incorporation of Holdings provides that Holdings may issue 50,000 shares of preferred stock, par value $.01 per share, of which 22,000 shares have been designated as the Holdings Preferred Stock. Holders of Holdings Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of Holdings, out of funds legally available for payment thereof, cash dividends on each share of Holdings Preferred Stock at a rate PER ANNUM equal to 13% of the Liquidation Preference (as defined below) of such share before any dividends are declared and paid, or set apart for payment, on any shares of capital stock junior to the Holdings Preferred Stock ("Junior Stock") with respect to the same dividend period. All dividends shall be cumulative without interest, whether or not earned or declared. "Liquidation Preference" means, on any specific date, with respect to each share of Holdings Preferred Stock, the sum of (i) $1,000 per share plus
(ii) the accumulated dividends with
respect to such share. The payment of dividends is limited by the Indenture and the New Credit Facility. There is no mandatory redemption for the Holdings Preferred Stock, which is redeemable at the option of Holdings.

    In the event of a voluntary or involuntary liquidation, dissolution or winding up of Holdings, holders of Holdings Preferred Stock shall be entitled to be paid out of the assets of Holdings available for distribution to its stockholders an amount in cash equal to the Liquidation Preference per share, plus an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution or winding up, before any distribution is made on any shares of Junior Stock. If such available assets are insufficient to pay the holders of the outstanding shares of Holdings Preferred Stock in full, such assets, or the proceeds thereof, shall be distributed ratably among such holders. Holdings may optionally redeem, in whole or in part, the Holdings Preferred Stock at any time at a price per share of 100% of the then effective Liquidation Preference per share, plus an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date. Except as otherwise required by law, the holders of Holdings Preferred Stock have no voting rights and are not entitled to any notice of meeting of stockholders.

HOLDINGS COMMON STOCK

    The Amended and Restated Certificate of Incorporation of Holdings provides that Holdings may issue 250,000 shares of Holdings Common Stock. The holders of Holdings Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

STOCKHOLDERS AGREEMENT


    The BRS Investors, Messrs. Polaner, Wenner, Cantwell, Burke and Brown (collectively, the "Management Investors") and Holdings are parties to a Securities Purchase and Holders Agreement dated March 27, 1997 (the "Stockholders Agreement") containing certain agreements among such stockholders with respect to the capital stock and corporate governance of Holdings and certain of its subsidiaries. The following is a summary description of the principal terms of the Stockholders Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.


    Pursuant to the Stockholders Agreement, the Board of Directors of Holdings shall be comprised of at least two individuals designated by BRS and one individual designated by the Management Investors. The initial designees of BRS are Stephen C. Sherrill and Harold O. Rosser II. For so long as he shall be President of BGH Holdings, Inc., a Delaware corporation and a subsidiary of B&G, and subject to certain rights of removal, David L. Wenner shall be the designee of the Management Investors.

    The Stockholders Agreement contains certain provisions that restrict the ability of the Management Investors from transferring any Holdings Common Stock or Holdings Preferred Stock except pursuant to the terms of the Stockholders Agreement. If the Board of Directors of Holdings and holders of more than 50% of the Holdings Common Stock approve the sale of Holdings or certain of its subsidiaries (an "Approved Sale"), each stockholder has agreed to consent to such Approved Sale and, if such sale includes the sale of stock, each stockholder has agreed to sell such stockholder's Holdings Common Stock and Holdings Preferred Stock on the terms and conditions approved by the Board of Directors of Holdings and the holders of a majority of the Holdings Common Stock then outstanding. The Stockholders Agreement also provides for certain additional restrictions on transfer of Holdings Common Stock and Holdings Preferred Stock by the Management Investors, including the right of Holdings to purchase any and all Holdings Common Stock and Holdings Preferred Stock held by a Management Investor upon termination of such Management Investor's employment prior to March 27, 2002, at a formula price, and the grant of a right of first refusal in favor of Holdings in the event a Management Investor elects to transfer such Holdings Common Stock or Holdings Preferred Stock.

REGISTRATION RIGHTS AGREEMENT

    The BRS Investors, the Management Investors and Holdings are parties to a Registration Rights Agreement, dated as of March 27, 1997 (the "Holdings Registration Rights Agreement"), pursuant to which Holdings has granted certain registration rights to the stockholders of Holdings with respect to the Holdings Common Stock. Under the Holdings Registration Rights Agreement, Holdings has granted to the BRS Investors two demand registration rights with respect to the shares of Holdings Common Stock held by the BRS Investors. All of the stockholders party to the Holdings Registration Rights Agreement have the right to participate, or "piggyback," in certain registrations initiated by Holdings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT

    The BRS Investors, the Management Investors and Holdings are parties to the Stockholders Agreement and the Holdings Registration Rights Agreement. See "Ownership of Capital Stock--Stockholders Agreement" and "--Registration Rights Agreement."

BRS MANAGEMENT AND TRANSACTION SERVICES AGREEMENTS

    The Company and Holdings are party to a management services agreement (the "BRS Management Agreement") with BRS & Co., the manager of BRS, pursuant to which BRS & Co. is paid $250,000 per annum for certain management, business and organizational strategy and merchant and investment banking services rendered to the Company and Holdings, which services include, but are not limited to, advice on corporate and financial planning, oversight of operations, including the manufacturing, marketing and sales of the Company's products, development of business plans, the structure of the Company's debt and equity capitalization and the identification and development of business opportunities. Any future increase in payments under the BRS Management Agreement are restricted by the terms of the Indenture. See "Description of the Notes." The Company and BRS & Co. also are party to a transaction services agreement pursuant to which BRS & Co. will be paid a transaction fee for management, financial and other corporate advisory services rendered by BRS & Co. in connection with acquisitions by the Company, which fee will not exceed 1.0% of total transaction value. In the case of the Nabisco Brands and Trappey's Acquisitions, the transaction fees equaled $500,000 and $120,000, respectively.

REDEMPTION OF BRS NOTES

    In connection with the B&G and B&R Acquisition, on December 27, 1996 the Company entered into a Note Purchase Agreement with the BRS Investors for the issuance of $13.0 million of Senior Subordinated Notes of the Company (the "BRS Notes"). In connection with the Nabisco Brands Acquisition, on June 17, 1997 $6.0 million of the proceeds of the Interim Notes were used to repay a portion of the BRS Notes, and the remaining $7.0 million of the BRS Notes were exchanged by the BRS Investors for Holdings Preferred Stock having a liquidation value of $7.0 million in a transaction exempted from the registration requirements of the Securities Act under sections 3(a)(9) and 4(2) thereof. In turn, Holdings immediately thereafter contributed the $7.0 million of BRS Notes to the Company for cancellation. Since all of the BRS Notes have been either redeemed or cancelled, the Company has no further obligations under the Note Purchase Agreement.

EAGLE ROCK NOTES

    The Company's subsidiary, Roseland Distribution Company ("RDC"), is party to a lease (the "Roseland Lease") for its Roseland facility with 426 Eagle Rock Avenue Associates ("Eagle Rock"), a real estate partnership of which Leonard S. Polaner, the Company's Chairman, is the general partner. RDC pays $43,090 per month in rent in cash to Eagle Rock and, pursuant to a Memorandum of Agreement entered into in connection with the Roseland Lease, an additional amount in the form of promissory notes payable to Eagle Rock (the "Eagle Rock Notes"), which are issued in an annual aggregate principal amount of $187,740. The Eagle Rock Notes mature on the expiration date of the Roseland Lease, April 18, 1999, and bear interest at a rate equal to the rate, as of the issue date of an Eagle Rock Note, for Treasuries with a maturity of April 1999. The Eagle Rock Notes are not guaranteed by the Company. RDC's liability under the Eagle Rock Notes as of September 27, 1997 was $795,000, and the Company estimates that the aggregate principal amount of all Eagle Rock Notes issued and to be issued will be approximately $1.2 million. In the opinion of Management, the terms of the Eagle Rock Notes and the Roseland Lease are at least as favorable to the Company as the terms that could have been obtained from unaffiliated third parties.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following is a summary of certain indebtedness of the Company. To the extent such summary contains descriptions of the New Credit Facility and other loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents, which are available upon request from the Company. As of September 27, 1997, the Company had not borrowed under the New Credit Facility.

NEW CREDIT FACILITY

    In connection with the Financing, the Company entered into the New Credit Facility with a syndicate of financial institutions for which Heller Financial, Inc. acts as agent (the "Agent"). The following is a summary of the material terms and conditions of the New Credit Facility and is subject to the detailed provisions of the credit agreement (the "Credit Agreement") entered into on August 11, 1997 by and among the Company, the lenders party thereto (the "Lenders") and the Agent, and various related documents entered into in connection therewith. Capitalized terms used but not defined herein have the respective meanings assigned to them in the Credit Agreement.

    GENERAL. The New Credit Facility provides up to a maximum aggregate amount of $50.0 million financing through a $50.0 million revolving credit facility, which includes a $3.0 million letter of credit facility providing for the issuance or guarantee of standby and trade letters of credit.

    Proceeds of the New Credit Facility are restricted to funding the Company's working capital requirements, capital expenditures and acquisitions. The Company may use the New Credit Facility to finance future acquisitions of companies that are in the same line of business as the Company, subject to certain criteria. The New Credit Facility will limit acquisitions to $20.0 million per year as well as a $20.0 million limit per acquisition. Other conditions include: (i) the maintenance by the Company of certain financial targets, after giving effect to any such acquisitions, including, but not limited to, total debt and total senior debt to EBITDA tests; (ii) compliance by the Company with the Credit Agreement and the Indenture; (iii) a positive historical cash flow by such acquisition targets; and (iv) satisfactory completion of due diligence on the acquisition targets.

    INTEREST RATES; FEES. Interest is computed on the outstanding daily balance of the revolving portion of the New Credit Facility at the Company's option of either: (i) a floating rate per annum equal to 1.0% in excess of the Base Rate; or (ii) a floating rate per annum equal to 2.50% in excess of the LIBOR Rate.

    The Company is charged a fee of 0.50% per annum on the average daily balance of the unused portion of the New Credit Facility, payable monthly in arrears. The Company also pays the Lenders a fee, calculated daily and payable monthly, in addition to any bank fees incurred, in an amount equal to 2.50% per annum of the aggregate undrawn face amount of all letters of credit issued or guaranteed from time to time under the letter of credit facility.

    REPAYMENT. The New Credit Facility may be borrowed, repaid and reborrowed from time to time until August 31, 2002, subject to certain conditions on the date of any such borrowing.

    SECURITY. The New Credit Facility is secured by a first priority lien upon all of the real and personal property of the Company and its Subsidiaries and a pledge of all of the capital stock of the Company and its Subsidiaries.

    GUARANTEES. The Obligations of the Company under the New Credit Facility are guaranteed by the Company's Subsidiaries. In addition, Holdings has guaranteed the Company's obligations under the Credit Agreement, which guarantee has been secured by a pledge of the capital stock of the Company.

    PREPAYMENTS. The Company is required to make prepayments on loans under the New Credit Facility in an amount equal to the net proceeds received by the Company (giving effect to applicable taxes) and/or its Subsidiaries from the disposition of any assets, including proceeds from the sale of stock of any of the Company's Subsidiaries or certain equity issuances.

    CONDITIONS AND COVENANTS. The obligations of the lenders under the Credit Agreement are subject to the satisfaction of certain conditions precedent customary in credit facilities or otherwise appropriate under the circumstances. The Company and each of its subsidiaries are subject to certain financial and negative covenants contained in the Credit Agreement, including without limitation covenants that restrict, subject to specified exceptions, (i) the incurrence of additional indebtedness and other obligations and the granting of additional liens, (ii) mergers, acquisitions, investments and acquisitions and dispositions of assets, (iii) the incurrence of capitalized and operating lease obligations, (iv) advances, dividends, and stock repurchases and redemptions,
(v) prepayment or repurchase of other indebtedness and amendments to certain agreements governing indebtedness, including the Indenture and the Notes, (vi) engaging in transactions with affiliates and formation of subsidiaries, (vii) capital expenditures, (viii) payment of management fees, (ix) the use of proceeds and (x) changes of lines of business. There are also covenants relating to compliance with ERISA and environmental and other laws, payment of taxes, maintenance of corporate existence and rights, maintenance of insurance and interest rate protection, and financial reporting. Certain of these covenants are more restrictive than those set forth in the Indenture. In addition, the Credit Agreement requires the Company to maintain compliance with certain specified financial ratios, including maximum capital expenditure limits, a minimum fixed charge coverage ratio, a minimum total interest coverage ratio and a maximum leverage ratio.

    EVENTS OF DEFAULT. The New Credit Facility also includes events of default that are typical for these types of credit facilities and appropriate in the context of the Financing, including, without limitation, a default in the event of a change of control of Holdings or the Company. The occurrence of any of such events of default could result in acceleration of the Company's obligations under the New Credit Facility and foreclosure on the collateral securing such obligations, which could have material adverse results to holders of the Notes.

                            DESCRIPTION OF THE NOTES

    THE NOTES ARE AND WILL BE SUBORDINATE TO ALL CURRENT AND FUTURE SENIOR DEBT OF THE COMPANY AND WILL BE EFFECTIVELY SUBORDINATE TO ALL OF THE INDEBTEDNESS OF THE GUARANTORS. NEITHER THE COMPANY NOR ANY GUARANTOR HAS ISSUED, AND DOES NOT HAVE ANY CURRENT FIRM ARRANGEMENTS TO ISSUE, ANY SIGNIFICANT ADDITIONAL INDEBTEDNESS TO WHICH THE NOTES WOULD BE SENIOR.

GENERAL

    The Existing Notes were issued pursuant to an Indenture (the "Indenture"), dated August 11, 1997, between the Company and The Bank of New York, as trustee (the "Trustee"), in a private transaction that is not subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the Indenture apply to the Existing Notes and to the New Notes to be issued in exchange therefor pursuant to the Exchange Offer (all Notes being referred to herein collectively as the "Notes"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to B&G Foods, Inc. and not to any of its Subsidiaries.

    The Notes are general unsecured obligations of the Company, subordinated in right of payment to all current and future Senior Debt, including borrowings under the Credit Agreement. Borrowings under the Credit Agreement are secured by substantially all of the Company's assets, including the Capital Stock of the Company's existing and future Subsidiaries, and are guaranteed by all such Subsidiaries, which guarantees are secured by all of such Subsidiaries' assets. The Notes are guaranteed by all of the Company's existing and future Subsidiaries. The Notes rank PARI PASSU in right of payment with all other senior subordinated Indebtedness of the Company issued in the future, if any, and senior in the right of payment to all subordinated Indebtedness of the Company issued in the future, if any. As of September 27, 1997, the Company had no Senior Debt and, through its Subsidiaries, had Senior Debt and additional liabilities (including trade payables, accrued expenses, amounts due to related parties, deferred income taxes and other liabilities) aggregating approximately $42.8 million. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries may incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

    The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Notes are effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. See "Risk Factors--Holding Company Structure; Effective Subordination" and "Risk Factors-- Fraudulent Conveyance Considerations."

PRINCIPAL, MATURITY AND INTEREST

    The Notes will be limited in aggregate principal amount to $120.0 million and will mature on August 1, 2007. Interest on the Notes will accrue at the rate of 9 5/8% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 1998, to Holders of record on the immediately preceding January 15 and July 15. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; PROVIDED THAT all payments of principal, premium, interest and Liquidated Damages, if any, with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

    The payment of principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

    Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full in cash or Cash Equivalents, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive and retain (i) Permitted Junior Securities and (ii) payments made from the trust described under "--Legal Defeasance and Covenant Defeasance"). If a distribution is made to holders of the Notes that, due to the subordination provisions, such distribution should not have been made to them, such holders will be required to hold such distribution in trust for the holders of Senior Debt and pay it over to them (pursuant to such written instructions as the holders of Senior Debt or a representative on their behalf may provide to such holders of the Notes) as their interests may appear.

    The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the holders of any Designated Senior Debt, which notice states it is a Payment Blockage Notice under the Indenture. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. However, the Company may pay such amounts without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Debt with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 90 days.

    The Indenture requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. As of September 27, 1997, the Company had approximately $1.4 million of Senior Debt (exclusive of an unused commitment of up to $50.0 million under the Credit Agreement). The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

    "DESIGNATED SENIOR DEBT" means (i) any Indebtedness outstanding under the Credit Agreement and (ii) any other Senior Debt permitted hereunder the principal amount of which is $15.0 million or more and that has been designated by the Company as "Designated Senior Debt."

    "PERMITTED JUNIOR SECURITIES" means (i) Equity Interests in the Company or any Guarantor which, to the extent received by any Holder in connection with any bankruptcy, reorganization, insolvency or similar proceeding in which any Equity Interests are also exchanged for or distributed in respect of Senior Debt, are either common equity securities or are subordinated to all such Equity Interests so exchanged or distributed to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to the Indenture, and (ii) debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to the Indenture.

    "SENIOR DEBT" means (i) all Obligations from time to time outstanding under the Credit Agreement, including all Hedging Obligations with respect thereto and any Permitted Refinancing Indebtedness thereunder (and, for purposes of the Indenture, any such Senior Debt shall be considered to be outstanding whenever any loan commitment under the Credit Agreement is outstanding), (ii) any other Indebtedness of the Company or any Guarantor that is a Subsidiary of the Company that is permitted to be incurred by the Company or such Guarantor pursuant to the Indenture unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes, and (iii) all Obligations of the Company or any Guarantor that is a Subsidiary of the Company with respect to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (v) any Obligation of the Company to any Subsidiary of the Company or any of its Affiliates, (w) any liability for federal, state, local or other taxes owed or owing by the Company (other than such taxes owed or owing to the lenders under the Credit Agreement), (x) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (y) any Obligations in respect of Capital Stock of the Company or (z) that portion of the principal amount of any Indebtedness (and any obligations with respect to such incremental principal amount) which at the time of incurrence is incurred in violation of the Indenture.

SUBSIDIARY GUARANTEES

    The Company's payment obligations under the Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by the Guarantors. The Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, which as of September 27, 1997 (including trade payables, accrued expenses, amounts due to related parties, deferred income taxes and other liabilities) was approximately $42.8 million; and the amounts for which the Guarantors will be liable under the guarantees issued from time to time with respect to Senior Debt, to the same extent as the Obligations of the Company are subordinated to Senior Debt of the Company. The obligations of each Guarantor under its Subsidiary Guarantee is limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Fraudulent Conveyance Considerations."

    The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity (except the Company or another Guarantor) unless
(i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and (iv)(a) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) would have a pro forma Fixed Charge Coverage Ratio that is greater than the actual Fixed Charge Coverage Ratio for the same four-quarter period.

    Notwithstanding the foregoing paragraph, (i) any Guarantor may consolidate with, merge into or transfer all or a part of its properties and assets to the Company or any other Guarantor and (ii) any Guarantor may merge with an Affiliate that has no significant assets or liabilities and was incorporated solely for purpose of reincorporating such Guarantor in another State of the United States; PROVIDED THAT such merged entity continues to be a Guarantor.

    The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; PROVIDED THAT the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at the Option of Holders--Asset Sales."

OPTIONAL REDEMPTION

    Except as set forth below, the Notes will not be redeemable at the Company's option prior to August 1, 2002. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and

Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2002..............................................................................     104.813%
2003..............................................................................     103.208
2004..............................................................................     101.604
2005 and thereafter...............................................................     100.000%

    Notwithstanding the foregoing, at any time prior to August 1, 2000, the Company may on any one or more occasions redeem an aggregate of up to 35% of the original aggregate principal amount of Notes at a redemption price of 109.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of any Public Equity Offering of common stock of the Company or a capital contribution to the Company's common equity of the net cash proceeds of a concurrent Public Equity Offering of common stock by the Company's direct parent; PROVIDED THAT at least 65% of the original aggregate principal amount of Notes remain outstanding immediately after each occurrence of such redemption; and PROVIDED, further, that each such redemption shall occur within 60 days of the date of the closing of such Public Equity Offering.

    Notwithstanding the foregoing, at any time on or prior to August 1, 2002, the Notes also may be redeemed, in whole but not in part, at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event may such redemption date occur more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    "APPLICABLE PREMIUM" means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of the redemption price of such Note at August 1, 2002 (such redemption price being set forth in the table above) PLUS all required interest payments due on such Note through August 1, 2002, such present value computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the principal amount of such Note.

    "TREASURY RATE" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from such redemption date to August 1, 2002; PROVIDED, HOWEVER, that if the period from such redemption date to August 1, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED THAT no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption

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that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

    Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1)accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3)deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; PROVIDED THAT each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

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

    The Credit Agreement currently prohibits the Company from purchasing any Notes and also provides that certain change of control events with respect to the Company would constitute a default or event of default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default or event of default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.


    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) (other than persons who are, or groups of persons who are, made up entirely of Principals or their Related Parties) other than in the ordinary course of business; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) prior to the first public offering of Voting Stock of the Company, the consummation of any transaction the result of which is that the Principals or the Related Parties cease to be the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of majority voting power of the Voting Stock of the Company (measured by voting power rather than number of shares), whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Principal or Related Party or otherwise (for purposes of this clause (iii) and (iv) below, the Principals and Related Parties shall be deemed to have "beneficial ownership" of the Voting Stock of a Person (the "specified corporation") held by any other Person (the "parent corporation") so long as the Principals or Related Parties beneficially own (as so defined) directly or indirectly, a majority of the voting power of the Voting Stock of the parent corporation); (iv) following the first Public Equity Offering of Voting Stock of the Company, the consummation of any transaction the result of which is that any "person" (as such term is defined in Sections 13(d) and 14(d) of the Exchange
Act), other than one or more Principals or Related Parties becomes the "beneficial owner" (as such term is defined in clause (iii) above, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or is exercisable only after the passage of time or upon the occurrence of a subsequent condition), directly or indirectly, of more than 35 % of the Voting Stock of the Company, PROVIDED THAT the Principals and Related Parties beneficially own (as defined in clause (iii) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise, to elect or designate for election a majority of the Board of Directors of the Company (for purposes of this clause (iv), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person "beneficially owns" (as defined in clause (iii) above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Principals and the Related Parties "beneficially own" (as defined in clause (iii) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such parent corporation than such other person and do not have the right or ability by voting power, contract or otherwise, to elect or designate for election a majority of the Board of Directors of such parent corporation); (v) the first day on which a majority of the members of the Board of

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
Directors of the Company are not Continuing Directors; or (vi) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such conversion or exchange).

    "PRINCIPALS" means BRS, any equity owner of Holdings on the date of the Indenture, and the members of management of the Company or Holdings or any of their respective Subsidiaries as of the date of the Indenture.

    "RELATED PARTY" means, with respect to any Principal, (A) any spouse or immediate family member (in the case of an individual) of such Principal or (B) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or Persons beneficially holding a 66 2/3% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

ASSET SALES

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (which, in the case of any Asset Sale involving shares or assets having a fair market value in excess of $2.0 million, shall be determined in good faith by the Company's Board of Directors) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; PROVIDED THAT the amount of (x) any Senior Debt of the Company or any Subsidiary of the Company that is assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability thereon and (y) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision; and PROVIDED, FURTHER, that any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect thereto, including by deed or assignment in lieu of foreclosure shall not be required to satisfy the conditions set forth in clauses
(i) and (ii) of this paragraph.

    Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to repay Indebtedness under any Credit Facility (and to correspondingly permanently reduce the commitments with respect thereto; PROVIDED THAT the Company will not be required to effect such permanent reductions from the Issue Date in excess of an aggregate of $25.0 million) or (b) to acquire or make a controlling Investment in or with respect to a Permitted Business or the acquisition of all or substantially all of the assets of a Permitted Business, or the making of a capital expenditure or the acquisition of other long-term assets in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under any Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from an Asset Sale that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute "Excess Proceeds" from an Asset Sale. When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company shall be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate

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
principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a PRO RATA basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);
(ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by a Wholly Owned Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

        (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company or any of its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii) or (vi) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter immediately following the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company as a contribution to its capital or from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock and other than as provided in clause (h) of the definition of Permitted Investments), or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made by the Company or any of its Subsidiaries after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

    The foregoing provisions shall not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the

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provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness which is subordinated to the Notes or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); PROVIDED THAT the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of Indebtedness which is subordinated to the Notes with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend or distribution by a Subsidiary of the Company to the holders of its common Equity Interests on a PRO RATA basis; (v) the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or Holdings held by any former employee, director or consultant of the Company or any Subsidiary or Holdings issued pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; PROVIDED, HOWEVER, that the aggregate amount of Restricted Payments made under this clause (v) does not exceed (A) $1.0 million in any calendar year and (B) $3.0 million in the aggregate since the date of the Indenture; PROVIDED FURTHER, that cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture; (vi) repurchases of Equity Interests deemed to occur upon exercise of stock options upon surrender of Equity Interests to pay the exercise price of such option; (vii) the payment by the Company of dividends to Holdings for the purpose of (A) permitting Holdings to satisfy federal, state and local income tax obligations to the extent such obligations are actually due and owing and are a direct result of the net income of the Company being included on a consolidated, combined or unitary income tax return filed by Holdings or otherwise being attributed to Holdings for tax purposes and (B) permitting Holdings to pay the necessary fees and expenses to maintain its corporate existence and good standing (which shall not exceed $500,000 per annum); PROVIDED THAT the amount of dividends described in this clause (vii) shall be excluded from the calculation of the amounts of Restricted Payments hereunder; and (viii) reasonable and customary directors' fees to the members of Holdings' or the Company's board of directors, PROVIDED THAT with respect to clauses (ii),
(iii), (v), (vi) and (vii) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary of the Company, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant
"--Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock if the Company's Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1, determined on a pro forma

                                       83
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basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The provisions of the first paragraph of this covenant do not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

        (i) the incurrence by the Company of term Indebtedness, revolving credit Indebtedness and indebtedness under letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) under any Credit Facility (and the Guarantee thereof by the Guarantors); provided that, subject to clause (xii) below, the aggregate principal amount of all Indebtedness and letters of credit outstanding at any one time under all Credit Facilities after giving effect to such incurrence, does not exceed $50.0 million less the aggregate amount of all permanent repayments from Net Proceeds of Asset Sales or as stated amortization of a term loan, if applicable, optional or mandatory, of the principal of any Indebtedness under a Credit Facility (or any such Permitted Refinancing Indebtedness) that have been made since the date of the Indenture; provided that such deduction will not exceed, in the aggregate, $25.0 million;

        (ii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

       (iii) the incurrence by the Company of Indebtedness represented by the Notes and the incurrence by the Guarantors of the Subsidiary Guarantees;

        (iv) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace Indebtedness incurred pursuant to this clause (iv), not to exceed $5.0 million at any time outstanding;

        (v) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness;

        (vi) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries that are Guarantors; PROVIDED, HOWEVER, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and the Indenture, (ii) if a Subsidiary of the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of such Subsidiary's Subsidiary Guarantee and (iii)(A) any subsequent event or issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary of the Company and
    (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary of the Company that is a Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause (vi);

       (vii) the issuance by a Subsidiary that is a Guarantor of preferred stock to the Company or to any of its Subsidiaries that are Guarantors; PROVIDED, HOWEVER, that any subsequent event or issuance or transfer of any Equity Interests that results in the owner of such preferred stock ceasing to be the Company or one of its Subsidiaries that are Guarantors or any subsequent transfer of such preferred stock to a Person other than the Company or any of its Subsidiaries that are Guarantors, shall be deemed to be an issuance of preferred stock by such Subsidiary that was not permitted by this clause
    (vii);

      (viii) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

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
        (ix) Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Subsidiary, other than the guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; PROVIDED, HOWEVER, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Subsidiaries in connection with such disposition;

        (x) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Subsidiary of the Company that was permitted to be incurred by another provision of this covenant "--Incurrence of Indebtedness and Issuance of Preferred Stock";

        (xi) the incurrence of Indebtedness by one of the Company's Subsidiaries evidenced by the promissory notes (the "Eagle Rock Notes") issued and issuable under the certain Lease Agreement date April 19, 1986, as amended by a Memorandum of Agreement dated February 26, 1993, between one of the Company's Subsidiaries (as successor in interest to DSD, Inc.) and 426 Eagle Rock Avenue Associates; or

       (xii) the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xii), not to exceed $10.0 million; PROVIDED THAT such additional Indebtedness may be Senior Debt under any Credit Facility.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

    LIENS

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company or the Company to (i)(x) pay dividends or make any other distributions to the Company or any of its Subsidiaries that are Guarantors (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any Indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its

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Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the Indenture, the Notes and the Credit Agreement as in effect on the date of the Indenture, (b) applicable law, (c) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except with respect to Indebtedness incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED THAT, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (d) restrictions of the nature described in clause (iii) above by reason of customary non-assignment, sub-letting and restriction on transfer provisions in contracts, agreements, and leases entered into in the ordinary course of business and consistent with past practices, (e) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (f) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition, (g) agreements relating to secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens" that limit the right of the debtor to dispose of assets securing such Indebtedness, (h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, and
(i) Permitted Refinancing Indebtedness in respect of Indebtedness referred to in clause (a), (c) and (e) of this paragraph, PROVIDED THAT the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture provides that the Company will not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

    TRANSACTIONS WITH AFFILIATES

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any

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property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of its Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by an appraisal firm) of national standing; PROVIDED THAT none of the following shall be deemed to be Affiliate Transactions: (1) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, as the case may be,
(2) transactions between or among the Company and/or its Subsidiaries that are Guarantors, (3) Restricted Payments that are permitted by the covenant described above under the caption
"--Restricted Payments" and payments made under the Eagle Rock Notes permitted by the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," (4) fees and compensation paid to members of the Board of Directors of the Company and of its Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary,
(5) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and consistent with past practices; (6) management or similar fees payable to BRS or an Affiliate thereof (to the extent such fees do not, in the aggregate, exceed 2.0% of the actual Consolidated Cash Flow of the Company for the period in respect of which such fees are paid); (7) fees payable to BRS or its Affiliate under a transaction services agreement in effect on the date of the Indenture;
(8) maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans and (9) fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any of its Subsidiaries, as determined by the Board of Directors of the Company or of any such Subsidiary, shall not be deemed to be Affiliate Transactions.

    SALE AND LEASEBACK TRANSACTIONS

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED THAT the Company may enter into a sale and leaseback transaction if (i) the Company could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee if such fair market value exceeds $2.5 million) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption
"--Repurchase at the Option of Holders--Asset Sales," if applicable.

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
    LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED
     SUBSIDIARIES

    The Indenture provides that the Company (i) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales," and (ii) shall not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor.

    ADDITIONAL SUBSIDIARY GUARANTEES

    The Indenture provides that, if the Company or any of its Subsidiaries shall acquire or create another Subsidiary after the date of the Indenture, then such newly acquired or created Subsidiary will (i) execute a supplemental indenture in form and substance satisfactory to the Trustee providing that such Subsidiary will become a Guarantor under the Indenture and (ii) deliver an Opinion of Counsel to the effect, INTER ALIA, that such supplemental indenture has been duly authorized and executed by such Subsidiary.

    NO SENIOR SUBORDINATED DEBT

    The Indenture provides that, notwithstanding any other provision thereof,
(i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable directly or indirectly for any Indebtedness (including Acquired
Debt) that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness (including Acquired Debt) that is subordinate or junior in right of payment to any Senior Debt of a Guarantor and senior in any respect in right of payment to the Subsidiary Guarantees.

    BUSINESS ACTIVITIES

    The Indenture provides that the Company will not, and the Company will not permit any of its Subsidiaries to, directly or indirectly, engage in any line of business other than a Permitted Business, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

    PAYMENTS FOR CONSENT

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS

    The Indenture provides that whether or not the Company is required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to each of the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and any consolidated Subsidiaries and, with

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respect to the annual information only, reports thereon by the Company's independent public accountants (which shall be firm(s) of established national reputation) and (ii) all information that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. All such information and reports shall be filed with the SEC on or prior to the dates on which such filings would have been required to be made had the Company been subject to the rules and regulations of the SEC. In addition, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request; PROVIDED, HOWEVER, that if prior to the effectiveness of the Exchange Offer Registration Statement, the information that would be required to be filed in a Form 10-K, 10-Q or 8-K pursuant to this sentence is filed as part of the Exchange Offer Registration Statement, such filing shall be deemed to satisfy the requirements of this sentence; and PROVIDED FURTHER, that the quarterly information required to be filed for the quarter ended June 30, 1997 shall not be required to be so filed until 90 days after the Closing Date (unless the Exchange Offer Registration Statement shall have already been filed, in which event such filing for the quarter ended June 30, 1997 shall not be required). For so long as any Notes remain outstanding, the Company and the Guarantors shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company or any of its Subsidiaries to comply with the provisions described under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets"; (iv) failure by the Company or any of its Subsidiaries for 30 days after notice to comply with the provisions described under the captions "--Certain Covenants--Restricted Payments," "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock," "--Repurchase at the Option of Holders-- Asset Sales" or "--Repurchase at the Option of Holders--Change of Control"; (v) failure by the Company or any of its Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $5.0 million or more and such default shall not have been cured or acceleration rescinded within a five business day period; (vii) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days; (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries and (ix) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acing on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

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    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; PROVIDED, HOWEVER, that so long as any Designated Senior Debt is outstanding, such declaration shall not become effective until the earlier of (i) five days after the receipt by representatives of Designated Senior Debt of such written notice of acceleration or (ii) the date of acceleration of any Designated Senior Debt. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant
Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to August 1, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to August 1, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions

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
of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that, subject to customary assumptions and exclusions, all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption.

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
Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

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    The Holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to B&G Foods, Inc., 426 Eagle Rock Avenue, Roseland, New Jersey 07068, Attention: Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth in the next paragraph, the Existing Notes are and the New Notes will be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the Exchange Offer with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

    Notes that are issued as described below under "-- Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

    So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under

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the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

    Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

    Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    The Company and the Initial Purchasers have entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company has agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Existing Notes acquired directly from the Company or an affiliate of the

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Company, the Company will file with the Commission a Shelf Registration
Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

    The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 45 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement and is not succeeded within 30 days by another effective Registration Statement; PROVIDED THAT the Shelf Registration Statement or the Exchange Offer Registration Statement shall not cease to be effective or usable in connection with resales of Transfer Restricted Securities for more than 30 days in any calendar year (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.25 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights

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Agreement in order to have their Notes included in the Shelf Registration
Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; PROVIDED THAT, the amount of Acquired Debt only at the time so acquired shall include the accreted value together with any interest thereon that is more than 30 days past due.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control " (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED THAT beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices (PROVIDED THAT the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the covenants described above under the captions "--Repurchase at the Option of Holders--Change of Control" and "--Certain Covenants--Merger, Consolidation, or Sale of Assets" and not by the provisions of the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for Net Proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary of the Company that is a Guarantor or by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company that is a Guarantor, (ii) an issuance or sale of Equity Interests by a Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company that is a Guarantor, (iii) a disposition of obsolete equipment or equipment that is no longer useful in the conduct of business of the Company and its Subsidiaries and that is disposed of in the ordinary course of business; PROVIDED, HOWEVER, that such dispositions do not exceed $500,000 per annum, (iv) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments" and (v) a disposition of inventory or Cash Equivalents in the ordinary course of business will not be deemed to be Asset Sales.

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "BRS" means Bruckmann, Rosser, Sherrill & Co., L.P., a Delaware limited partnership.

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    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers' acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or one of the two highest ratings from Standard & Poor's with maturities of not more than one year from the date of acquisition, (vi) investment funds investing 95% of their assets in securities of the types described in clauses (i)--(v) above, and (vii) readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having maturities of not more than one year from the date of acquisition and having one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's.

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) Fixed Charges, to the extent that any such Fixed Charge was deducted in computing such Consolidated Net Income, plus (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the

                                       97
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date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments) and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "CONTINUING DIRECTOR" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "CREDIT AGREEMENT" means the Second Amended and Restated Credit Agreement, dated as of August 11, 1997, among the Company, Heller Financial, Inc. and the lenders from time to time party thereto (the "Heller Agreement"), as such agreement may be amended, restated, modified, renewed, refunded, replaced or refinanced from time to time thereafter, including any appendices, exhibits or schedules to any of the foregoing, as the same may be in effect from time to time, in each case, as such agreements may be amended, modified, supplemented, renewed, refunded, replaced, refinanced, extended or restated from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise), including any appendices, exhibits or schedules to any of the foregoing.

    "CREDIT FACILITIES" means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facility with banks or other institutional lenders providing for revolving credit loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

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    "DEFAULT" means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, except to the extent that such Capital Stock is solely redeemable with, or solely exchangeable for, any Capital Stock of such Person that is not Disqualified Stock.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXISTING INDEBTEDNESS" means up to $1.0 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement and the Notes) in existence on the date of the Indenture, until such amounts are repaid.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount (other than issuance costs and discounts incurred on the date of the Indenture), non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest of such Person and its Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings under any Credit Facility) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and
(iii) the Fixed Charges attributable to discontinued operations, as

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
determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the statements and pronouncements of the Financial Accounting Standards Board and such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are applicable at the date of determination.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the net payment Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person, and any liability, whether or not contingent, whether or not it appears on the balance sheet of such Person. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other Obligations), advances or capital contributions (excluding commission, travel and entertainment, moving, and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings, the Company or any of their respective Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Holdings or the Company such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Subsidiary of Holdings or the Company, Holdings, the Company, or such Subsidiary, as the case may be, shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "NET PROCEEDS" means the aggregate cash proceeds or Cash Equivalents received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of all costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers fees, and sales and underwriting commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under any Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "OBLIGATIONS" means any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings, the Company or their Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages (including Liquidated Damages), guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

    "PERMITTED BUSINESS" means the lines of business conducted by the Company on the date hereof and businesses reasonably related thereto.

    "PERMITTED INVESTMENTS" means (a) any Investment in the Company or in a Wholly Owned Subsidiary of the Company that is a Guarantor; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Subsidiary of the Company in a Person engaged in a Permitted Business, if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company and a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;" (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings; (f) other Investments by the Company or any of its Subsidiaries in any Person having an aggregate fair market value (measured as of the date made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $4.0 million; (g) intercompany loans to the extent permitted by the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" and (h) loans by the Company in an aggregate principal amount not exceeding $1.0 million to employees of the Company or its Subsidiaries to finance the sale of Holdings Capital Stock by Holdings to such employees; PROVIDED THAT the net cash proceeds from such sales respecting such loaned amounts will not be included in the calculation described in clause (c) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "PERMITTED LIENS" means (i) Liens on assets of the Company or any of the Guarantors to secure Senior Debt permitted by the Indenture to be incurred; (ii) Liens on the assets of the Company or any of the

Guarantors to secure Hedging Obligations with respect to Indebtedness under any Credit Facility permitted by the Indenture to be incurred; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; PROVIDED THAT such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, PROVIDED THAT such Liens were in existence prior to the contemplation of such acquisition and only extend to the property so acquired; (v) Liens existing on the date of the Indenture; (vi) Liens to secure any Permitted Refinancing Indebtedness incurred to refinance any Indebtedness secured by any Lien referred to in the foregoing clauses (i) through (v), PROVIDED, HOWEVER, that such new Lien shall be limited to all or part of the same property that secured the original Lien (PROVIDED THAT such Liens may extend to after-acquired property, including any assets or Capital Stock of any subsequently formed or acquired Subsidiary, if such original Lien included such property or assets as collateral) and the Indebtedness secured by such Lien at such time is not increased to any amount greater than permitted under clauses (i) and (xii) of the Covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" in the case of Senior Debt under any Credit Facility, or, in the case of other Indebtedness, the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (i) through (v), as the case may be, at the time the original Lien became a permitted Lien; (vii) Liens in favor of the Company or any Wholly Owned Subsidiary that is a Guarantor; (viii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million in the aggregate at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (ix) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties); (x) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted, PROVIDED THAT any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor; (xi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (v) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (xii) carriers', warehousemen's, mechanics', landlords' materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; PROVIDED THAT any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor; (xiii) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole; (xiv) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;
(xv) leases or subleases granted to third Persons not interfering with the ordinary course of business of Holdings, the Company or any of their respective Subsidiaries; (xvi) Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security; (xvii) deposits, in an aggregate not to exceed $250,000, made in the ordinary course of business to secure liability to insurance carriers; (xviii) Liens for purchase money obligations

(including refinancings thereof permitted under the covenant described above under the caption
"--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"), PROVIDED THAT (A) the Indebtedness secured by any such Lien is permitted under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (B) any such Lien encumbers only the asset so purchased; (xix) any attachment or judgment Lien not constituting an Event of Default under clause (i) of the first paragraph of the section described above under the caption "--Events of Default and Remedies"; (xx) any interest or title of a lessor or sublessor under any operating lease; and (xxi) Liens under licensing agreements for use of Intellectual Property entered into in the ordinary course of business.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness); PROVIDED THAT: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the amount permitted by clause (i) of the second paragraph under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" plus accrued and unpaid interest thereon in the case of the Credit Agreement, or the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest on, any other Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or a Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PUBLIC EQUITY OFFERING" means any underwritten primary public offering of the Common Stock or other Voting Stock of the Company or Holdings, pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8, or any successor or similar form) under the Securities Act.

    "REPRESENTATIVE" means the administrative agent under the Credit Agreement or its successor thereunder or any similar agent for any Designated Senior Debt.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the Credit Agreement or other original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (i) and related to such Person or (b) the only general partners of which are such Person or one or more entities described in clause (i) and related to such Person (or any combination thereof).

    "SUBSIDIARY GUARANTEE" means the Guarantee of the Notes by each of the Guarantors pursuant to Article 11 of the Indenture and in the form of Guarantee endorsed on the form of Note attached as Exhibit A to the Indenture and any additional Guarantee of the Notes to be executed by any Subsidiary of the Company pursuant to the covenant described above under the caption "--Certain Covenants-- Additional Subsidiary Guarantees."

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED SUBSIDIARY" means a Subsidiary, 100% of the outstanding Capital Stock and other Equity Interests of which is directly or indirectly owned by the Company or Holdings.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after the Effective Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such
resale. In addition, until       , 1998 (90 days after the date of this
Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market price or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. For a period of one year after the Effective Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Existing Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Existing Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

    The Company has covenanted with the Initial Purchasers that it will file with the Commission an Exchange Offer Registration Statement under the Securities Act with respect to an issue of New Notes, will use its best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act, will offer to the holders of the Notes who are not prohibited by law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Notes for New Notes, which New Notes will be substantially identical in all respects to the Notes (except that the New Notes generally will not contain terms with respect to transfer restrictions). Under certain circumstances, the Company has agreed to file a Shelf Registration Statement and to use its best efforts to cause such Shelf Registration Statement to be declared effective. The Company, under certain circumstances, will be required to pay Liquidated Damages if the Company is not in compliance with certain of its obligations under the Registration Rights Agreement. See "Description of Notes -- Registration Rights; Liquidated Damages."

                                 LEGAL MATTERS

    The validity of the New Notes offered hereby will be passed upon for the Company by Dechert Price & Rhoads, New York, New York.

                                    EXPERTS


    The financial statements of B&G Foods, Inc. and subsidiaries as of September 27, 1997 and December 28, 1996, and for the 39-week period ended September 27, 1997, the years ended December 28, 1996 and December 30, 1995, and the 13-week period ended December 31, 1994, have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP state that as further described in note 1 to the financial statements, the Predecessor was acquired on December 27, 1996 in a business combination accounted for as a purchase. As a result, the Successor Consolidated financial statements are presented on a different basis of accounting than the Predecessor Combined financial statements and, therefore, are not comparable.



    The combined financial statements of the Nabisco Brands as of June 17, 1997 and December 31, 1996, and for the 24-week period ended June 17, 1997 and the years ended December 31, 1996 and 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP states that the financial statements of the Nabisco Brands were prepared to present the net assets acquired and the net product contribution of the Nabisco Brands pursuant to the purchase agreement between Nabisco, Inc. and RWBV Acquisition Corp., a wholly-owned, indirect subsidiary of B&G Foods, Inc. (the "Buyer") as described in note 1 and are not intended to be a complete presentation of the Nabisco Brands' financial position, results of operations and cash flows.


    The consolidated financial statements of JEM Brands, Inc. and subsidiary as of August 15, 1997 and December 28, 1996, and the 33-week period ended August 15, 1997 and the years ended December 28, 1996 and December 31, 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
                                                   B&G FOODS, INC.

Independent Auditors' Report...............................................................................  F-2

Balance Sheets as of September 27, 1997 and December 28, 1996..............................................  F-3

Statements of Operations for the 39-week period ended September 27, 1997, fiscal years ended December 28, 1996 and December 30, 1995, and the 13-week period ended December 31,
  1994.....................................................................................................  F-4

Statements of Cash Flows for the 39-week period ended September 27, 1997, fiscal years ended December 28, 1996 and December 30, 1995, and the 13-week period ended December 31,
  1994.....................................................................................................  F-5

Notes to Financial Statements..............................................................................  F-6

                                                  THE NABISCO BRANDS

Independent Auditors' Report...............................................................................  F-23

Combined Statements of Net Assets Acquired as of June 17, 1997
  and December 31, 1996....................................................................................  F-24

Combined Statements of Net Product Contribution for the 24-week period ended
  June 17, 1997 and fiscal years ended December 31, 1996 and December 31, 1995.............................  F-25

Notes to Combined Financial Statements.....................................................................  F-26

                                                   JEM BRANDS, INC.

Independent Auditors' Report...............................................................................  F-29

Consolidated Balance Sheets as of August 15, 1997 and December 28, 1996....................................  F-30

Consolidated Statements of Earnings for the 33-week period ended August 15, 1997 and fiscal years ended December 28, 1996 and December 31, 1995...........................................  F-31

Consolidated Statements of Retained Earnings for the 33-week period ended
  August 15, 1997 and fiscal years ended December 28, 1996 and December 31, 1995...........................  F-32

Consolidated Statements of Cash Flows for the 33-week period ended August 15, 1997 and fiscal years ended December 28, 1996 and December 31, 1995...........................................  F-33

Notes to Consolidated Financial Statements.................................................................  F-34

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders

B&G Foods, Inc.:


    We have audited the accompanying balance sheets of B&G Foods, Inc. and subsidiaries (Successor Consolidated) as of September 27, 1997 and December 28, 1996, and the related statements of operations, and cash flows for the 39-week period ended September 27, 1997, and the statements of operations, and cash flows for the Predecessor Combined (as described in note 1) for the years ended December 28, 1996 and December 30, 1995, and the 13-week period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As further described in note 1, the Predecessor was acquired on December 27, 1996 in a business combination accounted for as a purchase. As a result, the Successor Consolidated financial statements are presented on a different basis of accounting than the Predecessor Combined financial statements and, therefore, are not comparable.


    In our opinion, the Successor Consolidated financial statements referred to above present fairly, in all material respects, the financial position of B&G Foods, Inc. and subsidiaries as of September 27, 1997 and December 28, 1996, and the results of their operations and their cash flows for the 39-week period ended September 27, 1997 in conformity with generally accepted accounting principles. Further, in our opinion, the Predecessor Combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Predecessor Combined for the years ended December 28, 1996 and December 30, 1995, and the 13-week period ended December 31, 1994 in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP

Short Hills, New Jersey

October 31, 1997

                        B&G FOODS, INC. AND SUBSIDIARIES

                                 BALANCE SHEETS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                        SEPT. 27,      DEC. 28,
                                                                                          1997           1996
                                                                                       (SUCCESSOR     (SUCCESSOR
                                                                                      CONSOLIDATED)  CONSOLIDATED)
                                                                                      -------------  -------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.........................................................   $     3,699    $       291
  Trade accounts receivable, less allowance for doubtful accounts of $564 in 1997...        13,117          8,373
  Inventories.......................................................................        28,670         23,609
  Prepaid expenses and other current assets.........................................         2,116            494
  Deferred income taxes.............................................................         2,958          2,260
                                                                                      -------------  -------------
    Total current assets............................................................        50,560         35,027
Property, plant and equipment, net..................................................        23,489         15,584
Intangible assets, net..............................................................       101,635         50,650
Other assets........................................................................         5,335          2,151
                                                                                      -------------  -------------
    Total assets....................................................................   $   181,019    $   103,412
                                                                                      -------------  -------------
                                                                                      -------------  -------------
                                       LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current installments of long-term debt............................................   $       280    $     1,976
  Trade accounts payable............................................................        19,881         14,334
  Accrued expenses..................................................................         9,569          7,716
  Due to related parties............................................................           121          4,009
                                                                                      -------------  -------------
    Total current liabilities.......................................................        29,851         28,035
Long-term debt, including amounts payable to related parties of $795 and $13,650 in
  1997 and 1996, respectively.......................................................       121,121         51,537
Other liabilities...................................................................           186            730
Deferred income taxes...............................................................        11,632         10,610
                                                                                      -------------  -------------
    Total liabilities...............................................................       162,790         90,912
                                                                                      -------------  -------------
Stockholder's equity:
  Common stock, $.01 par value per share.
  Authorized 1,000 shares; issued and outstanding 1 share in 1997
    and 1996........................................................................            --             --
  Additional paid-in capital........................................................        20,000         13,000
  Receivable from stock issuance....................................................            --           (500)
  Accumulated deficit...............................................................        (1,771)            --
                                                                                      -------------  -------------
    Total stockholder's equity......................................................        18,229         12,500
                                                                                      -------------  -------------
Commitments and contingencies (notes 6, 12 and 13)
    Total liabilities and stockholder's equity......................................   $   181,019    $   103,412
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                See accompanying notes to financial statements.

                        B&G FOODS, INC. AND SUBSIDIARIES

                            STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)


                                            39-WEEK        39-WEEK                                    13-WEEK
                                         PERIOD ENDED   PERIOD ENDED                   YEAR ENDED   PERIOD ENDED
                                           SEPT. 27,      SEPT. 28,     YEAR ENDED      DEC. 30,      DEC. 31,
                                             1997           1996       DEC. 28, 1996      1995          1994
                                          (SUCCESSOR    (PREDECESSOR   (PREDECESSOR   (PREDECESSOR  (PREDECESSOR
                                         CONSOLIDATED)    COMBINED)      COMBINED)     COMBINED)     COMBINED)
                                         -------------  -------------  -------------  ------------  ------------
                                                         (UNAUDITED)
Net sales..............................   $   104,337     $  97,067     $   129,307    $  112,245    $   28,746
Cost of goods sold.....................        70,064        68,873          91,187        79,293        20,405
                                         -------------  -------------  -------------  ------------  ------------
    Gross profit.......................        34,273        28,194          38,120        32,952         8,341
Sales, marketing and distribution
  expenses.............................        24,350        21,555          28,414        23,863         6,176
General and administrative expenses....         3,165         2,000           2,941         2,598           788
Management fees--related parties.......           191           939           1,249         1,097        --
                                         -------------  -------------  -------------  ------------  ------------
    Operating income...................         6,567         3,700           5,516         5,394         1,377
Other expense:
  Interest expense--related parties....           788         3,304           4,452         3,624           564
  Interest expense.....................         5,320           156             197           156            18
                                         -------------  -------------  -------------  ------------  ------------
    Income before income tax expense
      and extraordinary item...........           459           240             867         1,614           795
Income tax expense.....................           426            35             591           896           436
                                         -------------  -------------  -------------  ------------  ------------
    Income before extraordinary item...            33           205             276           718           359
Extraordinary item, net of income tax
  benefit of $1,138....................        (1,804)       --             --             --            --
                                         -------------  -------------  -------------  ------------  ------------
    Net (loss) income..................   $    (1,771)    $     205     $       276    $      718    $      359
                                         -------------  -------------  -------------  ------------  ------------
                                         -------------  -------------  -------------  ------------  ------------


                See accompanying notes to financial statements.

                        B&G FOODS, INC. AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                             39-WEEK        39-WEEK
                                                          PERIOD ENDED   PERIOD ENDED
                                                            SEPT. 27,      SEPT. 28,     YEAR ENDED      YEAR ENDED
                                                              1997           1996       DEC. 28, 1996   DEC. 30, 1995
                                                           (SUCCESSOR    (PREDECESSOR   (PREDECESSOR    (PREDECESSOR
                                                          CONSOLIDATED)    COMBINED)      COMBINED)       COMBINED)
                                                          -------------  -------------  -------------  ---------------
                                                                          (UNAUDITED)
Cash flows from operating activities:
    Net (loss) income...................................    $  (1,771)     $     205      $     276       $     718
    Adjustments to reconcile net (loss) income to net
      cash provided by operating activities:............
        Depreciation and amortization...................        3,756          2,990          4,105           3,511
        Amortization of deferred debt issuance costs....          473         --             --              --
        Deferred income tax (benefit) expense...........         (934)        --                386             395
        Extraordinary item..............................        2,942         --             --              --
        Provision for doubtful accounts.................          564         --             --              --
        Changes in assets and liabilities, net of
          effects from businesses acquired:
            Trade accounts receivable...................       (4,430)        --               (190)            (23)
            Inventories.................................          185           (967)        (1,305)         (3,198)
            Prepaid expenses and other current assets...       (1,610)          (656)          (595)            194
            Other assets................................           (8)        --                (11)              3
            Trade accounts payable......................        5,082          4,181         (1,214)          4,742
            Accrued expenses............................          749         (1,041)        (1,496)         (2,123)
            Due to related parties......................          121         (2,239)         2,316           5,221
            Other liabilities...........................         (399)          (571)            12             301
                                                          -------------  -------------  -------------        ------
                Net cash provided by operating
                  activities............................        4,720          1,902          2,284           9,741
                                                          -------------  -------------  -------------        ------
Cash flows from investing activities:
    Acquisition of New York Style.......................       --             --             --              (6,300)
    Paid for Successor Acquisitions.....................      (63,019)        --             --              --
    Paid for Acquired Companies.........................       (4,009)        --             --              --
    Capital expenditures................................       (2,976)        (2,209)        (2,573)         (2,571)
    Proceeds from sales of property, plant and
      equipment.........................................          162         --             --              --
                                                          -------------  -------------  -------------        ------
                Net cash used in investing activities...      (69,842)        (2,209)        (2,573)         (8,871)
                                                          -------------  -------------  -------------        ------
Cash flows from financing activities:
    Payments of long-term debt..........................      (68,379)          (257)          (318)           (284)
    Proceeds from issuance of long-term debt............      143,000         --             --              --
    Proceeds from issuance of common stock..............          500         --             --              --
    Payments of debt issuance costs.....................       (6,591)        --             --              --
                                                          -------------  -------------  -------------        ------
        Net cash provided by (used in) financing
          activities....................................       68,530           (257)          (318)           (284)
                                                          -------------  -------------  -------------        ------
        Increase (decrease) in cash and cash
          equivalents...................................        3,408           (564)          (607)            586
Cash and cash equivalents at beginning of period........          291            898            898             312
                                                          -------------  -------------  -------------        ------
Cash and cash equivalents at end of period..............    $   3,699      $     334      $     291       $     898
                                                          -------------  -------------  -------------        ------
                                                          -------------  -------------  -------------        ------
Supplemental disclosure of cash flow information--cash
  paid for:
    Interest............................................    $   3,975      $     138      $     197       $     155
                                                          -------------  -------------  -------------        ------
                                                          -------------  -------------  -------------        ------
    Income taxes........................................    $     180      $  --          $     203       $     108
                                                          -------------  -------------  -------------        ------
                                                          -------------  -------------  -------------        ------
B&G Foods, Inc. Cash Transactions as of December 27,
  1996:
    Cash paid for Acquired Companies (note 1)...........                                  $  63,240
    Cash paid for deferred debt issuance costs..........                                      1,328
                                                                                        -------------
        Total investing activities......................                                  $  64,568
                                                                                        -------------
                                                                                        -------------
    Cash proceeds from debt ($52,068) and equity
      ($12,500) financing activities (note 1)...........                                  $  64,568
                                                                                        -------------
                                                                                        -------------

                                                              13-WEEK
                                                              PERIOD
                                                               ENDED
                                                           DEC. 31, 1994
                                                           (PREDECESSOR
                                                             COMBINED)
                                                          ---------------
Cash flows from operating activities:
    Net (loss) income...................................     $     359
    Adjustments to reconcile net (loss) income to net
      cash provided by operating activities:............
        Depreciation and amortization...................           970
        Amortization of deferred debt issuance costs....        --
        Deferred income tax (benefit) expense...........           518
        Extraordinary item..............................        --
        Provision for doubtful accounts.................        --
        Changes in assets and liabilities, net of
          effects from businesses acquired:
            Trade accounts receivable...................        --
            Inventories.................................           356
            Prepaid expenses and other current assets...           141
            Other assets................................           542
            Trade accounts payable......................        (2,490)
            Accrued expenses............................        (1,044)
            Due to related parties......................           946
            Other liabilities...........................           156
                                                                ------
                Net cash provided by operating
                  activities............................           454
                                                                ------
Cash flows from investing activities:
    Acquisition of New York Style.......................        --
    Paid for Successor Acquisitions.....................        --
    Paid for Acquired Companies.........................        --
    Capital expenditures................................          (398)
    Proceeds from sales of property, plant and
      equipment.........................................        --
                                                                ------
                Net cash used in investing activities...          (398)
                                                                ------
Cash flows from financing activities:
    Payments of long-term debt..........................           (12)
    Proceeds from issuance of long-term debt............        --
    Proceeds from issuance of common stock..............        --
    Payments of debt issuance costs.....................        --
                                                                ------
        Net cash provided by (used in) financing
          activities....................................           (12)
                                                                ------
        Increase (decrease) in cash and cash
          equivalents...................................            44
Cash and cash equivalents at beginning of period........           268
                                                                ------
Cash and cash equivalents at end of period..............     $     312
                                                                ------
                                                                ------
Supplemental disclosure of cash flow information--cash
  paid for:
    Interest............................................     $       6
                                                                ------
                                                                ------
    Income taxes........................................     $  --
                                                                ------
                                                                ------
B&G Foods, Inc. Cash Transactions as of December 27,
  1996:
    Cash paid for Acquired Companies (note 1)...........
    Cash paid for deferred debt issuance costs..........
        Total investing activities......................
    Cash proceeds from debt ($52,068) and equity
      ($12,500) financing activities (note 1)...........


                See accompanying notes to financial statements.

                        B&G FOODS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

(1) BUSINESS ACQUISITIONS AND NATURE OF OPERATIONS

ORGANIZATION, ACQUISITION AND FINANCING

    B&G Foods, Inc. (formerly known as B Companies Acquisition Corp.) was incorporated on November 13, 1996 to acquire (the "Acquisition") BGH Holdings, Inc., the holding company of Bloch & Guggenheimer, Inc. and related companies, and BRH Holdings, Inc., the holding company of Burns & Ricker, Inc. (collectively, the "Acquired Companies" or the "Predecessor"), subsidiaries of Specialty Foods Corporation ("SFC"). B&G Foods, Inc. and the Acquired Companies upon the Acquisition are hereinafter referred to as the "Successor" or the "Company." The Acquisition was structured as a stock purchase with an aggregate purchase price of approximately $70,000, including transaction costs, and was consummated on December 27, 1996. As part of the Acquisition, SFC guaranteed the Company's trade receivables at December 27, 1996. On December 27, 1996, the Company issued one share of common stock to, and became a wholly-owned subsidiary of, B Companies Holdings Corp., which in turn is majority owned by Bruckmann, Rosser, Sherrill and Co., L.P. ("BRS"), a private equity investment firm, and minority owned by management and certain other investors.

    In addition to initial equity of $12,500, the financing of the Acquisition was provided through a $50,000 Senior Secured Credit Facility which consisted of a Revolving Credit Facility of $23,500 and Term Loan Facilities A and B of $14,500 and $12,000, respectively. Additionally, the Company issued $13,000 of 12% Senior Subordinated Notes due 2004 to BRS and other certain investors (the "BRS Note").

NATURE OF OPERATIONS

    The Company is a manufacturer, marketer and distributor of branded pickles, peppers, bagel chips and other specialty food products to retailers and food service establishments. The Company distributes these products to retailers in the greater New York metropolitan area through a direct-store-door sales and distribution system and elsewhere in the United States through a nationwide network of independent brokers and distributors.

ACQUISITION ACCOUNTING

    The Acquisition has been accounted for using the purchase method. Accordingly, the excess of the purchase price over the fair value of identifiable net assets acquired, representing goodwill, is included in intangible assets. The consideration (including acquisition costs of $1,329) and allocation of the purchase price are summarized below:

Purchase Price Consideration:
  Term Loan Facilities A and B.....................................................  $  26,500
  Revolving Credit Facility........................................................     11,240
  Proceeds from Common Stock Issuance..............................................     12,500
  12% Senior Subordinated Notes due to related parties.............................     13,000
  Cash paid subsequent to December 27, 1996........................................      5,337
  Long-term liabilities assumed....................................................      1,445
                                                                                     ---------
                                                                                     $  70,022
                                                                                     ---------
                                                                                     ---------

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(1) BUSINESS ACQUISITIONS AND NATURE OF OPERATIONS (CONTINUED)

Allocation of Purchase Price:
  Property, plant and equipment....................................................  $  15,584
  Intangible assets--trademarks....................................................     29,804
  Intangible assets--goodwill......................................................     20,846
  Other assets, principally net current assets.....................................     12,858
  Deferred income tax liabilities..................................................     (9,070)
                                                                                     ---------
                                                                                     $  70,022
                                                                                     ---------
                                                                                     ---------

RESTRUCTURING

    As part of the Acquisition, management authorized and committed to a plan to undertake certain restructuring moves, principally involving the consolidation of several warehouse and production facilities resulting in restructuring accruals of $1,536 as part of the allocation of the purchase price. The restructuring consisted primarily of approximately $952 of estimated lease and other tenancy costs through 1998, $228 in severance and termination benefits for approximately 100 employees, and the remaining portion relating to charges resulting from changes in the production process as part of the consolidation, which was completed in June 1997. The Company does not expect to incur material incremental costs. As of September 27, 1997, the restructuring reserve balance was reduced to $738 as a result of cash expenditures relating primarily to tenancy costs and severance payments.

SUCCESSOR ACQUISITIONS AND ACCOUNTING

    On June 17, 1997, the Company acquired certain assets from Nabisco, Inc. ("Nabisco") for a purchase price of approximately $50,557, including transactions costs. Financing for this acquisition and certain related transaction fees and expenses was provided by $35,000 of new borrowings on an amended and restated Senior Secured Credit Facility, and $17,000 of the proceeds from the issuance of $23,000 of 12% Senior Subordinated Notes due December 16, 1997 (the "Interim Notes"), with $6,000 used to repay a portion of the BRS Note.

    On August 15, 1997, the Company acquired all of the outstanding capital stock of JEM Brands, Inc. ("JEM"), a manufacturer of peppers and branded hot sauces, for approximately $12,462, including transaction costs. Financing for this acquisition and certain related transaction fees and expenses was provided by the proceeds from the issuance of $120,000 Senior Subordinated Notes on August 11, 1997.

    The above acquisitions (collectively, the "Successor Acquisitions") have been accounted for using the purchase method and, accordingly, the assets acquired, liabilities assumed, and results of operations are included in the Successor Consolidated financial statements from the date of the acquisitions. The excess of the purchase price over the fair value of identifiable net assets acquired, representing goodwill, is included in intangible assets.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(1) BUSINESS ACQUISITIONS AND NATURE OF OPERATIONS (CONTINUED)
    The costs of the Successor Acquisitions have been allocated to tangible and intangible assets as follows:

Property, plant and equipment......................................  $   7,111
Intangible assets--trademarks......................................     24,500
Intangible assets--goodwill........................................     28,045
Other assets, principally net current assets.......................      4,621
Deferred income tax liabilities, net...............................     (1,258)
                                                                     ---------
                                                                     $  63,019
                                                                     ---------
                                                                     ---------

PREDECESSOR ACQUISITION AND ACCOUNTING

    On September 11, 1995, the Predecessor completed the acquisition of substantially all of the assets and certain liabilities of New York Style Bagel Chips ("NYS") for total consideration of approximately $6,300. The transaction was financed through additional borrowings from SFC. The Predecessor's acquisition has been accounted for using the purchase method and, accordingly, the assets acquired, liabilities assumed, and results of operations are included in the Predecessor Combined financial statements from the date of acquisition. The purchase price was allocated to the underlying assets and liabilities based on their fair values, with the excess recorded as goodwill.

PRO FORMA SUMMARY OF OPERATIONS

    The following unaudited pro forma summary of operations for the 39-week period ended September 27, 1997 and fiscal year ended December 28, 1996 presents the results of operations of the Company as if the Acquisition and Successor Acquisitions had occurred as of the beginning of each of the respective fiscal years. In addition to including the results of operations of the Acquired Companies and the Successor Acquisitions, the pro forma information gives effect primarily to interest on additional borrowings and changes in depreciation and amortization of intangible assets.


                                                                         39-WEEK
                                                                          PERIOD       YEAR
                                                                          ENDED       ENDED
                                                                         SEPT.27,    DEC.28,
                                                                           1997        1996
                                                                        ----------  ----------
Net sales.............................................................  $  124,841  $  175,708
Income before extraordinary item......................................  $      185  $    1,836
                                                                        ----------  ----------
                                                                        ----------  ----------


    The pro forma information presented above does not purport to be indicative of the results that actually would have been attained if the Acquisition, the Successor Acquisitions, and related financing transactions had occurred at the beginning of the years presented and is not intended to be a projection of future results.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) FISCAL YEAR AND BASIS OF PRESENTATION

    The Company utilizes, as did the Predecessor, a 52-53 week fiscal year ending on the last Saturday in December. Fiscal years 1996 and 1995 contain 52 weeks.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(A) FISCAL YEAR AND BASIS OF PRESENTATION (CONTINUED)

    The Successor's financial statements are presented on a consolidated basis. The Predecessor's financial statements are presented on a combined basis because all of the Acquired Companies were under common control. All significant intercompany balances and transactions have been eliminated.


    B&G Foods, Inc. had no operations prior to the Acquisition and neither B&G Foods, Inc. nor the Acquired Companies had any operations on Saturday, December 28, 1996. As a result, the statements of operations and cash flows for the fiscal years ended December 28, 1996 and December 30, 1995, and the 13-week period ended December 31, 1994 present the combined results of operations of the Acquired Companies (Predecessor Combined). The financial statements subsequent to the Acquisition are presented on a different cost basis and use a different accounting policy (see note 2(f)) than the financial statements prior to the Acquisition and, therefore, are not comparable. Further, related party transactions (see note 11) affect the comparability of the financial statements.


(B) CASH AND CASH EQUIVALENTS

    For purposes of the statements of cash flows, all highly liquid debt instruments with original maturities of three months or less are considered to be cash and cash equivalents.

(C) INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined using the first- in, first-out and average cost methods.

(D) PROPERTY, PLANT, AND EQUIPMENT


    Property, plant, and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets, generally 12 to 20 years for buildings and improvements, 5 to 10 years for machinery and equipment, and 3 to 5 years for office furniture and vehicles. Plant and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Expenditures for maintenance, repairs and minor replacements are charged to current operations. Expenditures for major replacements and betterments are capitalized.


(E) INTANGIBLE ASSETS

    Intangible assets consist of goodwill and trademarks. Goodwill is amortized on a straight-line basis over 40 years. Trademarks are amortized on a straight-line basis over 20 to 40 years. The Company assesses the recoverability of the intangible assets by determining whether the amortization of the intangible assets over their remaining lives can be recovered through undiscounted future operating cash flows. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of intangible assets will be impacted if estimated future operating cash flows are not achieved.

(F) PACKAGE DESIGN COSTS

    Package design costs relate to the development of product packaging and labels. Prior to the Acquisition, the Predecessor capitalized package design costs and amortized such costs over a four-year

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(F) PACKAGE DESIGN COSTS (CONTINUED)


period. Since the Acquisition, the Successor has expensed package design costs as incurred. Package design costs expensed in the 39-week period ended September 27, 1997 were $161. Amortization of package design costs in fiscal years 1996 and 1995, and the 13-week period ended December 31, 1994 was $77, $25, and $8, respectively.


(G) DEFERRED DEBT ISSUANCE COSTS


    Deferred debt issuance costs are amortized using the straight-line method over the term of the related debt agreements and are classified as other non-current assets. Amortization of deferred debt issuance costs for the 39-week period ended September 27, 1997 was $473 (none in 1996, 1995 or 1994).


    As a result of the debt repayments and amendments described in note 7, during the 39-week period September 27, 1997, the Company recorded an extraordinary charge of $1,804, net of income tax benefit of $1,138, to write off deferred debt issuance costs relating to its Senior Secured Credit Agreement and the Interim Notes.

(H) ADVERTISING COSTS


    Advertising costs are expensed as incurred. Advertising costs amounted to approximately $87, $285, $151, and $241 during the 39-week period ended September 27, 1997, the fiscal years 1996 and 1995, and the 13-week period ended December 31, 1994, respectively.


(I) INCOME TAXES


    From August 17, 1993 to the date of the Acquisition, the Predecessor was included in the consolidated federal income tax return of SFC. SFC was responsible for the filing of income tax returns and payment of income taxes. No formal tax sharing agreement existed between SFC and the Predecessor, and no federal income taxes were allocated to the Predecessor. State income taxes were allocated to the Predecessor based on the actual state income tax liability. Income tax expense reported in the accompanying statements of operations for fiscal 1996 and 1995 and the 13-week period ended December 31, 1994 has been computed as if the Predecessor filed a separate federal tax return.


    Effective December 28, 1996, the Company is included in the consolidated federal income tax return of B Companies Holdings Corp. Income tax expense reported in the accompanying statement of operations for the 39-week period ended September 27, 1997 has been computed as if the Company filed a separate federal tax return.

    Deferred tax assets and liabilities of the Company are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(J) PENSION PLANS

    The Company has defined benefit pension plans covering substantially all of its employees. The Company's funding policy is to contribute annually the amount recommended by its actuaries. Such plans are the same as the plans of the Predecessor.

(K) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reflected in the financial statements at carrying value, which approximates fair value due to the short-term nature of these instruments. The carrying value of the Company's borrowings approximates the fair value based on the current rates available to the Company for similar instruments.

(L) USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(M) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", were adopted on December 31, 1995. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

(N) RECLASSIFICATIONS

    Certain amounts in the December 28, 1996 financial statements have been reclassified to conform with the September 27, 1997 financial statement presentation.


(O) STATEMENTS OF CASH FLOWS--NONCASH FINANCING AND INVESTING ACTIVITIES



    Capital lease obligations of $122, $759, and $391 were incurred during the 39-week period ended September 27, 1997, fiscal year 1995, and the 13-week period ended December 31, 1994, respectively (none in 1996), when the Company entered into leases for new machinery and equipment. As described in note 7, on June 17, 1997, $7,000 of the BRS Note was contributed to capital. Notes payable were issued in payment of rent owed to a related party in the amounts of $145, $206, $191, and $48 during the 39-week period ended September 27, 1997, the fiscal years 1996 and 1995, and the 13-week period ended December 31, 1994, respectively. In connection with the Acquisition, the Company assumed long-term liabilities (capital leases and unsecured notes payable to a related party) of $1,445.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(3) INVENTORIES

    Inventories consist of the following:

                                                                          SEPT. 27,  DEC. 28,
                                                                            1997       1996
                                                                          ---------  ---------
Raw materials and packaging.............................................  $   6,286  $   4,495
Work in progress........................................................      2,251      1,948
Finished goods..........................................................     20,133     17,166
                                                                          ---------  ---------
                                                                          $  28,670  $  23,609
                                                                          ---------  ---------
                                                                          ---------  ---------

(4) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment, net consists of the following:

                                                                          SEPT. 27,  DEC. 28,
                                                                            1997       1996
                                                                          ---------  ---------
Land....................................................................  $   2,307  $     582
Buildings and improvements..............................................      6,751      4,496
Leasehold improvements..................................................        622         34
Machinery and equipment.................................................     14,015      9,224
Office furniture and vehicles...........................................        801        508
Leased property under capital leases....................................        908        740
Construction in progress................................................        227     --
                                                                          ---------  ---------
                                                                             25,631     15,584
Less accumulated depreciation and amortization..........................      2,142     --
                                                                          ---------  ---------
                                                                          $  23,489  $  15,584
                                                                          ---------  ---------
                                                                          ---------  ---------

    As a result of the Acquisition, the cost of property, plant and equipment at December 28, 1996 represents estimated fair value with no accumulated depreciation.

    Plant and equipment includes amounts under capital leases as follows:

                                                                             SEPT. 27,    DEC. 28,
                                                                               1997         1996
                                                                            -----------  -----------
Machinery and equipment...................................................   $     122    $     122
Office furniture and vehicles.............................................         786          618
                                                                                 -----        -----
                                                                                   908          740
Less accumulated amortization.............................................         203       --
                                                                                 -----        -----
                                                                             $     705    $     740
                                                                                 -----        -----
                                                                                 -----        -----

    Amortization of assets held under capital leases is included with depreciation expense.

(5) INTANGIBLE ASSETS

    Intangible assets consist of the following:

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(5) INTANGIBLE ASSETS (CONTINUED)

                                                                         SEPT. 27,   DEC. 28,
                                                                            1997       1996
                                                                         ----------  ---------
Goodwill...............................................................  $   48,945  $  20,846
Trademarks.............................................................      54,304     29,804
                                                                         ----------  ---------
                                                                            103,249     50,650
Less accumulated amortization..........................................       1,614     --
                                                                         ----------  ---------
                                                                         $  101,635  $  50,650
                                                                         ----------  ---------
                                                                         ----------  ---------

(6) LEASES

    The Company has several noncancelable operating leases, primarily for warehouses, transportation equipment and machinery. These leases generally require the Company to pay all executory costs such as maintenance, taxes and insurance.

    Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) for the periods set forth below are as follows:

October through December 1997.......................................  $     517
Years ended December:
  1998..............................................................      1,844
  1999..............................................................        854
  2000..............................................................        673
  2001..............................................................        628
  2002..............................................................        567
  Thereafter........................................................      2,736
                                                                      ---------
                                                                      $   7,819
                                                                      ---------
                                                                      ---------

    Future minimum capital lease payments as of September 27, 1997 are as follows:

Year ending September 27:
  1998..............................................................  $     351
  1999..............................................................        289
  2000..............................................................         44
  2001..............................................................     --
  2002..............................................................     --
  Thereafter........................................................     --
                                                                      ---------
    Total minimum lease payments....................................        684
Less amount representing interest (at 9% to 13%)....................         78
                                                                      ---------
  Present value of net minimum capital lease payments...............        606
Less current installments of obligations under capital leases.......        280
                                                                      ---------
  Obligations under capital leases, excluding current installments
    (included in long-term debt)....................................  $     326
                                                                      ---------
                                                                      ---------


    Total rental expense was $1,122, $1,735, $1,500, and $375 for the 39-week period ended September 27, 1997, the fiscal years 1996 and 1995, and the 13-week period ended December 31, 1994, respectively.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(6) LEASES (CONTINUED)

    The Company leases a manufacturing facility from the Chairman of the Board of the Company under an operating lease expiring in April 1999. Total rent expense associated with this lease for the 39-week period ended September 27, 1997, the fiscal years 1996 and 1995, and the 13-week period ended December 31, 1994, was $346, $492, $477, and $116, respectively.


(7) LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                         SEPT. 27,   DEC. 28,
                                                                            1997       1996
                                                                         ----------  ---------
Revolving credit facility..............................................  $   --      $  12,568
Term Loan A, payable in quarterly installments beginning June 30, 1997
  through December 31, 2001............................................      --         14,500
Term Loan B, payable in quarterly installments beginning June 30, 1997
  through December 31, 2003............................................      --         12,000
9.625% Senior Subordinated Notes due August 1, 2007....................     120,000     --
12% Senior Subordinated Note payable to related parties due December
  31, 2004.............................................................      --         13,000
Obligations under capital leases with interest at 9% to 13%
  collateralized by certain machinery, equipment and vehicles..........         606        795
Unsecured notes payable to related party with various interest rates
  ranging from 6.20% to 6.68%, due April 1999..........................         795        650
                                                                         ----------  ---------
    Total long-term debt...............................................     121,401     53,513
Less current installments..............................................         280      1,976
                                                                         ----------  ---------
    Long-term debt, excluding current installments.....................  $  121,121  $  51,537
                                                                         ----------  ---------
                                                                         ----------  ---------

    In connection with the Acquisition, B&G Foods, Inc. entered into a $50,000 Credit Agreement (the "Credit Facility") which consists of a $23,500 revolving credit facility, Term Loan A of $14,500 and Term Loan B of $12,000. Interest was determined based on several available rates as stipulated in the Credit Facility and borrowings on the revolver were limited to specified percentages of eligible accounts receivable and inventories, as defined. In connection with the Company's acquisition of certain assets from Nabisco, Inc. on June 17, 1997, the Credit Facility was amended and restated to increase the Company's revolving credit facility by $1,500 and increase Term Loans A and B by $33,500 in the aggregate, with new repayment terms beginning September 1997 on the term loans. Additionally, on June 17, 1997, $6,000 of the BRS Note was repaid (plus accrued interest) and $7,000 of the BRS Note was contributed to capital. In connection with the issuance of the 9.625% $120,000 Senior Subordinated Notes on August 11, 1997, the term loans were repaid in full, and the Credit Facility was further amended and restated to provide for, among other things, a maximum $50,000 revolving credit facility due August 31, 2002. Borrowings under the revolver are not limited by percentages of underlying assets. There was no outstanding balance at September 27, 1997 under the Credit Facility.

    Interest on the Credit Facility is determined based on several alternative rates as stipulated in the Credit Facility, including the base lending rate per annum plus 1.0% or LIBOR plus 2.50%. The Credit Facility is secured by substantially all of the Company's assets. The Credit Facility also provides for

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(7) LONG-TERM DEBT (CONTINUED)
mandatory prepayment requirements based on asset dispositions and issuance of securities, as defined. The Credit Facility contains covenants that will restrict, among other things, the ability of the Company to incur additional indebtedness, pay dividends and create certain liens. The Credit Facility also contains certain financial covenants which, among other things, specify maximum capital expenditure limits, a minimum fixed charge coverage ratio, a minimum total interest coverage ratio and a maximum indebtedness to EBIDAT ratio, each ratio as defined. Proceeds of the Credit Facility are restricted to funding the Company's working capital requirements, capital expenditures and acquisitions of companies in the same line of business as the Company, subject to certain criteria. The Credit Facility limits acquisitions to $20,000 per year as well as $20,000 per acquisition.

    The Credit Facility requires an annual commitment fee of an amount equal to 0.50% of the average daily unused portion of the Credit Facility. The Credit Facility also provides a maximum commitment for letters of credit of $3,000 and requires an annual commitment fee of 2.50% of the aggregate unused portion. At September 27, 1997, letters of credit of approximately $361 have been issued under the Credit Facility.

    On February 7, 1997, the Company entered into a two-year $13,000 interest rate cap agreement in order to reduce the exposure of changes in interest rates on the Credit Facility. The interest rate cap agreement consists of a cap rate of 11.25%. The cost of the interest rate cap agreement was $16, which is recorded in deferred financing fees (other assets) in the accompanying consolidated balance sheet at September 27, 1997 and is being amortized over the life of the Credit Facility. The fair value of the agreement at September 27, 1997 is not materially different than the carrying amount.

    On August 11, 1997, the Company issued $120,000 of 9.625% Senior Subordinated Notes (the "Notes") due August 1, 2007 with interest payable semiannually on February 1 and August 1 of each year, commencing February 1, 1998. The proceeds of the Notes were used to repay the outstanding balances together with accrued and unpaid interest with respect to the Credit Facility and the Interim Notes, to finance the acquisition of JEM, to pay certain related fees and expenses and for general corporate purposes. The indenture for the Notes contain certain covenants that, among other things, limit the ability of the Company to incur additional debt, issue preferred stock, pay dividends or make certain other restricted payments, enter into transactions with affiliates, make certain asset dispositions, merge or consolidate with, or transfer substantially all of its assets to, another person, as defined, encumber assets under certain circumstances, restrict dividends and other payments from subsidiaries, engage in sale and leaseback transactions, issue capital stock, as defined, or engage in certain business activities.

    The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after August 1, 2002 at 104.813% of their principal amount plus accrued and unpaid interest and Liquidated Damages, as defined, if any, beginning August 1, 2002, and thereafter at prices declining annually to 100% on or after August 1, 2005. In addition, at any time prior to August 1, 2000, the Company may, in its discretion, redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price equal to 109.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, as defined, if any, to the date of redemption, with the net proceeds of one or more Public Equity Offering, as defined; provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after each redemption. Upon the occurrence of a Change in Control, as defined, the Company will have the option, at any time on or prior to August 1, 2002, to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(7) LONG-TERM DEBT (CONTINUED)
plus the Applicable Premium, as defined, plus accrued and unpaid interest and Liquidated Damages, as defined, if any, to the date of redemption and if the Company does not so redeem the Notes or if such Change in Control, as defined, occurs after August 1, 2002, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount, together with accrued and unpaid interest and Liquidated Damages, as defined, if any, to the date of repurchase. The Notes are not subject to any sinking fund requirements.


    The Company has no assets or operations independent of its subsidiaries. All of the Company's subsidiaries (the "Guarantors") are wholly-owned, and all of the Company's subsidiaries jointly and severally, and fully and unconditionally, guarantee the Notes (the "Subsidiary Guarantees"). Consequently, separate financial statements have not been presented for the guarantor subsidiaries because management has determined that they would not be material to investors. The Subsidiary Guarantee of each Guarantor is subordinate to the prior payment in full of all Senior Debt, as defined. As of September 27, 1997, the Company and its subsidiaries had Senior Debt and additional liabilities (including trade payables, accrued expenses, amounts due to related parties, deferred income taxes and other liabilities) aggregating approximately $42.8 million.


    As part of the registration rights agreement dated August 11, 1997 entered into with the initial purchasers of the Notes, the Company agreed to offer to exchange an aggregate principal amount of up to $120,000 of its 9.625% Senior Subordinated Notes due 2007 (the "New Notes") for a like principal amount of its Notes outstanding (the "Exchange Offer"). The terms of the New Notes are identical in all material respects to those of the Notes (including principal amount, interest rate, maturity and guarantees), except for certain transfer restrictions and registration rights relating to the Notes.

    As described in note 6, the Company leases a manufacturing facility from the Chairman of the Board of the Company. The Company pays $43 per month in rent in cash and, pursuant to a Memorandum of Agreement, an additional amount in the form of unsecured notes payable, which are issued in an annual aggregate principal amount of $188. The Company's liability under the issued unsecured notes as of September 27, 1997 and December 28, 1996 was $795 and $650, respectively. The notes are due in April 1999, the date of the lease expiration. The Company estimates that the remaining obligation of the notes to be issued is $354 and $507 as of September 27, 1997 and December 28, 1996, respectively. Such amounts are included in accrued expenses and other liabilities.

    At September 27, 1997 and December 28, 1996, accrued interest of $1,653 and $13, respectively, is included in accrued expenses in the accompanying balance sheets.

    The aggregate maturities of long-term debt are as follows:

October through December 1997.....................................  $      68
Years ended December:
  1998............................................................        317
  1999............................................................        977
  2000............................................................         39
  2001............................................................     --
  2002............................................................     --
  Thereafter......................................................    120,000
                                                                    ---------
                                                                    $ 121,401
                                                                    ---------
                                                                    ---------

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(8) INCOME TAX (BENEFIT) EXPENSE

    Income tax (benefit) expense has been classified in the accompanying statements of operations as follows:


                                                                             39-WEEK                               13-WEEK
                                                                             PERIOD       YEAR         YEAR        PERIOD
                                                                              ENDED       ENDED        ENDED        ENDED
                                                                            SEPT. 27,   DEC. 28,     DEC. 30,     DEC. 31,
                                                                              1997        1996         1995         1994
                                                                            ---------  -----------  -----------  -----------
Income before extraordinary item..........................................  $     426   $     591    $     896    $     795
Extraordinary item........................................................     (1,138)     --           --           --
                                                                            ---------       -----        -----   -----------
                                                                            $    (712)  $     591    $     896    $     795
                                                                            ---------       -----        -----   -----------
                                                                            ---------       -----        -----   -----------


    Income tax (benefit) expense consists of the following:


                                                                             39-WEEK                               13-WEEK
                                                                             PERIOD       YEAR         YEAR        PERIOD
                                                                              ENDED       ENDED        ENDED        ENDED
                                                                            SEPT. 27,   DEC. 28,     DEC. 30,     DEC. 31,
                                                                              1997        1996         1995         1994
                                                                            ---------  -----------  -----------  -----------
Current:
  Federal.................................................................  $      --   $      95    $     317    $  --
  State...................................................................        222         110          184           79
                                                                            ---------       -----        -----        -----
                                                                                  222         205          501           79
                                                                            ---------       -----        -----        -----
Deferred:
  Federal.................................................................       (716)        271          383          334
  State...................................................................       (218)        115           12           23
                                                                            ---------       -----        -----        -----
                                                                                 (934)        386          395          357
                                                                            ---------       -----        -----        -----
                                                                            $    (712)  $     591    $     896    $     436
                                                                            ---------       -----        -----        -----
                                                                            ---------       -----        -----        -----


    Income tax (benefit) expense differs from the expected income tax (benefit) expense (computed by applying the U.S. federal income tax rate of 34% to pretax income) as a result of the following:


                                                                              39-WEEK                                13-WEEK
                                                                              PERIOD        YEAR         YEAR        PERIOD
                                                                               ENDED        ENDED        ENDED        ENDED
                                                                             SEPT. 27,    DEC. 28,     DEC. 30,     DEC. 31,
                                                                               1997         1996         1995         1994
                                                                            -----------  -----------  -----------  -----------
Computed expected tax (benefit) expense...................................   $    (844)   $     295    $     549    $     270
State income taxes, net of federal income tax benefit.....................           3          149          129           67
Non-deductible expenses, principally amortization of goodwill.............         129          147          218           99
                                                                                 -----        -----        -----        -----
                                                                             $    (712)   $     591    $     896    $     436
                                                                                 -----        -----        -----        -----
                                                                                 -----        -----        -----        -----

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(8) INCOME TAX (BENEFIT) EXPENSE (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                                            SEPT. 27,    DEC. 28,
                                                                                               1997        1996
                                                                                            ----------  ----------
Deferred tax assets:
  Accounts receivable, principally due to allowance.......................................  $      225  $   --
  Inventories, principally due to additional costs capitalized for tax purposes...........         571         400
  Accruals and other liabilities not currently deductible.................................       2,585       2,026
  Net operating loss carryforwards........................................................       3,802       2,482
  Deferred financing costs................................................................       1,231      --
                                                                                            ----------  ----------
      Total gross deferred tax assets.....................................................       8,414       4,908
  Less valuation allowance................................................................        (950)       (824)
                                                                                            ----------  ----------
      Net deferred tax assets.............................................................       7,464       4,084
                                                                                            ----------  ----------
Deferred tax liabilities:
  Plant and equipment.....................................................................      (2,143)       (436)
  Intangible assets.......................................................................     (13,995)    (11,998)
                                                                                            ----------  ----------
      Total gross deferred tax liabilities................................................     (16,138)    (12,434)
                                                                                            ----------  ----------
      Net deferred tax liability..........................................................  $   (8,674) $   (8,350)
                                                                                            ----------  ----------
                                                                                            ----------  ----------


    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at September 27, 1997. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. The valuation allowance at September 27, 1997 and December 28, 1996 of $950 and $824, respectively, represents the allowance for state net operating loss carryforwards of $15.7 million and $13.6 million, respectively, which are available to offset future state taxable income, if any, through 2003. The Company established a valuation allowance for the deferred tax assets associated with state net operating loss carryforwards at September 27, 1997 and December 28, 1996 because management believes that based upon historical and projected state taxable income, it is not more likely than not that the deferred tax asset related to such net operating loss carryforwards will be realized. Any future utilization of these state net operating loss carryforwards will result in an adjustment to goodwill to the extent it reduces the valuation allowance.


    At September 27, 1997, the Company has net operating loss carryforwards for federal income tax purposes of $8,414 which are available to offset future federal taxable income, if any, through 2009. As a result of the Acquisition and Successor Acquisitions, the annual utilization of the net operating loss carryforwards is limited under certain provisions of the Internal Revenue Code.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(9) PENSION BENEFITS

    The Company has defined benefit pension plans covering substantially all of its employees, which plans were previously provided by the Predecessor. The benefits are based on years of service and the employee's compensation, as defined. The Company makes annual contributions to the plans equal to the maximum amount that can be deducted for income tax purposes. The following table sets forth the plans' funded status and amounts recognized in the Successor Consolidated balance sheets.

                                                                           SEPT.27,    DEC.28,
                                                                             1997       1996
                                                                           ---------  ---------
Actuarial present value of benefit obligations--vested benefit obligation.............................................................  $  (4,731) $  (4,434)
                                                                           ---------  ---------
                                                                           ---------  ---------
Accumulated benefit obligation...........................................  $  (4,810) $  (4,508)
                                                                           ---------  ---------
Projected benefit obligation.............................................     (6,551)    (6,047)
Plan assets at fair value................................................      4,781      4,190
                                                                           ---------  ---------
    Excess of projected benefit obligation over plan assets..............     (1,770)    (1,857)
Unrecognized net gain....................................................       (178)    --
                                                                           ---------  ---------
    Accrued pension cost.................................................  $  (1,948) $  (1,857)
                                                                           ---------  ---------
                                                                           ---------  ---------

    Plan assets are invested primarily in government securities and mutual funds.

    Net pension cost includes the following components:


                                                                              39-WEEK                                13-WEEK
                                                                              PERIOD        YEAR         YEAR        PERIOD
                                                                               ENDED        ENDED        ENDED        ENDED
                                                                             SEPT. 27,    DEC. 28,     DEC. 30,     DEC. 31,
                                                                               1997         1996         1995         1994
                                                                            -----------  -----------  -----------  -----------
Service cost--benefits earned during the period...........................   $     331    $     412    $     335    $     104
Interest cost on projected benefit obligation.............................         324          387          332           76
Actual return on plan assets..............................................        (283)        (168)        (499)          89
Net amortization and deferral.............................................          17         (107)         232         (164)
                                                                                 -----        -----        -----        -----
    Net pension cost......................................................   $     389    $     524    $     400    $     105
                                                                                 -----        -----        -----        -----
                                                                                 -----        -----        -----        -----


    Assumptions used in accounting for the pension plans as of September 27, 1997 and December 28, 1996 were:

Discount rates.............................................    7.25 to 7.50%
Rate of increase in compensation levels....................            5.00%
Expected long-term rate of return on assets................    7.75 to 8.50%
                                                             --------------
                                                             --------------


    The Company sponsors several defined contribution plans covering substantially all of its employees, which plans were previously sponsored by the Predecessor. Employees may contribute to these plans and these contributions are matched at varying amounts by the Company. Company contributions for the matching component of these plans amounted to $132, $229, $216 and $65 for the 39-week period ended

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(9) PENSION BENEFITS (CONTINUED)

September 27, 1997, the fiscal years ended December 28, 1996 and December 30, 1995, and the 13-week period ended December 31, 1994, respectively.


(10) CHANGES IN STOCKHOLDER'S EQUITY


    The changes in stockholder's equity for the 39-week period ended September 27, 1997, the fiscal years ended December 28, 1996 and December 30, 1995, and the 13-week period ended December 31, 1994 are as follows:



                                                     COMMON STOCK       ADDITIONAL   RECEIVABLE    ACCUMU-
                                                 ---------------------    PAID-IN    FROM STOCK     LATED
                                                  SHARES      AMOUNT      CAPITAL     ISSUANCE     DEFICIT     TOTAL
                                                 ---------  ----------  -----------  -----------  ---------  ---------
Balance at October 1, 1994.....................      8,900  $   15,131   $  13,331    $  --       $     440  $  28,902
Net income.....................................     --          --          --           --             359        359
                                                 ---------  ----------  -----------       -----   ---------  ---------
Balance at December 31, 1994...................      8,900      15,131      13,331       --             799     29,261
Net income.....................................     --          --          --           --             718        718
                                                 ---------  ----------  -----------       -----   ---------  ---------
Balance at December 30, 1995...................      8,900      15,131      13,331       --           1,517     29,979
Net income.....................................     --          --          --           --             276        276
                                                 ---------  ----------  -----------       -----   ---------  ---------
Balance at December 27, 1996, immediately prior
  to acquisition...............................      8,900      15,131      13,331       --           1,793     30,255
Adjustment associated with acquisition*........     --          --             369       --          --            369
Eliminate predecessor equity upon
  acquisition..................................     (8,900)    (15,131)    (13,700)      --          (1,793)   (30,624)
Successor shares issued upon acquisition.......          1      --          13,000         (500)     --         12,500
                                                 ---------  ----------  -----------       -----   ---------  ---------
Balance at December 28, 1996...................          1      --          13,000         (500)     --         12,500
Net loss.......................................     --          --          --           --          (1,771)    (1,771)
Capital contribution (note 7)..................     --          --           7,000       --          --          7,000
Payment of receivable from stock issuance......     --          --          --              500      --            500
                                                 ---------  ----------  -----------       -----   ---------  ---------
Balance at September 27, 1997..................          1  $   --       $  20,000    $  --       $  (1,771) $  18,229
                                                 ---------  ----------  -----------       -----   ---------  ---------
                                                 ---------  ----------  -----------       -----   ---------  ---------


------------------------

* In accordance with the acquisition agreement between Specialty Foods Corp. and the Company, the net of all inter-company accounts was settled by way of a capital contribution to the Company immediately prior to the Acquisition.

(11) RELATED PARTY TRANSACTIONS

    In conjunction with the Acquisition, the Company entered into a Management Agreement with BRS, in which BRS is paid an annual fee of $250 for certain management, business and organizational strategy, and merchant and investment banking services. Charges for such services amounted to approximately $191 during the 39-week period ended September 27, 1997. The Management Agreement will expire either on December 27, 2006 or the date that BRS owns less than 20% of the outstanding common stock, if sooner.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(11) RELATED PARTY TRANSACTIONS (CONTINUED)
    The Company entered into a Transaction Services Agreement pursuant to which BRS will be paid a transaction fee for management, financial and other corporate advisory services rendered by BRS in connection with acquisitions by the Company, which fee will not exceed 1.0% of the total transaction value. In connection with the Successor Acquisitions, the Company paid transaction fees aggregating $620, which was included in the allocation of the respective purchase prices.

DUE TO RELATED PARTIES

    Due to related parties includes final amounts payable to SFC for the Acquisition at December 28, 1996 (paid in 1997) and management fees to BRS and accrued interest payable under the unsecured notes payable to related parties at September 27, 1997.


    Related party interest expense on the unsecured notes payable to related parties and the BRS Note was $788, $38, $31, and $4 for the 39-week period ended September 27, 1997, the fiscal years ended December 28, 1996 and December 30, 1995, and the 13-week period ended December 31, 1994, respectively.



    In connection with the Company's acquisition of certain assets from Nabisco on June 17, 1997, the Company entered into a co-packing agreement with Nabisco under which Nabisco will continue to bottle products bottled by Nabisco until March 1998, and assumed certain co-packing contracts. In addition, the Company entered into a Transition Services Agreement (as defined) with Nabisco, under which Nabisco provided field sales force, administrative warehousing and delivery, and other administrative support on a national basis for the brands acquired from June 17, 1997 through September 1, 1997. Amounts paid by the Company for the co-packing agreement and the Transition Services Agreement (as defined) in 1997 amounted to $292 and $884, respectively.



    Prior to the Acquisition, SFC provided certain financing and cash management services for the Company and allocated certain costs for services provided. Such charges terminated upon the completion of the Acquisition and have been replaced with the Company's own costs. Allocations to the Company by SFC were based on the Company's share of costs paid by SFC on its behalf for consolidated programs. Such allocations may not be reflective of the costs which would have been incurred if the Company operated on a stand-alone basis or which will be incurred in the future. Management believes that the basis for allocation was reasonable. Management does not believe it is practicable to estimate the amount of expenses which would have been incurred during fiscal years 1996 and 1995, and the 13-week period ended December 31, 1994 had the Company operated as a separate entity during these periods. The following is a summary of the amounts charged or allocated to the Company:


TRADE ACCOUNTS RECEIVABLE


    During the period the Company was a subsidiary of SFC (from August 1993 through December 27, 1996), the Company sold its trade accounts receivable as they arose from sales to a financing subsidiary of SFC. Discounting expense, net of servicing income, related to this arrangement was recorded as interest expense and totaled approximately $807, $657, and $268 in fiscal years 1996 and 1995, and the 13-week period ended December 31, 1994, respectively.

                        B&G FOODS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

(11) RELATED PARTY TRANSACTIONS (CONTINUED)
MANAGEMENT FEE

    On January 1, 1995, the Company entered into an Administrative Services and Management Agreement with SFC, in which SFC is paid an annual fee equal to one percent of gross revenues, as defined, for certain accounting, legal, tax and management advisory services. Charges for such services amounted to $1,249 and $1,097 in fiscal years 1996 and 1995, respectively.

BORROWINGS


    The weighted average interest rate on borrowings from SFC for fiscal years 1996 and 1995, and the 13-week period ended December 31, 1994, was 9.94%, 10.75%, and 10.3%, respectively. The related interest expense recognized by the Company on such borrowings was $3,607, $2,936, and $372 in fiscal years 1996 and 1995, and the 13-week period ended December 31, 1994, respectively.


(12) COMMITMENTS AND CONTINGENCIES

    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

    On September 27, 1997, the Company had purchase commitments with various suppliers to purchase certain raw materials in the aggregate amount of approximately $1,842. Management believes that all such commitments will be fulfilled within one year.

    The Company is subject to environmental regulations in the normal course of business. Management believes that the cost of compliance with such regulations will not have a material adverse effect on the Company's business, financial condition or results of operations.

(13) BUSINESS AND CREDIT CONCENTRATIONS

    The Company's exposure to credit loss in the event of non-payment of accounts receivable by customers is represented in the amount of those receivables. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from those customers. As of September 27, 1997, other than accounts receivable from International Home Foods, Inc. ("IHF"), the Company does not believe it has any significant concentration of credit risk with respect to its trade accounts receivable.


    The Company produces fruit spreads and wet spices pursuant to contracts with IHF which expire in March 1999 and March 1998, respectively. Additionally, the Company distributes certain IHF products under a contract terminable on 12 months notice. There can be no assurance that upon expiration of these contracts, new agreements will be reached or that any such new agreements will be on terms satisfactory to the Company. Sales under these contracts during the 39-week period ended September 27, 1997, the fiscal years 1996 and 1995, and the 13-week period ended December 31, 1994 were $31,540, $50,778, $47,368, and
$11,336, respectively. Receivables due from IHF included in trade accounts receivable at September 27, 1997 and December 28, 1996 were $2,807 and $1,190, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
B&G Foods, Inc.:


    We have audited the accompanying combined statements of net assets acquired as of June 17, 1997 and December 31, 1996, and the related combined statements of net product contribution for the 24-week period ended June 17, 1997 and the years ended December 31, 1996 and 1995 of Regina, Wright's, Brer Rabbit, and Vermont Maid (the "Nabisco Brands"), product lines acquired from Nabisco, Inc. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    The accompanying financial statements were prepared to present the net assets acquired and the net product contribution of the Nabisco Brands pursuant to the purchase agreement between Nabisco, Inc. and RWBV Acquisition Corp., a wholly-owned, indirect subsidiary of B&G Foods, Inc. (the "Buyer") as described in note 1 and are not intended to be a complete presentation of the Nabisco Brands' financial position, results of operations and cash flows.



    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined net assets acquired of the Nabisco Brands as of June 17, 1997 and December 31, 1996, and the Nabisco Brands' combined net product contribution for the 24-week period ended June 17, 1997 and the years ended December 31, 1996 and 1995, pursuant to the purchase agreement referred to in note 1, in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP

Short Hills, New Jersey
September 30, 1997

                               THE NABISCO BRANDS
                    (CERTAIN PRODUCT LINES OF NABISCO, INC.)

                   COMBINED STATEMENTS OF NET ASSETS ACQUIRED
                             (DOLLARS IN THOUSANDS)

                                                                                                 JUNE 17,     DEC. 31,
                                                                                                   1997         1996
                                                                                                -----------  -----------
Inventories...................................................................................   $   2,181    $   2,370
Machinery and equipment, net..................................................................       1,559        1,585
Coupon liabilities............................................................................        (242)        (248)
                                                                                                -----------  -----------
    Net assets to be acquired.................................................................   $   3,498    $   3,707
                                                                                                -----------  -----------
                                                                                                -----------  -----------

     The accompanying notes are an integral part of the combined financial statements.

                               THE NABISCO BRANDS
                    (CERTAIN PRODUCT LINES OF NABISCO, INC.)


                COMBINED STATEMENTS OF NET PRODUCT CONTRIBUTION
                             (DOLLARS IN THOUSANDS)



                                                                   24-WEEK        26-WEEK       YEAR       YEAR
                                                                   PERIOD         PERIOD        ENDED      ENDED
                                                                    ENDED          ENDED      DEC. 31,   DEC. 31,
                                                                JUNE 17, 1997  JUNE 29, 1996    1996       1995
                                                                -------------  -------------  ---------  ---------
                                                                                (UNAUDITED)
Net sales.....................................................    $   9,916     $    12,335   $  27,718  $  28,937
Cost of goods sold............................................        3,531           3,910       8,782      9,121
                                                                     ------    -------------  ---------  ---------
    Gross profit..............................................        6,385           8,425      18,936     19,816
Direct sales and distribution expenses........................        1,350           1,804       3,572      3,753
Trade promotions and other marketing expenses.................          954           1,626       3,729      3,478
                                                                     ------    -------------  ---------  ---------
    Product contribution......................................        4,081           4,995      11,635     12,585
Indirect costs allocated for field sales force, administrative warehousing and delivery, and other administrative
  functions...................................................          744             925       2,079      2,170
                                                                     ------    -------------  ---------  ---------
    Product contribution, net of indirect costs before income
      taxes...................................................    $   3,337     $     4,070   $   9,556  $  10,415
                                                                     ------    -------------  ---------  ---------
                                                                     ------    -------------  ---------  ---------


    The accompanying notes are an integral part of the combined statements.

                               THE NABISCO BRANDS
                    (CERTAIN PRODUCT LINES OF NABISCO, INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS


    In May 1997, RWBV Acquisition Corp. ("RWBV"), a wholly-owned subsidiary of Bloch & Guggenheimer, Inc., and an indirect subsidiary of B&G Foods, Inc. ("B&G"), entered into an Asset Purchase Agreement (the "Agreement") with Nabisco, Inc. ("Nabisco") which was consummated on June 17, 1997. The Agreement provides for the sale of certain assets and the assumption of certain liabilities of Nabisco, pertaining to four of its product lines: Regina wine vinegars and cooking wines ("Regina"), Wright's liquid smoke ("Wright's"), Brer Rabbit molasses and syrups ("Brer"), and Vermont Maid maple-flavored syrups ("Vermont"), collectively known as the "Nabisco Brands." The Nabisco Brands were operated as a part of the Specialty Products Company and Food Service Company, components of Nabisco. The Nabisco Brands' products consist of vinegar and cooking wines (Regina), liquid smoke hickory seasoning (Wright's), molasses
(Brer), and syrup (Vermont). Regina, Wright's and Brer are distributed on a national basis, and Vermont is distributed primarily in the Northeast. Approximately 50% of Regina and Wright's net sales are to food service customers, with the remaining 50% of sales to retail customers. Brer and Vermont sell primarily to retail customers.



    Under the terms of the Agreement, Nabisco sold to RWBV certain assets exclusively used in the Nabisco Brands, as defined in the Agreement, and retained the manufacturing plants, employees and the retained liabilities, as defined in the Agreement. The Company also entered into a co-packing agreement with Nabisco under which Nabisco will continue to bottle products bottled by Nabisco until March 1998, and assumed certain co-packing contracts relating to the other Nabisco Brands. In addition, the Company entered into a Transition Services Agreement (as defined) with Nabisco, under which Nabisco provided field sales force, administrative warehousing and delivery, and other administrative support for the Nabisco Brands on a national basis from June 17, 1997 through September 1, 1997.


    Throughout the periods covered by the combined financial statements, the Nabisco Brands were operated and accounted for as part of Nabisco. These combined financial statements have been carved out from Nabisco's historical accounting records. The period from January 1, 1997 to June 17, 1997 is hereinafter referred to as the 24-week period ended June 17, 1997.

    Under Nabisco's centralized cash management system, cash requirements of the Nabisco Brands were generally provided directly by Nabisco and cash generated by the Nabisco Brands was remitted directly to Nabisco. Transaction systems (e.g., payroll, employee benefits, accounts payable) used to record and account for cash disbursements were provided by centralized company organizations outside the defined scope of the Nabisco Brands. Most of these corporate systems are not designed to track assets/liabilities and receipts/payments on a brand specific basis. Given these constraints and the fact that only certain assets of the Nabisco Brands were sold, complete balance sheets, statements of operations and statements of cash flows could not be prepared.

    The manufacturing and distribution operations of the Nabisco Brands are conducted where other Nabisco manufacturing and distribution operations, not included in the Nabisco Brands, are present. In addition, certain non-manufacturing operations of the Nabisco Brands share facilities and space with other Nabisco operations. At shared sites, only the assets of the Nabisco Brands (inventories and machinery and equipment acquired) are included in the combined statements of net assets acquired.


    Net sales in the accompanying statements of product contribution represent net sales directly attributable to the Nabisco Brands. Costs and expenses in the accompanying combined statements of net

                               THE NABISCO BRANDS
                    (CERTAIN PRODUCT LINES OF NABISCO, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS (CONTINUED)

product contribution represent direct costs and expenses related to the Nabisco Brands. Indirect costs were incurred by Nabisco for such functions as field sales force, administrative warehousing and delivery operations and other costs associated with billing, collection, finance and other administration activities. Such costs were not allocated in the historical combined product contribution statements provided to RWBV but have been estimated by B&G management and provided for in the accompanying combined statements of net product contribution based upon the costs of these services contracted for by B&G with Nabisco pursuant to a Transitional Services Agreement which was in effect for the period from the date of acquisition (June 17, 1997) to September 1, 1997, as well as upon B&G's historical experience as to the costs of such functions for similar products.



    Upon expiration of the Transitional Services Agreement, the Nabisco Brands are sold through brokers who receive a 5% commission, and B&G's warehouse and delivery operations, as well as office administrative and accounting operations, support the Nabisco Brands as part of B&G's total product portfolio. The amount of indirect costs estimated by B&G management approximates 7.5% of net sales which amount may be higher (by an amount considered immaterial to the combined product contribution results of operations) than the costs for similar functions of B&G. B&G management believes that the amount of such costs allocated in the accompanying combined statements of net product contribution is based upon a reasonable method of expense allocation.



    Management believes that there were no unusual events or trends that occurred during the fourth quarter of 1994 that are not consistent with the results presented for the periods presented in the accompanying combined financial statements.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INCOME RECOGNITION. Net sales and related cost of products sold are included in income and expense, respectively, when products are shipped to customer.

    INVENTORIES. Inventories are valued at the lower of cost or market with cost determined by the full absorption standard cost system which approximates a weighted average inventory cost method on a FIFO basis.

    MACHINERY AND EQUIPMENT. Machinery and equipment is stated at historical cost. Nabisco calculates depreciation using the straight-line method over the useful lives of its machinery and equipment.

    COST OF GOODS SOLD. Cost of good sold includes direct costs of materials, labor, and overhead. Overhead allocations are based on estimated time spent by employees, relative use of facilities and other related costs.

    SELLING, MARKETING AND DISTRIBUTION EXPENSES INCLUDE THE FOLLOWING:


    DISTRIBUTION. Distribution includes costs of inbound and outbound freight and public warehousing related to the Nabisco Brands.


    TRADE PROMOTIONS. Trade promotions represent promotional incentives offered to retailers.

                               THE NABISCO BRANDS
                    (CERTAIN PRODUCT LINES OF NABISCO, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CONSUMER MARKETING. Consumer marketing is comprised of all costs associated with coupons. Coupon expense is accrued as incurred. Production costs are expensed on the initial use of the advertisement.


    SELLING. Selling consists solely of broker expenses directly related to the Nabisco Brands.



    ESTIMATES. The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.


    INTERIM REPORTING. The Nabisco Brands' fiscal year ends December 31. Interim results are not necessarily indicative of results that might be expected for the entire fiscal year.

3. INVENTORIES

    Inventories consist of the following:

                                                                             JUNE 17,     DEC. 31,
                                                                               1997         1996
                                                                            -----------  -----------
Raw materials and packaging...............................................   $     528    $     739
Work in progress..........................................................      --              228
Finished goods............................................................       1,653        1,403
                                                                            -----------  -----------
                                                                             $   2,181    $   2,370
                                                                            -----------  -----------
                                                                            -----------  -----------

4. COMMITMENTS AND CONTINGENCIES

    From time to time, the Nabisco Brands may be subject to certain lawsuits and claims and other actions arising in the normal course of business. Such lawsuits and claims, as defined in the Agreement, are the responsibility of Nabisco.

    Wright's, Brer, and Vermont are manufactured by third parties and in each instance RWBV assumed Nabisco's co-packing agreements with these third parties with varying terms.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
JEM Brands, Inc.:

    We have audited the accompanying consolidated balance sheets of JEM Brands, Inc. and subsidiary as of August 15, 1997 and December 28, 1996, and the related consolidated statements of earnings, retained earnings, and cash flows for the 33-week period ended August 15, 1997 and years ended December 28, 1996 and December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JEM Brands, Inc. and subsidiary as of August 15, 1997 and December 28, 1996, and the results of their operations and their cash flows for the 33-week period ended August 15, 1997 and years ended December 28, 1996 and December 31, 1995 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

New Orleans, Louisiana
September 17, 1997

                                JEM BRANDS, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                  AUGUST 15,
                                                                                     1997       DECEMBER 28, 1996
                                                                                --------------  -----------------
                                    ASSETS
Current assets:
  Cash........................................................................    $   --            $  --
  Accounts receivable.........................................................           879            1,487
  Due from parent and affiliates, net.........................................        --                1,148
  Inventories.................................................................         3,215            3,868
  Prepaid expenses............................................................            12                6
  Deferred income taxes.......................................................           184              217
                                                                                     -------          -------
    Total current assets......................................................         4,290            6,726
                                                                                     -------          -------
Deferred income taxes.........................................................           652              744
Property, plant and equipment.................................................         6,159            6,150
  Less accumulated depreciation...............................................        (2,526)          (2,221)
                                                                                     -------          -------
    Net property, plant and equipment.........................................         3,633            3,929
                                                                                     -------          -------
Goodwill and other intangibles, net of accumulated amortization...............         7,532            7,682
                                                                                     -------          -------
    Total assets..............................................................    $   16,107        $  19,081
                                                                                     -------          -------
                                                                                     -------          -------
                     LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable............................................................    $      435        $     694
  Accrued expenses............................................................           114              130
                                                                                     -------          -------
    Total current liabilities.................................................           549              824
                                                                                     -------          -------
Other liabilities.............................................................            42               40
                                                                                     -------          -------
Stockholder's equity:
  Common stock, par value $.01 per share; authorized 250,000 shares; 200,000
    shares issued and outstanding.............................................             2                2
  Preferred stock, par value $100 per share; authorized 50,000 shares; 34,338
    shares issued and outstanding.............................................         3,434            3,434
  Additional paid-in capital..................................................        11,333           11,333
  Retained earnings...........................................................           747            3,448
                                                                                     -------          -------
    Total stockholder's equity................................................        15,516           18,217
Commitments...................................................................
                                                                                     -------          -------
    Total liabilities and stockholder's equity................................    $   16,107        $  19,081
                                                                                     -------          -------
                                                                                     -------          -------

          See accompanying notes to consolidated financial statements.

                                JEM BRANDS, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                            33-WEEK         34-WEEK
                                                          PERIOD ENDED    PERIOD ENDED   YEAR ENDED   YEAR ENDED
                                                           AUGUST 15,      AUGUST 24,     DEC. 28,     DEC. 31,
                                                              1997            1996          1996         1995
                                                         --------------  --------------  -----------  -----------
                                                                          (UNAUDITED)
Net sales..............................................    $   10,588      $   12,559     $  18,683    $  16,945
Cost of goods sold.....................................         6,668           7,516        11,712        9,827
                                                              -------         -------    -----------  -----------
    Gross profit.......................................         3,920           5,043         6,971        7,118
Sales, marketing and distribution expenses.............         2,687           3,244         4,784        4,685
General and administrative expenses....................           797             750         1,021        1,011
                                                              -------         -------    -----------  -----------
    Operating income...................................           436           1,049         1,166        1,422
Other income (expenses):
  Interest income......................................           142             106           165           97
  Loss on disposal of equipment........................            --              --            --          (51)
  Interest expense.....................................            (4)             (7)           (9)         (20)
  Other, net...........................................             9              15            15           --
                                                              -------         -------    -----------  -----------
    Earnings before income taxes.......................           583           1,163         1,337        1,448
Income tax expense.....................................           282             492           565          636
                                                              -------         -------    -----------  -----------
    Net earnings.......................................    $      301      $      671     $     772    $     812
                                                              -------         -------    -----------  -----------
                                                              -------         -------    -----------  -----------

          See accompanying notes to consolidated financial statements.

                                JEM BRANDS, INC.
                                 AND SUBSIDIARY

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                             (DOLLARS IN THOUSANDS)

                                                                               33-WEEK
                                                                            PERIOD ENDED   YEAR ENDED   YEAR ENDED
                                                                             AUGUST 15,     DEC. 28,     DEC. 31,
                                                                                1997          1996         1995
                                                                            -------------  -----------  -----------
Balance at beginning of period............................................    $   3,448     $   3,376    $   3,064
Net earnings..............................................................          301           772          812
Cash dividends............................................................       (3,002)         (700)        (500)
                                                                            -------------  -----------  -----------
Balance at end of period..................................................    $     747     $   3,448    $   3,376
                                                                            -------------  -----------  -----------
                                                                            -------------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                                JEM BRANDS, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                33-WEEK        34-WEEK
                                                             PERIOD ENDED   PERIOD ENDED    YEAR ENDED    YEAR ENDED
                                                              AUGUST 15,     AUGUST 24,      DEC. 28,      DEC. 31,
                                                                 1997           1996           1996          1995
                                                             -------------  -------------  -------------  -----------
                                                                             (UNAUDITED)
Net earnings...............................................    $     301      $     671      $     772     $     812
Adjustments to reconcile net earnings to net cash provided
  by operating activities:
  Depreciation and amortization............................          455            487            724           716
  Loss on disposal of equipment............................           --             --             --            51
  Deferred income taxes....................................          125             --            127           222
  Changes in operating assets and liabilities:
    Accounts receivable....................................          608            290           (114)         (271)
    Due from parent and affiliates, net....................        1,148         (1,224)          (957)          178
    Inventories............................................          653           (184)            19           255
    Prepaid expenses.......................................           (6)            32             68           (29)
    Accounts payable.......................................         (259)           290            443           (16)
    Accrued expenses.......................................          (16)           118            (83)         (436)
    Other liabilities......................................            2              4            (11)          (10)
                                                             -------------  -------------        -----    -----------
      Net cash provided by operating activities............        3,011            484            988         1,472
                                                             -------------  -------------        -----    -----------
Cash flows from investing activities--purchases of
  property, plant and equipment............................           (9)          (134)          (296)         (994)
                                                             -------------  -------------        -----    -----------
Cash flows from financing activities--cash dividends
  paid.....................................................       (3,002)           350           (700)         (500)
                                                             -------------  -------------        -----    -----------
      Decrease in cash.....................................           --             --             (8)          (22)
Cash at beginning of period................................           --              8              8            30
                                                             -------------  -------------        -----    -----------
Cash at end of period......................................    $      --      $       8      $      --     $       8
                                                             -------------  -------------        -----    -----------
                                                             -------------  -------------        -----    -----------
Supplemental cash flow information--interest paid..........    $       4      $       7      $       9     $      20
                                                             -------------  -------------        -----    -----------
                                                             -------------  -------------        -----    -----------

          See accompanying notes to consolidated financial statements.

                                JEM BRANDS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) ORGANIZATION AND CONSOLIDATION

    JEM Brands, Inc. (JEM) is a wholly-owned subsidiary of E. McIlhenny's Son Corporation (Parent). The consolidated financial statements include the accounts of Jem and its wholly-owned subsidiary, Trappey's Fine Foods, Inc. (Trappey's). The stock of Jem was sold by its Parent on August 15, 1997 (see note 6). All significant intercompany balances and transactions between Jem and Trappey's have been eliminated.

    JEM Brands, Inc. and subsidiary (the Company) manufactures and distributes a variety of hot pepper sauces and pickled peppers throughout the United States. The Company's primary raw materials are readily available, and the Company is not dependent upon a single supplier or a few suppliers.

    Due from parent and affiliates, net includes gross receivables from sales of the Company to affiliates net of gross payables to the Parent and affiliates.

    In 1996, the Company changed its fiscal year end to coincide with the last Saturday in December. Consequently, the accompanying consolidated statements of earnings for the period ended December 28, 1996 includes 51 weeks and 6 days and for the year ended December 31, 1995 includes 52 weeks and 1 day. In conjunction with the change in fiscal year end, the Company changed its interim reporting to a 13-week quarter, whereas the first two periods of each quarter are comprised of 4 weeks and the last period is comprised of 5 weeks. The accompanying consolidated statement of earnings for the period ended August 15, 1997 includes 32 weeks and 6 days; however, this period is referred to in the accompanying financial statements as the 33-week period ended August 15, 1997.

    (b) INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

    (c) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is provided on the straight-line method over the following estimated useful lives:

                                                                  20-30
Buildings.......................................................  years
Machinery and equipment.........................................  3-15 years
Furniture and fixtures..........................................  3-5 years

    (d) GOODWILL AND OTHER INTANGIBLES

    Goodwill and other intangibles, resulting from the Parent's acquisition of Jem in 1991, are being amortized on a straight-line basis over a 40-year and 5-year period, respectively.

    Amortization expense of $150, $271, and $334 is included in selling, general and administrative expense for the periods ended August 15, 1997, December 28, 1996 and December 31, 1995, respectively. Accumulated amortization at August 15, 1997 and December 28, 1996 was $2,251 and $2,101, respectively. Other intangibles were fully amortized in 1996. The Company's policy is to periodically evaluate such costs

                                JEM BRANDS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) to determine whether there has been any impairment in value primarily by comparing current and projected sales, operating income and cash flows with the related annual amortization expense.

    (e) INCOME TAXES

    The Company is included in the Parent's consolidated federal income tax return. For financial reporting purposes, the Company accounts for federal income taxes as if it were a separate taxpayer based upon the Parent's U.S. Federal income tax rate.

    Income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "ACCOUNTING FOR INCOME TAXES," whereby deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

    (f) IMPAIRMENT OF LONG-LIVED ASSETS

    The Company adopted the provisions of SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF," in 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's consolidated financial position, results of operations, or liquidity.

    (g) USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) PROPERTY, PLANT AND EQUIPMENT

    A summary of property, plant and equipment follows:

                                                                     AUGUST 15,   DECEMBER 28,
                                                                        1997          1996
                                                                     -----------  -------------
Buildings..........................................................   $   1,425     $   1,425
Machinery and equipment............................................       4,003         3,998
Furniture and fixtures.............................................         133           133
Land...............................................................         598           594
                                                                     -----------       ------
                                                                      $   6,159     $   6,150
                                                                     -----------       ------
                                                                     -----------       ------

                                JEM BRANDS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

(3) INCOME TAXES

    Income tax expense consists of:

                                                                      CURRENT     DEFERRED      TOTAL
                                                                    -----------  -----------  ---------
1997:
  Federal.........................................................   $     137    $     113   $     250
  State...........................................................          20           12          32
                                                                         -----        -----   ---------
                                                                     $     157    $     125   $     282
                                                                         -----        -----   ---------
                                                                         -----        -----   ---------
1996:
  Federal.........................................................   $     438    $     116   $     554
  State...........................................................      --               11          11
                                                                         -----        -----   ---------
                                                                     $     438    $     127   $     565
                                                                         -----        -----   ---------
                                                                         -----        -----   ---------
1995:
  Federal.........................................................   $     414    $     200   $     614
  State...........................................................      --               22          22
                                                                         -----        -----   ---------
                                                                     $     414    $     222   $     636
                                                                         -----        -----   ---------
                                                                         -----        -----   ---------

    The allocated tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to earnings before income taxes as a result of the following:

                                                                                              1997       1996       1995
                                                                                            ---------  ---------  ---------
Computed "expected" tax expense...........................................................  $     204  $     468  $     507
Amortization of goodwill and other intangibles............................................         51         92        114
State taxes, net of federal income tax benefit............................................         21          7         14
Other.....................................................................................          6         (2)         1
                                                                                            ---------  ---------  ---------
                                                                                            $     282  $     565  $     636
                                                                                            ---------  ---------  ---------
                                                                                            ---------  ---------  ---------

                                JEM BRANDS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

(3) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at August 15, 1997 and December 28, 1996 are presented below:

                                                                                         AUGUST 15,   DECEMBER 28,
                                                                                            1997          1996
                                                                                         -----------  -------------
Deferred tax assets:
  Net operating loss carryforwards.....................................................   $   1,255     $   1,345
  Inventories..........................................................................          82            78
                                                                                         -----------       ------
      Total deferred tax assets........................................................       1,337         1,423
                                                                                         -----------       ------
Deferred tax liabilities:
  Property, plant and equipment........................................................         364           360
  Goodwill and other intangibles.......................................................          99           101
  Pension and other related costs......................................................          38             1
                                                                                         -----------       ------
      Total deferred tax liabilities...................................................         501           462
                                                                                         -----------       ------
      Net deferred tax asset...........................................................   $     836     $     961
                                                                                         -----------       ------
                                                                                         -----------       ------

    There was no valuation allowance for deferred tax assets at August 15, 1997 and December 28, 1996 as management believes that the deferred tax assets will be realized through future operations and the reversal of taxable temporary differences.

    At August 15, 1997, the Company has net operating loss carryforwards for federal income tax purposes of approximately $3,586 which are available to offset future taxable income of the Company through 2006. The federal net operating loss carryforwards are subject to an annual deductible limit of approximately $410.

(4) PENSION PLAN AND TAX DEFERRED SAVINGS PLAN

    The Company has a defined benefit pension plan covering substantially all of its employees. The plan provides benefits based on the participants' years of service and compensation. The Company makes annual contributions to the plan that comply with the minimum funding provisions of the Employee Retirement Income Security Act of 1974.

    Pension cost for 1997, 1996 and 1995 includes the following components:

                                                                                            1997       1996       1995
                                                                                          ---------  ---------  ---------
  Service cost--benefits earned during the period.......................................  $      31  $      54  $      31
  Interest cost on projected benefit obligations........................................        106        166        171
  Actual return on plan assets..........................................................       (175)       (88)      (419)
  Net amortization and deferral.........................................................         55       (115)       258
                                                                                          ---------  ---------  ---------
      Net pension cost..................................................................  $      17  $      17  $      41
                                                                                          ---------  ---------  ---------
                                                                                          ---------  ---------  ---------

                                JEM BRANDS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

(4) PENSION PLAN AND TAX DEFERRED SAVINGS PLAN (CONTINUED)
    The following sets forth the plan's funded status and the related amounts recognized in the Company's balance sheets as of August 15, 1997 and December 28, 1996:

                                                                                         AUGUST 15,   DECEMBER 28,
                                                                                            1997          1996
                                                                                         -----------  ------------
Actuarial present value of benefit obligations-
  accumulated benefit obligations, including vested benefits of $2,646 and $2,204 at
  August 15, 1997 and December 28, 1996, respectively..................................   $   2,646    $    2,250
Effect of projected future compensation levels.........................................      --               105
                                                                                         -----------  ------------
Projected benefit obligation for services rendered to date.............................       2,646         2,355
Plan assets at fair market value.......................................................      (2,646)       (2,250)
                                                                                         -----------  ------------
Plan assets less than projected benefit obligation.....................................      --               105
Unrecognized prior service costs.......................................................         (41)          (46)
Unrecognized gain (loss)...............................................................          38           (83)
                                                                                         -----------  ------------
    Prepaid pension cost...............................................................   $      (3)   $      (24)
                                                                                         -----------  ------------
                                                                                         -----------  ------------

    Assumptions used in accounting for the pension plan as of August 15, 1997 and December 28, 1996 are:

                                                                                     1997         1996
                                                                                     -----        -----
Discount rate...................................................................         7.5%         7.5%
Rates of increase in compensation levels........................................         5.5%         5.5%
Expected long-term rate of return on assets.....................................         8.5%         8.5%
                                                                                          --           --
                                                                                          --           --

    Plan assets consist of common stocks and fixed income investments.

    Additionally, the Company has a tax deferred savings plan (the Savings Plan) available to all full-time employees of the Company who have completed six months of service and have attained age 20 1/2. Under the terms of the Savings Plan, any eligible employee can choose to have a percentage (minimum of 2%) of his compensation deducted and contributed to the Savings Plan. The maximum contribution allowed is determined annually in accordance with the applicable provisions of the Internal Revenue Code. Provided there are sufficient company profits, the Company will match 50% of the first 6% of a participant's compensation contributed to the Savings Plan. In order to qualify for the Company's matching contribution, the participant must either be a participant of the Savings Plan at the end of the year or have terminated due to retirement, disability or death. During 1997, 1996 and 1995, the Company contributed approximately $15, $22 and $18, respectively, to the Savings Plan.

(5) RELATED PARTY TRANSACTIONS

    The Company sells various inventory items to a wholly-owned subsidiary of the Parent (subsidiary) at cost plus an approximate markup of 20% in 1996 and 1995. There was no markup in 1997. The Company also earns interest from the subsidiary on the gross receivable balance related to such sales. In addition, included in the Company's cost of goods sold, sales, marketing and distribution expenses, and general and

                                JEM BRANDS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

(5) RELATED PARTY TRANSACTIONS (CONTINUED) administrative expenses are overhead costs and selling, general and administrative costs allocated from the subsidiary. These allocations are a result of the subsidiary providing warehouse space, inventory handling and all general and administrative services for the Company.

    The allocation of cost of goods sold is based on the inventory volume (weight) handled by the subsidiary for the Company and the inventory space utilized by the Company at the subsidiary's facility. The allocation of selling and general and administrative expenses is based upon sales volume (dollars). Management believes that these allocation methods are reasonable and approximate the cost that would have been incurred if the Company had operated as an unaffiliated entity.

    The net sales, allocated cost and interest earned related to the subsidiary that are included in the accompanying consolidated statements of earnings are as follows:

                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
Net sales............................................................................  $   1,127  $   2,799  $   1,768
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Cost of goods sold (overhead cost)...................................................  $      75  $     122  $     120
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Sales, marketing and administrative expenses.........................................  $     529  $     716  $     658
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
General and administrative expenses..................................................  $     550  $     730  $     551
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Interest income......................................................................  $     142  $     165  $      97
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    During 1995, the Company purchased various inventory items and machinery and equipment from the subsidiary, at cost and net book value, respectively. The inventory purchases, which were included in cost of goods sold in 1995, amounted to $159, and the machinery and equipment purchases amounted to $75.

(6) SALE OF COMPANY'S STOCK

    On August 15, 1997, the Parent sold its interest in the common and preferred stock of the Company to B&G Foods, Inc. for $12,250. Immediately prior to the sale of the Company's stock, a cash dividend of $2,652 was declared and paid. The cash dividend paid represented the net amount due from parent and affiliates, which was received by the Company immediately prior to the August 15, 1997 dividend payment.

    The accompanying consolidated financial statements of the Company as of and for the period ended August 15, 1997 represent the financial position, results of operations, and cash flows of the Company prior to the sale of the Company's stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NEW NOTES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------


                                                    PAGE
                                                    -----
Available Information..........................           i
Summary........................................           1
Risk Factors...................................          12
Use of Proceeds................................          18
Capitalization.................................          19
Pro Forma Condensed Consolidated Financial
 Information...................................          20
Selected Historical Financial and Other Data...          31
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          34
The Exchange Offer.............................          43
Certain Federal Income Tax Considerations......          50
Business.......................................          52
Management.....................................          65
Ownership of the Capital Stock.................          69
Certain Relationships and Related
 Transactions..................................          71
Description of Certain Indebtedness............          72
Description of Notes...........................          74
Plan of Distribution...........................         104
Legal Matters..................................         105
Experts........................................         105
Index to Financial Statements..................         F-1


    UNTIL       , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THE ORIGINAL DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  $120,000,000

                                     [LOGO]

                                B&G FOODS, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               OFFER TO EXCHANGE
                        9 5/8% SENIOR SUBORDINATED NOTES
                                    DUE 2007
                              FOR ALL OUTSTANDING
                        9 5/8% SENIOR SUBORDINATED NOTES
                                    DUE 2007

                                         , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "GCL") provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    Section 145 also provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or defense of any claim issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

    Furthermore, Section 145 provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    Section 102(b)(7) of the GCL provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or (iv) for any transaction from which the director derived an improper personal benefit.

    The Certificates of Incorporation of the Company and RWBV Acquisition Corp. provide that the respective directors of such corporations shall be entitled to the benefits of all limitations on the liability of directors generally under Delaware law and such corporations shall indemnify all persons whom they are permitted to indemnify to the full extent permitted under Section 145 of the GCL. The Certificates of Incorporation of BGH Holdings, Inc., Bloch & Guggenheimer, Inc., and Roseland Distribution Company provide for the limitation or elimination of the liability of directors to such corporations or their stockholders for monetary damages for breach of their fiduciary duties to the fullest extent permitted by the laws of Delaware. The Certificate of Incorporation of Burns & Ricker, Inc. provides for the indemnification of all persons held liable by reason of being a director or officer and for the limitation or elimination of the liabilities of directors, to the fullest extent permitted under Delaware law, to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as a director.

    In addition, the Bylaws of the Company and RWBV Acquisition Corp. provide for the indemnification of their directors and officers to the fullest extent permitted under Delaware law as in effect from time to time and by their respective certificate of incorporation. The Bylaws of BGH Holdings, Inc., Bloch & Guggenheimer, Inc., and Roseland Distribution Company provide for the indemnification of each director and officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative if the director or officer acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of such corporation and had no reason to believe that his conduct was unlawful. The Bylaws of Burns & Ricker, Inc. contain no provision with respect to the indemnification of directors and officers of the corporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS.


      3.1  Certificate of Incorporation of B&G Foods, Inc.+
      3.2  Bylaws of B&G Foods, Inc.+
      3.3  Certificate of Incorporation of BGH Holdings, Inc.+
      3.4  Bylaws of BGH Holdings, Inc.+
      3.5  Certificate of Incorporation of Trappey's Fine Foods, Inc.+
      3.6  Bylaws of Trappey's Fine Foods, Inc.+
      3.7  Certificate of Incorporation for Bloch & Guggenheimer, Inc.+
      3.8  Bylaws of Bloch & Guggenheimer, Inc.+
      3.9  Certificate of Incorporation of RWBV Acquisition Corp.+
     3.10  Bylaws of RWBV Acquisition Corp.+
     3.11  Certificate of Incorporation of Roseland Distribution Company+
     3.12  Bylaws of Roseland Distribution Company+
     3.13  Certificate of Incorporation of Burns & Ricker, Inc.+
     3.14  Bylaws of Burns & Ricker, Inc.+
      4.1  Indenture dated as of August 11, 1997 between B&G Foods, Inc. (the "Company"), BGH
           Holdings, Inc., RWBV Acquisition Corp., BRH Holdings, Inc., Bloch & Guggenheimer,
           Inc., Roseland Distribution Company, Burns & Ricker, Inc., Roseland Manufacturing,
           Inc., and RWBV Brands Company (collectively, the "Guarantors") and The Bank of New
           York, as trustee (the "Trustee").+
      4.2  Form of the Company's 9 5/8% Senior Notes due 2007 (filed as Exhibit 4.1)+
      5.1  Opinion of Dechert Price & Rhoads re: legality+
     10.1  Registration Rights Agreement dated as of August 11, 1997 by and among the Company, the Guarantors party thereto, Lehman Brothers, Inc. and Lazard Freres & Co. LLC.+
     10.2  Purchase Agreement dated August 6, 1997 among the Company, the Guarantors party thereto, Lehman Brothers, Inc. and Lazard Freres & Co. LLC+
     10.3  Second Amended and Restated Credit Agreement dated as of August 11, 1997 among the
           Company, the guarantors party thereto, Heller Financial Inc., as agent and lender, and the lenders party thereto.+

     10.4  Securities Purchase and Holders Agreement, dated as of March 27, 1997, by and among B
           Companies Holdings Corp., Bruckmann, Rosser, Sherrill & Co., L.P., and the management investors party thereto.+
     10.5  Amended and Restated Jams Manufacturing Agreement dated as of March 3, 1997 by and between Roseland Manufacturing, Inc., and International Home Foods, Inc.
     10.6  Sales and Distribution Agreement dated as of March 19, 1993 by and between M.
           Polaner, Inc. and DSD, Inc.
     10.7  Spices Supply Agreement dated as of March 19, 1993 by and between Bloch &
           Guggenheimer, Inc. and M. Polaner, Inc.
     12.1  Computation of Ratio of Earnings to Fixed Charges
     21.1  Subsidiaries of the Company and the Additional Registrants
     23.1  Consent of KPMG Peat Marwick LLP relating to B&G Foods, Inc.
     23.2  Consent of KPMG Peat Marwick LLP relating to the Nabisco Brands
     23.3  Consent of KPMG Peat Marwick LLP relating to JEM Brands, Inc.
     23.4  Consent of Dechert Price & Rhoads (included in Exhibit 5.1)+
     24    Power of Attorney+
     25    Statement of Eligibility and Qualification of The Bank of New York on Form T-1+
     99.1  Form of Letter of Transmittal+
     99.2  Form of Notice of Guaranteed Delivery+


------------------------
+  Previously filed

(B)  FINANCIAL STATEMENT SCHEDULES


Schedule II     B&G Foods, Inc. Valuation and Qualifying Accounts


    Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

    (a)  The undersigned registrants hereby undertake:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the corporation being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, each of the Registrants have duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on February 4, 1998.



                                B&G FOODS, INC.

                                By:            /s/ ROBERT C. CANTWELL
                                     -----------------------------------------
                                                 Robert C. Cantwell
                                        EXECUTIVE VICE PRESIDENT OF FINANCE
                                            AND CHIEF FINANCIAL OFFICER

                                BGH HOLDINGS, INC.
                                BLOCH & GUGGENHEIMER, INC.
                                ROSELAND DISTRIBUTION COMPANY
                                TRAPPEY'S FINE FOODS, INC.
                                BURNS & RICKER, INC.

                                BY:                      *
                                     -----------------------------------------
                                                  DAVID L. WENNER
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                RWBV ACQUISITION CORP.

                                BY:                      *
                                     -----------------------------------------
                                                STEPHEN C. SHERRILL
                                                     PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                                B&G FOODS, INC.


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------
                                President, Chief Executive
              *                   Officer and Director
------------------------------    (Principal Executive       February 4, 1998
       David L. Wenner            Officer)

                                Executive Vice President
                                  of Finance and Chief
    /s/ ROBERT C. CANTWELL        Financial Officer
------------------------------    (Principal Financial       February 4, 1998
      Robert C. Cantwell          Officer and Accounting
                                  Officer)

              *
------------------------------  Director                     February 4, 1998
      Thomas J. Baldwin

              *
------------------------------  Director                     February 4, 1998
          Alfred Poe

              *
------------------------------  Director                     February 4, 1998
     Harold O. Rosser II

              *
------------------------------  Director                     February 4, 1998
     Stephen C. Sherrill

              *
------------------------------  Director                     February 4, 1998
      Leonard S. Polaner

                          TRAPPEY'S FINE FOODS, INC.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President and Chief
              *                   Executive Officer
------------------------------    (Principal Executive       February 4, 1998
       David L. Wenner            Officer)
                                Executive Vice President
                                  of Finance and Chief
    /s/ ROBERT C. CANTWELL        Financial Officer
------------------------------    (Principal Financial       February 4, 1998
      Robert C. Cantwell          Officer and Accounting
                                  Officer)
              *
------------------------------  Director                     February 4, 1998
     Stephen C. Sherrill

                            RWBV ACQUISITION CORP.

             NAME               TITLE                              DATE
------------------------------  --------------------------  -------------------

                                President, Secretary and
              *                   Director (Principal
------------------------------    Executive, Financial and   February 4, 1998
     Stephen C. Sherrill          Accounting Officer)
                                Vice President of Finance
    /s/ ROBERT C. CANTWELL        and Treasurer (Principal
------------------------------    Financial Officer and      February 4, 1998
      Robert C. Cantwell          Accounting Officer)

                             BURNS & RICKER, INC.

             NAME               TITLE                              DATE
------------------------------  --------------------------  -------------------

                                President and Chief
              *                   Executive Officer
------------------------------    (Principal Executive       February 4, 1998
       David L. Wenner            Officer)
                                Executive Vice President
                                  of Finance and Chief
    /s/ ROBERT C. CANTWELL        Financial Officer
------------------------------    (Principal Financial       February 4, 1998
      Robert C. Cantwell          Officer and Accounting
                                  Officer)
              *
------------------------------  Vice President and           February 4, 1998
       Stephen Sherrill           Director

                         ROSELAND DISTRIBUTION COMPANY

             NAME               TITLE                              DATE
------------------------------  --------------------------  -------------------

                                President and Chief
              *                   Executive Officer
------------------------------    (Principal Executive       February 4, 1998
       David L. Wenner            Officer)
                                Executive Vice President
                                  of Finance and Chief
    /s/ ROBERT C. CANTWELL        Financial Officer
------------------------------    (Principal Financial       February 4, 1998
      Robert C. Cantwell          Officer and Accounting
                                  Officer)
              *
------------------------------  Vice President and           February 4, 1998
       Stephen Sherrill           Director

                          BLOCH & GUGGENHEIMER, INC.

             NAME               TITLE                              DATE
------------------------------  --------------------------  -------------------

                                President and Chief
              *                   Executive Officer
------------------------------    (Principal Executive       February 4, 1998
       David L. Wenner            Officer)
                                Executive Vice President
                                  of Finance and Chief
    /s/ ROBERT C. CANTWELL        Financial Officer
------------------------------    (Principal Financial       February 4, 1998
      Robert C. Cantwell          Officer and Accounting
                                  Officer)
              *
------------------------------  Vice President and           February 4, 1998
       Stephen Sherrill           Director

                              BGH HOLDINGS, INC.

             NAME               TITLE                              DATE
------------------------------  --------------------------  -------------------

                                President and Chief
              *                   Executive Officer
------------------------------    (Principal Executive       February 4, 1998
       David L. Wenner            Officer)
                                Executive Vice President
                                  of Finance and Chief
    /s/ ROBERT C. CANWELL         Financial Officer
------------------------------    (Principal Financial       February 4, 1998
      Robert C. Cantwell          Officer and Accounting
                                  Officer)
              *
------------------------------  Vice President and           February 4, 1998
       Stephen Sherrill           Director



*By:   /s/ ROBERT C. CANTWELL
      -------------------------
         Robert C. Cantwell
          ATTORNEY-IN-FACT

                                                                     SCHEDULE II

                                B&G FOODS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                             (DOLLARS IN THOUSANDS)


                                                                                ADDITIONS
                                                                     --------------------------------
                                                       BALANCE AT      CHARGED TO                                        BALANCE
                                                      BEGINNING OF      COSTS AND       CHARGED TO                      AT END OF
                                                         PERIOD         EXPENSES      OTHER ACCOUNTS    DEDUCTIONS       PERIOD
                                                      -------------  ---------------  ---------------  -------------  -------------
Allowance for doubtful accounts:
  39-week period ended September 27, 1997...........    $      --             564               --              --            564
Year ended:
  December 28, 1996.................................    $      --              --               --              --             --
  December 30, 1995.................................    $      --              --               --              --             --
13-week period ended December 31, 1994..............    $      --              --               --              --             --

                                 EXHIBIT INDEX


  EXHIBIT
    NO.                                                   EXHIBIT                                                   PAGE
-----------  --------------------------------------------------------------------------------------------------     -----
       3.1   Certificate of Incorporation of B&G Foods, Inc.+
       3.2   Bylaws of B&G Foods, Inc.+
       3.3   Certificate of Incorporation of BGH Holdings, Inc.+
       3.4   Bylaws of BGH Holdings, Inc.+
       3.5   Certificate of Incorporation of Trappey's Fine Foods, Inc.+
       3.6   Bylaws of Trappey's Fine Foods, Inc.+
       3.7   Certificate of Incorporation for Bloch & Guggenheimer, Inc.+
       3.8   Bylaws of Bloch & Guggenheimer, Inc.+
       3.9   Certificate of Incorporation of RWBV Acquisition Corp.+
       3.10  Bylaws of RWBV Acquisition Corp.+
       3.11  Certificate of Incorporation of Roseland Distribution Company+
       3.12  Bylaws of Roseland Distribution Company+
       3.13  Certificate of Incorporation of Burns & Ricker, Inc.+
       3.14  Bylaws of Burns & Ricker, Inc.+
       4.1   Indenture dated as of August 11, 1997 between B&G Foods, Inc. (the "Company"), BGH Holdings, Inc.,
             RWBV Acquisition Corp., BRH Holdings, Inc., Bloch & Guggenheimer, Inc., Roseland Distribution
             Company, Burns & Ricker, Inc., Roseland Manufacturing, Inc., and RWBV Brands Company
             (collectively, the "Guarantors") and The Bank of New York, as trustee (the "Trustee").+
       4.2   Form of the Company's 9 5/8% Senior Notes due 2007 (filed as Exhibit 4.1)+
       5.1   Opinion of Dechert Price & Rhoads re: legality+
      10.1   Registration Rights Agreement dated as of August 11, 1997 by and among the Company, the Guarantors party thereto, Lehman Brothers, Inc. and Lazard Freres & Co. LLC.+
      10.2   Purchase Agreement dated August 6, 1997 among the Company, the Guarantors party thereto, Lehman
             Brothers, Inc. and Lazard Freres & Co. LLC+
      10.3   Second Amended and Restated Credit Agreement dated as of August 11, 1997 among the Company, the guarantors party thereto, Heller Financial Inc., as agent and lender, and the lenders party thereto.+
      10.4   Securities Purchase and Holders Agreement, dated as of March 27, 1997, by and among B Companies
             Holdings Corp., Bruckmann, Rosser, Sherrill & Co., L.P., and the management investors party thereto.+
      10.5   Amended and Restated Jams Manufacturing Agreement dated as of March 3, 1997 by and between
             Roseland Manufacturing, Inc., and International Home Foods, Inc.
      10.6   Sales and Distribution Agreement dated as of March 19, 1993 by and between M. Polaner, Inc. and
             DSD, Inc.
      10.7   Spices Supply Agreement dated as of March 19, 1993 by and between Bloch & Guggenheimer, Inc. and
             M. Polaner, Inc.
      12.1   Computation of Ratio of Earnings to Fixed Charges
      21.1   Subsidiaries of the Company and the Additional Registrants
      23.1   Consent of KPMG Peat Marwick LLP relating to B&G Foods, Inc
      23.2   Consent of KPMG Peat Marwick LLP relating to the Nabisco Brands.
      23.3   Consent of KPMG Peat Marwick LLP relating to JEM Brands, Inc.
      23.4   Consent of Dechert Price & Rhoads (included in Exhibit 5.1)+
      24     Power of Attorney+
      25     Statement of Eligibility and Qualification of The Bank of New York on Form T-1+
      99.1   Form of Letter of Transmittal+
      99.2   Form of Notice of Guaranteed Delivery+


------------------------
+  Previously filed